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                                                                    Exhibit 99.4
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------
                         RESTATED UNAUDITED FORM 10-K
(Mark One)

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
                [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d )
                        OF THE SECURITIES EXCHANGE ACT OF 1934
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                  For the fiscal year ended December 31, 2001

                                      OR

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
              [_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                       OF THE SECURITIES EXCHANGE ACT OF 1934
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             For the transition period from__________ to__________

                         Commission file number 1-8198

                         Household International, Inc.
            (Exact name of registrant as specified in its charter)
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
                 Delaware                              36-3121988
         (State of incorporation)         (I.R.S. Employer Identification No.)

            2700 Sanders Road                            60070
        Prospect Heights, Illinois                     (Zip Code)
 (Address of principal executive offices)
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      Registrant's telephone number, including area code: (847) 564-5000
          Securities registered pursuant to Section 12(b) of the Act:
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
                                                                                     Name of each exchange
                         Title of each class                                          on which registered
                         -------------------                                          -------------------
Common Stock, $1 par value                                             New York Stock Exchange and Chicago Stock Exchange
Series A Junior Participating Preferred Stock
 Purchase Rights (attached to and transferable only
 with the Common Stock)                                                New York Stock Exchange
5% Cumulative Preferred Stock                                          New York Stock Exchange
$4.50 Cumulative Preferred Stock                                       New York Stock Exchange
$4.30 Cumulative Preferred Stock                                       New York Stock Exchange
Depositary Shares (each representing one-fortieth
 share of 8 1/4% Cumulative Preferred Stock, Series
 1992-A, no par, $1,000 stated value)                                  New York Stock Exchange
Depositary Shares (each representing one-fortieth
 share of 7.50% Cumulative Preferred Stock, Series
 2001-A, no par, $1,000 stated value)                                  New York Stock Exchange
Guarantee of 8.25% Preferred Securities of Household Capital Trust I   New York Stock Exchange
Guarantee of 7.25% Preferred Securities of Household Capital Trust IV  New York Stock Exchange
Guarantee of 10.00% Preferred Securities of Household Capital Trust V  New York Stock Exchange
Guarantee of 8.25% Preferred Securities of Household Capital Trust VI  New York Stock Exchange
Guarantee of 7.50% Preferred Securities of Household Capital Trust VII New York Stock Exchange

          Securities registered pursuant to Section 12(g) of the Act:
                                     None
   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes   [X]  No  [_]

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

   The aggregate market value of the voting common stock held by nonaffiliates of the registrant at March 8, 2002 was approximately $27.347 billion. The number of shares of the registrant's common stock outstanding at March 8, 2002 was 456,539,863.

                      DOCUMENTS INCORPORATED BY REFERENCE
   Certain portions of the registrant's 2001 Annual Report to Shareholders for the fiscal year ended December 31, 2001: Parts I, II and IV.

   Certain portions of the registrant's definitive Proxy Statement for its 2002 Annual Meeting of Stockholders: Part III.

================================================================================

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                               TABLE OF CONTENTS

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PART/Item No.                                                                                       Page
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  PART I.                                                                                             3
   Item 1.    Business.............................................................................   3
              General..............................................................................   3
              Operations...........................................................................   4
              Funding..............................................................................   7
              Regulation and Competition...........................................................   8
              Cautionary Statement on Forward-Looking Statements...................................  10
   Item 2.    Properties...........................................................................  11
   Item 3.    Legal Proceedings....................................................................  12
   Item 4.    Submission of Matters to a Vote of Security Holders..................................  12
  PART II.
   Item 5.    Market for Registrant's Common Equity and Related Stockholder Matters................  13
   Item 6.    Selected Financial Data..............................................................  13
   Item 7.    Management's Discussion and Analysis of Financial Condition and Results of
              Operations...........................................................................  13
  Item 7A.    Quantitative and Qualitative Disclosures About Market Risk...........................  13
   Item 8.    Financial Statements and Supplementary Data..........................................  13
   Item 9.    Changes in and Disagreements with Accountants on Accounting and Financial
              Disclosure...........................................................................  13
  PART III.
  Item 10.    Directors and Executive Officers of the Registrant...................................  14
              Executive Officers of the Registrant.................................................  14
  Item 11.    Executive Compensation...............................................................  15
  Item 12.    Security Ownership of Certain Beneficial Owners and Management.......................  15
  Item 13.    Certain Relationships and Related Transactions.......................................  15
  PART IV.
  Item 14.    Exhibits, Financial Statement Schedules, and Reports on Form 8-K.....................  15
              Restated Financial Statements (Unaudited)............................................  15
              Reports on Form 8-K..................................................................  16
              Exhibits.............................................................................  16
              Schedules............................................................................  17

Signatures.........................................................................................  18

Schedule I......................................................................................... F-1
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                                      2

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                                    PART I.

Item 1. Business.

General

   Household International, Inc. (''Household'') is principally a non-operating holding company. Household's subsidiaries primarily provide middle-market consumers with several types of loan products in the United States, the United Kingdom and Canada. Household and its subsidiaries (including the operations of Beneficial Corporation (''Beneficial'') which we acquired in 1998) may also be referred to in this Form 10-K as ''we,'' ''us'' or ''our.'' We offer real estate secured loans, auto finance loans, MasterCard/*/ and Visa/*/ credit cards, private label credit cards, tax refund anticipation loans, retail installment sales finance loans and other types of unsecured loans, as well as credit and specialty insurance products. At December 31, 2001, we had approximately 32,000 employees and over 50 million active customer accounts.

   Household was created as a holding company in 1981 as a result of a shareholder approved restructuring of Household Finance Corporation (''HFC''), which was established in 1878. Our operational focus is on those areas of consumer financial services that we believe offer us the best opportunity to achieve appropriate risk-adjusted returns on our capital. From late 1994 through 1997 we exited from several businesses that were providing insufficient returns on our investment, such as our first mortgage origination and servicing business in the United States and Canada, our individual life and annuity business, our consumer branch banking business, and our student loan business. Since 1997 we have:

  . strengthened our branch-based consumer lending operation and private label credit card businesses with selected acquisitions, including Transamerica Financial Services Holding Company in 1997 and Beneficial in 1998;

  . expanded into the United States nonprime auto lending industry, principally with the acquisition of ACC Consumer Finance Corporation in 1997;

  . repositioned our United States MasterCard and Visa credit card business to de-emphasize undifferentiated credit card programs and focus on co-branded and affinity relationships. In addition, we initiated secured and unsecured credit card programs to target nonprime consumers through the acquisition of Renaissance Holdings, Inc. in 2000;

  . developed additional distribution channels for our products, such as through the Internet and co-branding opportunities with retail merchants and service providers, and;

  . created a business to acquire nonconforming mortgage loans originated by unaffiliated third party lenders and to originate loans through third party brokers. This business allows us to access new customers and leverage our origination and servicing capabilities in the United States.

   2001 Developments. The following business developments occurred during 2001:

  . As a result of the adverse economic environment experienced in the United States, we emphasized credit management to mitigate credit losses in the consumer loan products we offer. To accomplish this goal we:

       - focused on growth in real estate secured loans, which historically have had a lower loss rate as compared to our other loan products;
       -  increased the number of collectors within our business units to 5,000;
       -  reduced "open-to-buy" credit lines of selected customers in our
          United States MasterCard and Visa credit card business;
       - strengthened real-time monitoring of account performance and our risk modeling capabilities to better predict future account performance; and
       -  tightened loan underwriting standards by raising required credit scores.
--------
* MasterCard is a registered trademark of MasterCard International, Incorporated and VISA is a registered trademark of VISA USA, Inc.

  . We continued to take advantage of consolidation in the consumer lending industry by purchasing portfolios of consumer receivables. These portfolio purchases permit us to access additional customers for cross-selling opportunities to facilitate growth.

  . We expanded our mortgage services business and increased our presence in the United States non-conforming mortgage lending market to take advantage of reduced competition.

  . We strengthened all of our capital ratios through cash generation of $2.7 billion from our businesses and the issuance of preferred securities. We emphasized our commitment to maintaining our current investment grade ratings.

  . We continued the diversification of our funding base by issuing real estate secured asset-backed securities and expanding our presence globally with offerings in Japan, Australia and Europe.

  . We completed the transfer of the receivables and account relationships associated with the Goldfish credit card program in the United Kingdom to our joint venture partner, Centrica. The transfer was made pursuant to a negotiated agreement providing for the orderly termination of this co-branding relationship.

  . We developed and published responsible lending best practice initiatives to evidence our commitment to ensure that our customers are treated fairly in their relationships with Household. Throughout 2002 we will continue to monitor our business practices and will make modifications, as appropriate, to keep Household as a leader in efforts to eliminate "predatory" lending practices throughout the United States.

   At December 31, 2001, consumers residing in the state of California account for 15% of our managed United States receivables. We also have significant concentrations of managed consumer receivables in Florida (7%), New York (7%), Texas (6%), Ohio (5%) and Pennsylvania (5%). No other state accounts for 5% or more of our receivables.

   Our summary financial information is set forth in Item 6, "Selected Financial Data" below.

Operations

   Our operations are divided into three reportable segments: Consumer, Credit Card Services, and International. Our Consumer segment includes our consumer lending, mortgage services, retail services and auto finance businesses. Our Credit Card Services segment includes our domestic MasterCard and Visa credit card business. Our International segment includes our foreign operations in the United Kingdom and Canada. Information about businesses or functions that are not significant or involve multiple segments, such as our insurance services, refund lending, direct lending and commercial operations, as well as our corporate and treasury activities, are included under the ''All Other'' caption within our segment disclosure.

   We monitor our operations and evaluate trends on a managed basis which assumes that securitized receivables have not been sold and are still on our balance sheet. We manage our operations on a managed basis because the receivables that we securitize are subjected to underwriting standards comparable to our owned portfolio, are serviced by operating personnel without regard to ownership and result in a similar credit loss exposure for us. In addition, we fund our operations, review our operating results and make decisions about allocating resources, such as employees and capital, on a managed basis.

  General

   Across all reportable segments, we generally serve nonconforming or nonprime consumers. Such customers are individuals who have limited credit histories, modest income, high debt-to-income ratios or have experienced credit problems caused by occasional delinquencies, prior chargeoffs or other credit related actions. These customers generally have higher delinquency and credit loss probabilities and are charged a higher interest rate to compensate us for the additional risk. In our MasterCard and Visa business, our retail services business and our mortgage services business we also serve prime consumers either through co-branding relationships or mortgage brokers.

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   We have taken substantial measures to enhance the profitability and improve operational control of our businesses. We use our centralized underwriting, collection and processing functions to adapt our credit standards and collection efforts to national or regional market conditions. Our underwriting, loan administration and collection functions are supported by highly automated systems and processing facilities. Our centralized collection system is augmented by personalized early collection efforts. Maximizing our technology and otherwise streamlining our operations and reducing our costs has enabled us to improve our efficiency through specialization and economies of scale and allows us to operate more efficiently than most of our competitors.

   We service each customer with a focus to understand that customer's personal financial needs. We recognize that individuals may not be able to timely meet all of their financial obligations. Our goal is to assist consumers in transitioning through financially difficult times in order to expand that customer's relationship with Household. As a result, our policies are designed to be flexible to maximize the collectibility of our loans while not incurring excessive collection expenses on loans that have a high probability of being ultimately uncollectible. Cross-selling of products, proactive credit management, "hands-on" customer care and targeted product marketing are means we use to retain customers and grow our business.

  Consumer

   Our consumer lending business is one of the largest subprime home equity originators in the United States as ranked by Inside B&C Lending. This business has approximately 1,400 branches located in 46 states, 3.2 million open customer accounts, $39.5 billion in managed receivables and 13,000 employees. It is marketed under both the HFC and Beneficial brand names, each of which caters to a slightly different type of customer in the middle-market population. Both brands offer secured and unsecured loan products, such as first and second lien position closed-end mortgage loans, open-end home equity loans, personal non-credit card loans, including personal homeowner loans (a secured high loan-to-value product that we underwrite and treat like an unsecured loan), and sales finance contracts. These products are marketed through our retail branch network, direct mail, telemarketing, strategic alliances and Internet sourced applications and leads.

   Our mortgage services business purchases nonconforming first and second lien position residential mortgage loans, including open-end home equity loans, from a network of over 200 unaffiliated third party lenders (i.e., correspondents). This business has approximately $18.1 billion in managed receivables, 240,000 active customer accounts and 1,600 employees. These purchases are either "flow" acquisitions (i.e., loan by loan) or "bulk" acquisitions (i.e., pools of loans), and are made based on our specific underwriting guidelines. We offer forward commitments to selected correspondent lenders to strengthen our relationship with these lenders and to create a sustainable growth channel for this business. Decision One Mortgage Company, LLC, a subsidiary of Household, was purchased in 1999 to assist us in understanding the product needs of mortgage brokers and trends in the mortgage lending industry. Through 19 branch locations, Decision One directly originates mortgage loans sourced by mortgage brokers.

   According to The Nilson Report, our retail services business is the second largest provider of third party private label credit cards in the United States based on managed receivables outstanding. Our retail services business has over 65 active merchant relationships with approximately $11.6 billion in managed receivables, 9.9 million active customer accounts and 2,200 employees. Approximately 32 percent of our retail services receivables are in the furniture industry, 30 percent are in the consumer electronics industry, 16 percent are in the powersports vehicle (snowmobiles, personal watercraft, ATV's and motorcycles) industry and approximately 13 percent are in the home products or home improvement industry. These products are generated through merchant retail locations, merchant catalog and telephone sales, application displays, direct mail and Internet applications.

   Our auto finance business purchases, from a network of approximately 4,500 active dealer relationships, retail installment contracts of consumers who do not have access to traditional, prime-based lending sources. We also originate and refinance auto loans through direct mail solicitations, alliance partners and the Internet. This business has approximately $6.4 billion in managed receivables and 2,000 employees. Approximately 75% of our auto finance receivables are secured by "used" vehicles versus "new" vehicles. We have focused on the

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development of Internet options (the HAF Superhighway) for our dealer network to create a mechanism to enable these dealers to process customer applications and receive automated credit decisions in minutes. Coupled with a centralized underwriting and funding business model, we believe the use of the HAF Superhighway will enable our auto finance business to respond more quickly and provide better service than our competitors.

  Credit Card Services

   Our Credit Card Services business includes our MasterCard and Visa receivables in the United States, including The GM Card(R), the AFL-CIO Union Plus(R) ("UP") credit card, a Household Bank branded card, and the Orchard Bank card. According to The Nilson Report this business is the eighth largest issuer of MasterCard or Visa credit cards in the United States (based on receivables) with approximately $17.2 billion in managed receivables, 19.9 million customer accounts and 5,000 employees. The GM Card(R), a co-branded credit card issued as part of our alliance with General Motors Corporation ("GM"), enables customers to earn discounts on the purchase or lease of a new GM vehicle. The UP card program with the AFL-CIO provides benefits and services to members of approximately 60 national and international labor unions. The Household Bank and Orchard Bank branded credit cards offer specialized credit card products to consumers underserved by traditional providers or are marketed in conjunction with merchant relationships established through our retail services business.

   Our MasterCard and Visa business is generated primarily through direct mail, telemarketing, Internet applications, application displays, promotional activity associated with our affinity and co-branding relationships, mass-media advertisement (The GM Card(R)), and merchant relationships sourced through our retail services business. We also cross-sell our credit cards to our existing consumer lending and retail services customers as well as our refund lending customers.

   Although our relationships with GM and the AFL-CIO enable us to access a proprietary customer base, in accordance with our agreements with these institutions Household owns all receivables originated under the programs and is responsible for all credit and collection decisions as well as the funding for the programs. These programs are not dependent upon any payments, guarantees or credit support from these institutions. As a result, we are not directly dependent upon GM or the AFL-CIO for any specific earnings stream associated with these programs. We believe we have a strong working relationship with GM and the AFL-CIO and we do not anticipate, and are not aware of, any event that has occurred, or is expected to occur in the near term, that would allow the parties to these agreements to terminate their relationship.

  International

   Our United Kingdom business is a mid-market consumer lender focusing on customer service through its branch locations, and consumer electronics through its retail finance operations. This business offers secured and unsecured lines of credit, secured and unsecured closed-end loans, retail finance products, insurance products and credit cards (including the GM Card(R) from Vauxhall and marbles(TM), an Internet enabled credit card). We operate in England, Scotland, Wales, Northern Ireland, and the Republic of Ireland. In 2001 we opened an office in Hungary to facilitate the expansion plans of one of our U.K. merchant alliances. We expect to continue our expansion into Central Europe with this alliance in 2002 with operations in the Czech Republic and Poland. Loans held by our United Kingdom operation are originated through a branch network consisting of 155 HFC and 62 Beneficial Finance branches, merchants, direct mail, broker referrals and the Internet. This business has approximately $5.8 billion in managed receivables and 3,800 employees.

   Our Canadian business was acquired by Household in 1933 and offers consumer real estate secured and unsecured lines of credit, secured and unsecured closed-end loans, insurance products, revolving credit, private label credit cards and retail finance products to middle- to low income families. In addition, through its trust operations, our Canadian business accepts deposits. These products are marketed through 109 branch offices in 10 provinces, direct mail, telemarketing, 95 merchant relationships and the Internet. This business has approximately $1.4 billion in managed receivables, 680,000 customer accounts and 930 employees.

  All Other

   Through our insurance services operation, Household offers credit life, credit accident, health and disability, unemployment, property, term life, collateral protection and specialty insurance products to our customers. Such products currently are offered throughout the United States and Canada and are targeted toward those customers typically under-insured by traditional sources. The purchasing of insurance products are never a condition to any credit or loan granted by Household. Insurance is directly written by or reinsured with one or more of our subsidiaries.

   Our refund lending business is one of the largest providers of consumer tax refund lending in the United States. We have approximately 3,500 tax preparer relationships covering approximately 12,000 outlets (including 9,000 H&R Block locations). We provide loans to customers who are entitled to tax refunds and who electronically file their income tax returns with the Internal Revenue Service. This business is seasonal with most revenues generated in the first three months of each calendar year. The majority of customers who use this product are renters with household incomes of less than $25,000 who are entitled to refunds of greater than $2,000. In 2001 we originated approximately
6.4 million accounts and generated a loan volume of approximately $8.4 billion.

   Direct lending was formed to find new markets for Household's existing consumer loan and loan-related products, develop new product offerings, and test alternative (i.e., non-branch) distribution channels. The areas of specific focus for direct lending include the Internet, alliance programs with other lenders to provide nonprime/nonconforming products to their customers, direct mail initiatives and non-homeowners. Direct lending has approximately $360 million in managed receivables and 140 employees.

   Our commercial operations are very limited in scope and are expected to continue to decline. They manage the liquidation of the commercial loan receivables which were part of our commercial lending portfolio that was discontinued in the early 1990's. They also selectively invest in tax advantaged low income housing projects to support community home ownership initiatives while allowing us to obtain federal or state tax benefits. We have approximately $440 million in managed receivables and 15 employees in this group.

Funding

   As a financial services organization, we must have access to funds at competitive rates, terms and conditions to be successful. As of March 13, 2002, Household's long-term debt, together with that of HFC, Beneficial, and our Canadian and U.K. subsidiaries, as well as the preferred stock of Household, have been assigned investment grade ratings by all nationally recognized statistical rating organizations that rate such instruments. These organizations have also rated the commercial paper of HFC in their highest rating category. For a detailed listing of the ratings that have been assigned to Household and our significant subsidiaries as of March 13, 2002, see Exhibit 99(b) to this Form 10-K. Although one nationally recognized statistical rating organization downgraded the long-term debt of HFC in March 2002 to the corresponding levels of the other agencies, we believe this downgrade will not have any meaningful impact on our ability to fund our operations. We are committed to maintaining our current investment grade ratings.

   We have funded our operations globally and domestically, using a combination of capital market debt and equity, deposits and securitizations. Although we have in the past utilized our banking subsidiaries as a means to provide deposit funding to support some of our operations, due to recent regulatory requirements for additional capital to support nonprime and subprime lending activities, we do not believe that such sources will be actively utilized in the near term. We do not anticipate that the reduction in the use of our banking subsidiaries as a funding vehicle for our businesses will have any material effect on our operations or our ability to timely fund our operations, or will materially increase the costs associated with our funding. We will continue to fund our operations in the global capital markets, primarily through the use of securitizations, commercial paper, bank lines, medium-term notes and long-term debt. We also will continue to use derivative financial instruments to hedge our currency and interest rate risk exposure. A description of our use of derivative financial instruments,

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including interest rate swaps, foreign exchange contracts, and other quantitative and qualitative information about our market risk is set forth in our Management's Discussion and Analysis of Financial Condition and Results of Operations ("2001 MD&A") under the caption "Risk Management", and Footnotes 10 and 14 of our unaudited consolidated financial statements ("2001 Financial Statements"), included in this Restated Form 10-K. We also maintain an investment portfolio which at year-end 2001 was approximately $3.6 billion. Approximately $2.1 billion of such investment securities were held by our insurance subsidiaries.

   Securitizations and secured financings of consumer receivables have been, and will continue to be, a significant source of our liquidity. During 2001, we securitized approximately $5.5 billion of receivables compared to $7.0 billion in 2000 and $5.2 billion in 1999. We securitize auto finance, MasterCard and Visa credit card, private label credit card and personal non-credit card receivables. In addition, during 2001 and 1999 we issued securities backed by dedicated real estate secured receivables in transactions structured for accounting purposes as secured financings. The aggregate balance of the real estate secured receivables supporting those transactions was $1.6 billion in 2001 and $530 million in 1999. Based on our current investment grade ratings, we have no reason to believe that we will not be able to timely access the securitization and secured funding markets to support our operations.

   In the securitizations and secured financing transactions, Household sells a dedicated pool of receivables to a wholly-owned bankruptcy remote special purpose entity for cash, which, in turn, assigns the receivables to an unaffiliated trust that is a qualifying special purpose entity under Statement of Financial Accounting Standards No. 125 and/or 140, as applicable. Household continues to service the receivables and receives a servicing fee.

   In connection with each transaction, we obtain opinions from nationally known law firms that the transfer of the receivables to the special purpose entity qualifies as a "true sale" for legal purposes and that the entity would not be "substantively consolidated" into any bankruptcy estate of the transferor.

   Generally, in connection with these transactions we utilize credit enhancement to obtain the highest investment grade ratings on the securities to be issued by the securitization trust. Although many forms of enhancement are available, we typically assign loans in excess of the principal balance of the securities to be issued by the trust. Cash flow from this "overcollateralization" and servicing fees to be paid to us in connection with the transaction may be used to reduce the outstanding balance of these securities and/or may be used to fund a cash account that is available to make payments on the securities in the event monthly collections on the receivables are insufficient to pay the investors their contractual return. Therefore, our recourse is limited to our rights to future cash flows and any subordinated interests we may retain. At December 31, 2001, we had $968.2 million in interest-only strip receivables at-risk should these transactions not perform as expected. Based on historical performance, we do not anticipate any material loss due to performance of any securitized or secured funding pool of receivables.

   The limited operations of each securitization trust are administered by an unaffiliated financial institution and are governed by a trust agreement that limits the trust's permissible activities to those defined in the agreement. The holders of the securities issued by each trust have the right to pledge or transfer their interests.

   Additional information on our sources and availability of funding are incorporated by reference to the "Liquidity and Capital Resources" and "Asset Securitizations" sections of our 2001 MD&A.

Regulation and Competition

  Regulation

   Consumer Lending. Our consumer finance businesses operate in a highly regulated environment. These businesses are subject to laws relating to discrimination in extending credit, use of credit reports, privacy matters, disclosure of credit terms and correction of billing errors. They also are subject to certain regulations and

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legislation that limit their operations in certain jurisdictions. For example, limitations may be placed on the amount of interest or fees that a loan may bear, the amount that may be borrowed, the types of actions that may be taken to collect or foreclose upon delinquent loans or the information about a customer that may be shared. Our consumer branch lending offices are generally licensed in those jurisdictions in which they operate. Such licenses have limited terms but are renewable, and are revocable for cause. Failure to comply with these laws and regulations may limit the ability of our licensed lenders to collect or enforce loan agreements made with consumers and may cause Household to be liable for damages and penalties.

   There has been a significant amount of legislative activity, nationally, locally and at the state level, aimed at curbing lending abuses deemed to be "predatory". A predatory loan or lending practice is not a legally defined term and does not have a commonly recognized definition. Most legislative activity in this area targets certain abusive practices such as loan "flipping" (making a loan to refinance another loan where there is no tangible benefit to the borrower), fee "packing" (addition of unnecessary, unwanted and unknown fees to a borrower), "equity stripping" (lending without regard to the borrower's ability to repay or making it impossible for the borrower to refinance with another lender), and outright fraud. Household does not condone or endorse any of these practices. We are working with regulators and consumer groups to create appropriate safeguards to eliminate these abusive practices while allowing middle-market borrowers to continue to have unrestricted access to credit for personal purposes, such as the purchase of homes, automobiles, and consumer goods. As part of this effort we have adopted a set of lending best practice initiatives. These initiatives, which may be modified from time-to-time, are discussed at our corporate web site, www.household.com under the heading "Customer Commitment". Notwithstanding these efforts, it is possible that broad legislative initiatives will be passed which will impose additional costs and rules on our businesses. Although we have the ability to react quickly to new laws and regulations, it is too early to estimate the effect, if any, these activities will have on us in a particular locality or nationally.

   Banking Institutions. Household has banking institutions that are chartered by either the Office of Thrift Supervision (''OTS'') or the Office of the Comptroller of the Currency ("OCC"). Since deposits maintained at our banking institutions are insured by the Federal Deposit Insurance Corporation ("FDIC"), the FDIC also has jurisdiction over those institutions and is actively involved in reviewing the financial and managerial strength of our banking subsidiaries. Household is also a thrift holding company and is subject to regulation by the OTS. Our banking institutions primarily originate receivables in our MasterCard and Visa credit card business, our private label business and our refund lending business. In addition, our thrift originates certain first mortgage loans. The use of these institutions improves our operational efficiencies as they are able to offer loan products with common characteristics across the United States. Generally, these banking institutions sell the receivables they originate to non-banking affiliates (also subsidiaries of Household) so that Household can manage all of its customers with uniform policies, regardless through which legal entity a loan was made. In addition, this structure allows us to better manage the levels of regulatory capital required to be maintained at these banking institutions.

   Our banking institutions are subject to capital requirements, regulations and guidelines imposed by the OTS, OCC and FDIC. For example, these institutions are subject to federal regulations concerning their general investment authority as well as their ability to acquire financial institutions, enter into transactions with affiliates and pay dividends. Such regulations also govern the permissible activities and investments of any subsidiary of a bank.

   We have been advised by the OTS, OCC and FDIC that in accordance with their 2001 Guidance for Subprime Lending Programs, they will impose additional capital requirements on institutions which hold nonprime or subprime assets that will be greater than the historical levels we have maintained at our banking institutions. Household and HFC have agreed with these regulators to maintain the regulatory capital of our institutions at these specified levels. To better manage the capital levels that will be imposed, we have submitted to the OCC an application to combine our three credit card banks into one nationally chartered institution and are evaluating alternatives to reduce the size of our thrift institution. We do not expect that any of these actions will have a material adverse effect on our business or our financial condition.

   Our banking institutions are also subject to the Federal Deposit Insurance Corporation Improvement Act of 1991 (''FDICIA'') and the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (''FIRREA''). Among other things, FDICIA creates a five-tiered system of capital measurement for regulatory purposes, places limits on the ability of depository institutions to acquire brokered deposits, and gives broad powers to federal banking regulators, in particular the FDIC, to require undercapitalized institutions to adopt and implement a capital restoration plan and to restrict or prohibit a number of activities, including the payment of cash dividends, which may impair or threaten the capital adequacy of the insured depository institution. Federal banking regulators may apply corrective measures to an insured depository institution, even if it is adequately capitalized, if such institution is determined to be operating in an unsafe or unsound condition or engaging in an unsafe or unsound activity. In addition, federal banking regulatory agencies have adopted safety and soundness standards governing operational and managerial activities of insured depository institutions and their holding companies regarding internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation. Under FIRREA, the FDIC may assess an affiliated insured depository institution for the estimated losses incurred by the FDIC upon the default of any affiliated insured institution.

   Our principal United Kingdom subsidiary (HFC Bank plc) is subject to oversight and regulation by the U.K. Financial Services Authority ("FSA"). We have indicated our intent to the FSA to maintain the regulatory capital of this institution at specified levels. We do not anticipate that any capital contribution will be required for our United Kingdom bank in the near term.

   Insurance. Our credit insurance business is subject to regulatory supervision under the laws of the states in which it operates. Regulations vary from state to state but generally cover licensing of insurance companies, premium and loss rates, dividend restrictions, types of insurance that may be sold, permissible investments, policy reserve requirements, and insurance marketing practices.

  Competition

   The consumer financial services industry in which we operate is highly fragmented and intensely competitive. We generally compete with banks, thrifts, insurance companies, credit unions, mortgage lenders and brokers, finance companies, securities brokers and dealers, and other domestic and foreign financial institutions in the United States, Canada and the United Kingdom. We compete by expanding our customer base through portfolio acquisitions or alliance and co-branding opportunities, offering a variety of consumer loan products, maintaining a strong service orientation, aggressively controlling expenses to be a low cost producer, and using data segmentation skills to identify cross-selling opportunities between business units.

Cautionary Statement on Forward-Looking Statements

   Certain matters discussed throughout this Form 10-K or in the information incorporated herein by reference constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we may make or approve certain statements in future filings with the Securities and Exchange Commission, in press releases, or oral or written presentations by representatives of Household that are not statements of historical fact and may also constitute forward-looking statements. Words such as "believe", "expects", "estimates", "targeted", "anticipates", "goal" and similar expressions are intended to identify forward-looking statements but should not be considered as the only means through which these statements may be made. These matters or statements will relate to our future financial condition, results of operations, plans, objectives, performance or business developments and will involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from that which was expressed or implied by such forward-looking statements. Forward-looking statements are based on our current views and assumptions and speak only as of the date they are made. Household undertakes no obligation to update any forward-looking statement to reflect subsequent circumstances or events.

   The important factors, many of which are out of our control, which could affect our actual results and could cause our results to vary materially from those expressed in public statements or documents are:

  . changes in laws and regulations, including attempts by local, state and national regulatory agencies or legislative bodies to control alleged "predatory" lending practices through broad initiatives aimed at lenders operating in the nonprime or subprime consumer market;

  . increased competition from well-capitalized companies or lenders with access to government sponsored organizations for our consumer segment which may impact the terms, rates, costs, or profits historically included in the loan products we offer or purchase;

  . changes in accounting policies, practices or standards, as they may be adopted by regulatory agencies and the Financial Accounting Standards Board;

  . changes in overall economic conditions, including the interest rate environment in which we operate, the capital markets in which we fund our operations, the market values of consumer owned real estate throughout the United States, recession, employment and currency fluctuations;

  . consumer perception of the availability of credit, including price competition in the market segments we target and the ramifications or ease of filing for personal bankruptcy;

  . the effectiveness of models or programs to predict loan delinquency or loss and initiatives to improve collections in all business areas;

  . continued consumer acceptance of our distribution systems and demand for our loan or insurance products;

  . changes associated with, as well as the difficulty in integrating systems, operational functions and cultures, as applicable, of any organization or portfolio acquired by Household;

  . a reduction of our short-term debt ratings by any of the nationally recognized statistical rating organizations that rate these instruments to a level that is below our current rating;

  . the costs, effects and outcomes of regulatory reviews or litigation relating to our nonprime loan receivables or the business practices of any of our business units, including, but not limited to, additional compliance requirements;

  . the costs, effects and outcomes of any litigation matter that is determined adversely to Household or its businesses;

  . the ability to attract and retain qualified personnel to support the underwriting, servicing, collection and sales functions of our businesses; and

  . the inability of Household to manage any or all of the foregoing risks as well as anticipated.

Item 2. Properties.

   Our operations are located throughout the United States, in 10 provinces in Canada and in the United Kingdom with principal facilities located in Anaheim, California; Dallas, Texas; New Castle, Delaware; Brandon, Florida; Jacksonville, Florida; Tampa, Florida; Chesapeake, Virginia; Virginia Beach, Virginia; Elmhurst, Illinois; Hanover, Maryland; Bridgewater, New Jersey; Las Vegas, Nevada; Charlotte, North Carolina; Portland, Oregon; Pomona, California; Prospect Heights, Illinois; Salinas, California; San Diego, California; Wood Dale, Illinois; London, Kentucky; Sioux Falls, South Dakota; North York, Ontario, Canada; Birmingham, United Kingdom and Windsor, Berkshire, United Kingdom. We expect to establish an additional operations center in India in 2002 to support our credit card services business. We do not anticipate the costs for staffing and creating this center will be material to our financial results.

   Substantially all branch offices, divisional offices, corporate offices, regional processing and regional servicing center space are operated under lease with the exception of the headquarters building for our United Kingdom operations, our processing facility in Tampa, Florida, a credit card processing facility in Las Vegas, Nevada and a facility in London, Kentucky. We believe that such properties are in good condition and meet our current and reasonably anticipated needs.

Item 3. Legal Proceedings.

   We are parties to various legal proceedings resulting from ordinary business activities relating to our current and/or former operations. Certain of these actions are or purport to be class actions seeking damages in very large amounts. These actions assert violations of laws and/or unfair treatment of consumers. Due to the uncertainties in litigation and other factors, we cannot assure you that we will ultimately prevail in each instance. We believe that we have meritorious defenses to these actions and any adverse decision should not materially affect our consolidated financial condition.

   During the past several years, the press has widely reported certain industry related concerns which may impact us. Some of these involve the amount of litigation instituted against finance and insurance companies operating in the states of Alabama and Mississippi and the large awards obtained from juries in those states. Like other companies in this industry, some of our subsidiaries are involved in a number of lawsuits pending against them in Alabama and Mississippi, many of which relate to the financing of merchandise. The Alabama and Mississippi cases generally allege inadequate disclosure or misrepresentation of financing terms. In many suits, other parties are also named as defendants. Unspecified compensatory and punitive damages are sought. Several of these suits purport to be class actions or have multiple plaintiffs. The judicial climate in Alabama and Mississippi is such that the outcome of all of these cases is unpredictable. Although our subsidiaries believe they have substantive legal defenses to these claims and are prepared to defend each case vigorously, a number of such cases have been settled or otherwise resolved for amounts that in the aggregate are not material to our operations. Appropriate insurance carriers have been notified of each claim, and a number of reservations of rights letters have been received. Certain of these claims have been partially covered by insurance.

   Household has also been named in purported class actions by consumer groups (such as AARP and ACORN) claiming that our loan products or our lending policies and practices are unfair or misleading to consumers. We do not believe that any of these legal actions has merit or will result in a material financial impact on Household. We do expect, however, that these consumer groups will continue to target Household in the media and with legal actions to pressure Household and the nonprime lending industry into accepting concessions that would more heavily regulate the nonprime lending industry. (See "Regulation and Competition" above.)

   We have developed and implemented compliance functions to monitor our operations to comply with all applicable laws, rules and regulations. In November 2001, litigation was instituted by California regulators asserting that they believed we had overcharged certain California customers who obtained loans from Household. We confirmed with this regulator that unintentional errors had occurred and entered into a settlement agreement for full refunds of the improper charges as well as a payment to the state in the amount of $8.9 million. The amounts paid pursuant to this agreement, as well as the other conditions we agreed to, did not and will not have a material adverse impact on our financial condition or our business operations. As a result of this incident, we have reviewed our compliance function and implemented certain changes, including requiring that our compliance officer for our consumer lending business report directly to senior management. Although exam reports from other regulatory bodies may, from time-to-time, cite specific issues relating to a specific loan, we do not believe, and we are not aware of, any unaddressed systemic issue affecting our compliance with any state or federal lending laws within any of our businesses.

Item 4. Submission of Matters to a Vote of Security Holders.

   Not applicable.

                                   PART II.

Item 5. Market for Registrant's Common Equity and Related Stockholder Matters.

   As of March 8, 2002 there were 19,089 record shareholders of Household's common stock.

                                                   Household International, Inc.
                                                   and Subsidiaries

Common and Preferred Stock Information

Household International common stock is listed on the New York and Chicago stock exchanges. We also have unlisted trading privileges on the Boston, Pacific and Philadelphia stock exchanges. Call and put options are traded on the American Stock Exchange, Pacific Stock Exchange and Chicago Board of Options Exchange.

                                       Dividends Declared
                                       ------------------
Stock                     Ticker Symbol    2001      2000   Features                  Redemption Features
------------------------------------------------------------------------------------------------------------------------
Common                      HI             $ .85     $ .74  Quarterly dividend        N/A
                                                            rate increased to $.22
                                                            effective 7/15/01
------------------------------------------------------------------------------------------------------------------------
5% Cumulative Preferred     HI + PRM       $2.50     $2.50  Nonconvertible            Redeemable at our option
------------------------------------------------------------------------------------------------------------------------
$4.50 Cumulative Preferred  HI + PRN       $4.50     $4.50  Nonconvertible            Redeemable at our option
------------------------------------------------------------------------------------------------------------------------
$4.30 Cumulative Preferred  HI + PRO       $4.30     $4.30  Nonconvertible            Redeemable at our option
------------------------------------------------------------------------------------------------------------------------
8 1/4% Cumulative Preferred,
   Series 1992-A            HI + PRZ     $2.0625   $2.0625  Nonconvertible            Cannot be redeemed prior to
   Depositary Shares                                                                  10/16/2002. Redeemable at our
   representing 1/40 share                                                            option after 10/15/2002 in
   of 8 1/4% Cumulative                                                               whole or in part at $25.00
   Preferred Stock,                                                                   per depositary share plus
   Series 1992-A                                                                      accrued and unpaid dividends.
------------------------------------------------------------------------------------------------------------------------
7.50% Cumulative Preferred,
   Series 2001-A            HI + PRS     $0.4896     N/A    Nonconvertible            Cannot be redeemed prior to
   Depositary Shares                                                                  9/27/2006. Redeemable at our
   representing 1/40 share                                                            option after 9/26/2006 in
   of 7.50% Cumulative                                                                whole or in part at $25.00
   Preferred Stock,                                                                   per depositary share plus accrued
   Series 2001-A/1/                                                                   and unpaid dividends.
------------------------------------------------------------------------------------------------------------------------

                                   Net Shares Outstanding  Shareholders of Record   2001 Market Price    2000 Market Price
                                -------------------------  ----------------------  ------------------  -------------------
Stock                                  2001          2000          2001      2000     High        Low     High         Low
--------------------------------------------------------------------------------------------------------------------------
Common                          457,124,303   471,019,659        19,226    19,468   $69.98     $48.00   $57.44      $29.50
5% Cumulative Preferred             407,718       407,718         1,183     1,254    41.50      30.00    37.00       29.00
$4.50 Cumulative Preferred          103,976       103,976           242       269    66.20      56.75    65.25       50.00
$4.30 Cumulative Preferred          836,585       836,585           513       542    63.00      53.25    62.63       50.00
8 1/4% Cumulative Preferred,
  Series 1992-A                   2,000,000     2,000,000           201       228    27.50      24.50    26.63       25.25
7.50% Cumulative Preferred,
  Series 2001-A/1/               12,000,000           N/A            15       N/A    25.87      23.00        -           -
--------------------------------------------------------------------------------------------------------------------------
/1/Issued September 27, 2001.

                                                   Household International, Inc.
                                                   and Subsidiaries

Common and Preferred Stock Information (continued)

       Year ended December 31, unless otherwise indicated                2001          2000          1999         1998          1997
------------------------------------------------------------------------------------------------------------------------------------
Market Value Share of Common Stock (High-Low prices on NYSE)
       First Quarter                                              62.00-52.00   39.19-29.50   46.69-38.69  47.79-37.71   36.08-28.33
       Second Quarter                                             69.98-57.45   48.19-37.63   52.31-42.00  52.56-41.67   39.15-26.21
       Third Quarter                                              69.49-48.00   57.44-41.00   50.19-36.19  53.69-35.25   43.33-36.15
       Fourth Quarter                                             61.40-51.29   56.94-43.88   48.00-35.81  40.50-23.00   43.21-36.13
       Yearly range                                               69.98-48.00   57.44-29.50   52.31-35.81  53.69-23.00   43.33-26.21
       Year-end close                                                   57.94         55.00         37.25        39.63         42.54
       Composite common shares traded                             563,070,100   408,751,400   390,575,200  454,878,500   302,551,200
       Average daily volume                                         2,270,444     1,622,029     1,549,902    1,805,073     1,195,854
------------------------------------------------------------------------------------------------------------------------------------
Shares Outstanding at December 31
       Common                                                     457,124,303   471,019,659   467,911,445  483,137,739   485,351,517
       5% Cumulative Preferred/2/                                     407,718       407,718       407,718      407,718             -
       $4.50 Cumulative Preferred/2/                                  103,976       103,976       103,976      103,976             -
       $4.30 Cumulative Preferred/2/                                  836,585       836,585       836,585      836,585             -
       8 1/4% Cumulative Preferred,
         Series 1992-A/1/                                           2,000,000     2,000,000     2,000,000    2,000,000     2,000,000
       7.50% Cumulative Preferred,
         Series 2001-A/1, 3/                                       12,000,000             -             -            -             -
       7.35% Preferred, Series 1993-A/1/                                    -             -             -            -     4,000,000
------------------------------------------------------------------------------------------------------------------------------------
Shareholders of Record at December 31
       Common                                                          19,226        19,468        19,991       20,584        10,239
       5% Cumulative Preferred/2/                                       1,183         1,254         1,363        1,329             -
       $4.50 Cumulative Preferred/2/                                      242           269           288          283             -
       $4.30 Cumulative Preferred/2/                                      513           542           592          380             -
       8 1/4% Cumulative Preferred,
         Series 1992-A/1/                                                 201           228           258          309           356
       7.50% Cumulative Preferred,
         Series 2001-A/1, 3/                                               15             -             -            -             -
       7.35% Preferred, Series 1993-A/1/                                    -             -             -            -           247
------------------------------------------------------------------------------------------------------------------------------------
       Total                                                           21,380        21,761        22,492       22,885        10,842
====================================================================================================================================

/1/  Per depositary share.
/2/ The 5%, $4.50 and $4.30 Cumulative Preferred Stock was issued by Household to replace Beneficial preferred stock outstanding at the time of the merger. The information presented for these preferred shares is for the period subsequent to the merger.
/3/  Issued September 27, 2001.

Item 6. Selected Financial Data.

                                                                      Exhibit 13

Household International, Inc. and Subsidiaries
SELECTED FINANCIAL DATA AND STATISTICS
(UNAUDITED and RESTATED)

All dollar amounts except per share data are stated in millions.   2001           2000          1999          1998(1)        1997(1)
------------------------------------------------------------------------------------------------------------------------------------
Statement of Income Data-Year Ended December 31
Net interest margin and other revenues                        $ 9,606.5      $ 7,905.4     $ 6,616.4     $ 6,294.7      $ 5,966.9
Provision for credit losses on owned receivables                2,912.9        2,116.9       1,716.4       1,516.8        1,493.0
Operating expenses                                              3,572.6        3,027.3       2,513.0       2,653.5        2,864.9
Policyholders' benefits                                           302.6          261.7         258.1         238.2          255.9
Merger and integration related costs                                 --             --            --       1,000.0             --
Income taxes                                                      970.8          868.9         700.6         404.4          444.2
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                    $ 1,847.6      $ 1,630.6     $ 1,428.3      $  481.8(2)   $   908.9
====================================================================================================================================
Per Common Share Data
Basic earnings                                                $    3.97      $    3.44     $    2.98      $    .96      $    1.90
Diluted earnings                                                   3.91           3.40          2.95           .94(2)        1.86
Dividends declared                                                  .85            .74           .68           .60            .54
Book value                                                        18.69          16.28         13.33         12.47          12.42
------------------------------------------------------------------------------------------------------------------------------------
Average number of common and common
   equivalent shares outstanding(3)                               468.1          476.2         481.8         496.4          479.1
------------------------------------------------------------------------------------------------------------------------------------
Selected Financial Ratios
Owned Basis:
Return on average owned assets                                     2.26%          2.35%         2.55%          .96%(2)       1.97%
Return on average common shareholders' equity                      24.1(4)        23.2          23.2           7.6(2)        17.0
Total shareholders' equity as a percent of owned assets(5)        10.43(4)       11.15         11.21         12.55          13.94
Net interest margin                                                7.85           7.68          7.74          7.22           7.08
Efficiency ratio                                                   38.4           39.6          39.5          60.3(2)        50.2
Consumer net charge-off ratio                                      3.32           3.18          3.67          3.76           3.39
Reserves as a percent of receivables                               3.33           3.14          3.36          3.92           4.25
Reserves as a percent of net charge-offs                          110.5          109.9         101.1         112.6          126.7
Reserves as a percent of nonperforming loans                       91.0           90.2          87.5         100.3          113.2
Common dividend payout ratio                                       21.7           21.7          23.1          63.8(2)        29.0
Managed Basis:(6)
Return on average managed assets                                   1.83           1.85          1.92           .66(2)        1.34
Tangible shareholders' equity to tangible managed assets(7)(5)     7.57           7.13          6.76          6.91           6.77
Common and preferred equity and trust preferred securities as
    a percent of managed assets(5)                                 8.44(4)        8.81          8.48          9.13           9.14
Net interest margin                                                8.44           8.05          8.19          7.78           7.67
Efficiency ratio                                                   34.3           34.5          33.9          50.4(2)        41.9
Consumer net charge-off ratio                                      3.73           3.64          4.13          4.29           3.84
Reserves as a percent of receivables                               3.78           3.65          3.72          3.99           3.99
Reserves as a percent of net charge-offs                          110.7          111.1          98.2          94.4          109.8
Reserves as a percent of nonperforming loans                      105.0          107.0         100.1         109.5          115.5
------------------------------------------------------------------------------------------------------------------------------------

(1) On June 30, 1998, Household merged with Beneficial Corporation ("Beneficial"), a consumer finance holding company. In connection with the merger, Household issued approximately 168.4 million shares of its common stock and three series of preferred stock. The transaction was accounted for as a pooling of interests and, accordingly, the consolidated financial statements for all periods prior to the merger have been restated to include the financial results of Beneficial.

(2) Excluding merger and integration related costs of $751.0 million after-tax and the $118.5 million after-tax gain on sale of Beneficial's Canadian operations, net operating income was $1,114.3 million, diluted operating earnings per share was $2.21, the return on average owned assets was 2.22 percent, the return on average common shareholders' equity was 1.79 percent, the owned basis efficiency ratio was 45.2 percent, the dividend payout ratio was
27.1 percent, the return on average managed assets was 1.54 percent and the managed basis efficiency ratio was 37.6 percent.

(3) Share repurchases pursuant to our share repurchase program totaled 17.4 million shares ($916.3 million) in 2001, 5.4 million shares ($209.3 million) in 2000 and 16.8 million shares ($712.9 million) in 1999. Shares repurchased to fund various employee benefit programs totaled 5.0 million shares ($203.0 million) in 1999 and 10.5 million shares ($412.0 million) in 1998.

(4) On January 1, 2001, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and Hedging Activities," which requires unrealized gains and losses on cash flow hedging instruments to be recorded in shareholders' equity, net of tax. These unrealized gains and losses represent timing differences and will result in no net economic impact to our earnings. Excluding unrealized gains and losses on cash flow hedging instruments in 2001, return on average common shareholders' equity was
23.3 percent, total shareholders' equity as a percentage of owned assets was
10.98 percent and total shareholders' equity as a percentage of managed assets was 8.88 percent.

(5) The ratio of common and preferred equity and trust preferred securities as a percentage of owned and managed assets and the ratio of tangible equity to tangible managed assets are non-GAAP ratios that are used by rating agencies as a measure to evaluate capital adequacy. These ratios may differ from similarly named measures presented by other companies. Because of its long-term nature and our ability to defer dividends, rating agencies consider trust preferred securities as equity in calculating these ratios.

(6) We monitor our operations and evaluate trends on both an owned basis as shown in our historical financial statements and on a managed basis. Managed basis reporting adjustments assume that securitized receivables have not been sold and are still on our balance sheet. See page 3 for further information on managed basis reporting.

(7) Tangible shareholders' equity consists of total shareholders' equity, excluding unrealized gains and losses on investments and cash flow hedging instruments, less acquired intangibles and goodwill. Tangible managed assets represents total managed assets less acquired intangibles and goodwill and derivative assets.

(8) In 2001, we sold approximately $1 billion of credit card receivables as a result of discontinuing our participation in the Goldfish credit card program and purchased a $725 million private label portfolio. In 2000, we acquired real estate secured portfolios totaling $3.7 billion. In 1998, we sold $1.9 billion of non-core MasterCard and Visa receivables and also sold Beneficial's German and Canadian operations which had net receivables of $272 million and $775 million, respectively.

Household International, Inc. and Subsidiaries
SELECTED FINANCIAL DATA AND STATISTICS
(UNAUDITED and RESTATED)
(CONTINUED)

All dollar amounts except per share data
are stated in millions.                                 2001        2000         1999         1998(1)          1997(1)
------------------------------------------------------------------------------------------------------------------------
Owned Basis Balance Sheet Data at December 31
Total assets                                     $  88,910.9  $ 76,309.2   $ 60,451.8   $ 52,647.7       $ 46,638.5
Receivables:(8)
  Domestic:
    Real estate secured                          $  42,473.8  $ 33,920.0   $ 23,571.7   $ 17,474.1       $ 12,348.5
    Auto finance                                     2,368.9     1,850.6      1,233.5        805.0            487.5
    MasterCard/Visa                                  6,966.7     5,846.9      4,146.6      5,327.8          5,523.4
    Private label                                    9,853.4     8,671.5      8,546.7      8,051.0          7,457.0
    Personal non-credit card                        11,736.7     9,950.3      7,469.8      5,573.3          5,018.7
    Commercial and other                               505.2       596.3        804.5        844.0          1,249.6
------------------------------------------------------------------------------------------------------------------------
  Total domestic                                 $  73,904.7  $ 60,835.6   $ 45,772.8   $ 38,075.2       $ 32,084.7
------------------------------------------------------------------------------------------------------------------------
  Foreign:
    Real estate secured                          $   1,383.0  $  1,259.7   $  1,090.2   $  1,218.6       $  1,437.7
    MasterCard/Visa                                  1,174.5     2,206.7      2,167.8      1,852.4          1,351.3
    Private label                                    1,810.5     1,675.8      1,573.0      1,515.0          1,899.9
    Personal non-credit card                         1,600.3     1,377.8      1,681.8      1,535.3          1,804.4
    Commercial and other                                 1.7         2.3          3.8          9.4            104.0
------------------------------------------------------------------------------------------------------------------------
  Total foreign                                  $   5,970.0  $  6,522.3   $  6,516.6   $  6,130.7       $  6,597.3
------------------------------------------------------------------------------------------------------------------------
  Total owned receivables:
    Real estate secured                          $  43,856.8  $ 35,179.7   $ 24,661.9   $ 18,692.7       $ 13,786.2
    Auto finance                                     2,368.9     1,850.6      1,233.5        805.0            487.5
    MasterCard/Visa                                  8,141.2     8,053.6      6,314.4      7,180.2          6,874.7
    Private label                                   11,663.9    10,347.3     10,119.7      9,566.0          9,356.9
    Personal non-credit card                        13,337.0    11,328.1      9,151.6      7,108.6          6,823.1
    Commercial and other                               506.9       598.6        808.3        853.4          1,353.6
------------------------------------------------------------------------------------------------------------------------
  Total owned receivables                        $  79,874.7  $ 67,357.9   $ 52,289.4   $ 44,205.9       $ 38,682.0
========================================================================================================================
Deposits                                         $   6,562.3  $  8,676.9   $  4,980.0   $  2,105.0       $  2,344.2
Commercial paper, bank and other borrowings         12,024.3    10,787.9     10,777.8      9,917.9         10,666.1
Senior and senior subordinated debt                 56,823.6    45,053.0     34,887.3     30,438.6         23,736.2
Company obligated mandatorily redeemable
 preferred securities of subsidiary trusts             975.0       675.0        375.0        375.0            175.0
Preferred stock                                        455.8       164.4        164.4        164.4            264.5
Common shareholders' equity(3)                       7,842.9     7,667.2      6,237.0      6,065.6          6,060.4
------------------------------------------------------------------------------------------------------------------------
Managed Basis Balance Sheet at December 31(6)
Total assets                                     $ 109,858.9  $ 96,558.7   $ 79,890.7   $ 72,349.6       $ 71,117.0
Managed receivables:(8)
    Real estate secured                          $  44,718.6  $ 36,637.5   $ 26,935.5   $ 22,330.1       $ 19,824.8
    Auto finance                                     6,395.5     4,563.3      3,039.8      1,765.3            883.4
    MasterCard/Visa                                 17,395.2    17,583.4     15,793.1     16,610.8         19,211.7
    Private label                                   13,813.9    11,997.3     11,269.7     10,377.5         10,381.9
    Personal non-credit card                        17,992.6    16,227.3     13,881.9     11,970.6         11,505.1
    Commercial and other                               506.9       598.6        808.3        853.4          1,353.6
------------------------------------------------------------------------------------------------------------------------
Total managed receivables                        $ 100,822.7  $ 87,607.4   $ 71,728.3   $ 63,907.7       $ 63,160.5
========================================================================================================================

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

--------------------------------------------------------------------------------
Household International, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

Household International, Inc. ("Household") is principally a non-operating holding company. Through its subsidiaries, Household provides middle-market consumers with real estate secured loans, auto finance loans, MasterCard* and Visa* credit cards, private label credit cards and personal non-credit card loans. We also offer tax refund anticipation loans ("RAL's") in the United States and credit and specialty insurance products in the United States, United Kingdom and Canada. Household may also be referred to in Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") as "we", "us", or "our". Our operations are divided into three reportable segments:
Consumer, Credit Card Services and International. Our Consumer segment consists of our consumer lending, mortgage services, retail services and auto finance businesses. Our Credit Card Services segment consists of our domestic MasterCard and Visa credit card business. Our International segment consists of our foreign operations in the United Kingdom ("U.K.") and Canada. At December 31, 2001, our owned receivables totaled $79.9 billion.

RESTATEMENT

Household International, Inc. has restated its consolidated financial statements for the years ended December 31, 1999, 2000 and 2001. We believe this Form 10-K and the exhibits included herewith include all adjustments relating to the restatement for all such prior periods. The restatement relates to MasterCard/Visa co-branding and affinity credit card relationships and a marketing agreement with a third party credit card marketing company. All were part of our Credit Card Services segment. In consultation with our prior auditors, Arthur Andersen LLP, we treated payments made in connection with these agreements that were entered into between 1992 and 1999 as prepaid assets and amortized them in accordance with the underlying economics of the agreements. Our current auditors, KPMG LLP, have advised us that, in their view, these payments should have either been charged against earnings at the time they were made or amortized over a shorter period of time. We believe this is a good faith difference of opinion but are following the advice of our current auditors. There is no significant change as a result of these adjustments on the prior period net earnings trends previously reported. The balance of retained earnings at December 31, 1998 has been restated from amounts previously reported to reflect a retroactive charge of $155.8 million, after tax, for these items.

The cumulative restatement relates to the following periods:

                                       Restatements to Reported Income                   % Change from Prior Period Net Income
-----------------------------------------------------------------------------------------------------------------------------------
Dollar amounts are                                                         % Change
stated in millions.         Pre-Tax        Tax Effect      After Tax       to Reported       As Reported          As Restated
-----------------------------------------------------------------------------------------------------------------------------------
2001                      $(120.2)            $44.3         $ (75.9)         (3.9)%              13.1%               13.3%
2000                       (110.9)             40.8           (70.1)         (4.1)               14.4                14.2
1999                        (91.8)             33.7           (58.1)         (3.9)               28.5                28.3
1994-1998                  (245.0)             89.2          (155.8)         (3.8)
-----------------------------------------------------------------------------------------------------------------------------------

The impact of these amounts to reported diluted earnings per share was as follows:

                                     As Reported         Restated
                                 ------------------------------------
2001                                   $4.08             $3.91
2000                                    3.55              3.40
1999                                    3.07              2.95
---------------------------------------------------------------------

We monitor our operations and evaluate trends on a managed basis which assumes that securitized receivables have not been sold and are still on our balance sheet. We manage our operations on a managed basis because the receivables that we securitize are subjected to underwriting standards comparable to our owned portfolio, are serviced by operating personnel without regard to ownership and result in a similar credit loss exposure for us. In addition, we fund our operations, review our operating results and make decisions about allocating resources such as employees and capital on a managed basis. See "Asset Securitizations" on pages 23 to 24 and Notes 5, "Asset Securitizations," and 21, "Segment Reporting," to the accompanying consolidated financial statements for additional information related to our businesses and our securitizations.

The following discussion of our financial condition and results of operations is presented on an owned basis of reporting. On an owned basis of reporting, net interest margin, provision for credit losses and fee income resulting from securitized receivables are included as components of securitization revenue.

--------------------------------------------------------------------------------
Critical Accounting Policies

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. We follow accounting guidance promulgated by the AICPA Accounting and Audit Guide for Finance Companies versus bank regulatory accounting pronouncements as we are not a bank holding company. Based on the specific customer segment we serve, we believe the policies used are appropriate and fairly present the financial position of Household.

The significant accounting policies used in preparation of our financial statements are more fully described in Note 1 to the consolidated financial statements on pages 42 to 46. Certain critical accounting policies are complex and involve significant judgment by our management, including the use of estimates and assumptions which affect the reported amounts of assets, liabilities, revenues and expenses. As a result, changes in these estimates and assumptions could significantly affect our financial position or our results of operations. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

We believe that of our significant accounting policies, the following involve a high degree of judgment and complexity in the preparation of our consolidated financial statements:



*MasterCard is a registered trademark of MasterCard International, Incorporated and Visa is a registered trademark of VISA USA, Inc.

Provision and Credit Loss Reserves Provision for credit losses on owned receivables is made in an amount sufficient to maintain credit loss reserves at a level considered adequate to cover probable losses of principal, interest and fees, including late, overlimit and annual fees, in the existing owned portfolio. Probable losses are estimated for consumer receivables based on contractual delinquency and historical loss experience. For commercial loans, probable losses are calculated using estimates of amounts and timing of future cash flows expected to be received on loans. In addition, loss reserves on consumer receivables are maintained to reflect our judgment of portfolio risk factors, such as economic conditions, bankruptcy trends, product mix, geographic concentrations and other similar items. Charge-off and customer account management policies are also considered when establishing loss reserve requirements to ensure appropriate allowances exist for products with longer charge-off periods and for customers benefiting from account management decisions. Loss reserve estimates are reviewed periodically and adjustments are reported in earnings when they become known. The use of different estimates or assumptions could produce different provisions for credit losses.

Receivables Sold and Serviced With Limited Recourse and Securitization Revenue Upon sale, securitized receivables are removed from the balance sheet and a gain on sale is recognized for the difference between the carrying value of the receivables and the adjusted sales proceeds. The adjusted sales proceeds includes cash received and the present value estimate of future cash flows to be received over the lives of the sold receivables. Future cash flows are based on estimates of prepayments, the impact of interest rate movements on yields of receivables and securities issued, delinquency of receivables sold, servicing fees and estimated probable losses under the recourse provisions based on historical experience and estimates of expected future performance. These future cash flows are recorded in the form of an interest-only strip receivable. Our interest-only strip receivables are reported at fair value using discounted cash flow estimates as a separate component of receivables, net of our estimate of probable losses under the recourse provisions. Cash flow estimates include estimates of prepayments, the impact of interest rate movements on yields of receivables and securities issued, delinquency of receivables sold, servicing fees and estimated probable losses under the recourse provisions. Unrealized gains and losses are recorded as adjustments to common shareholders' equity in accumulated other comprehensive income, net of income taxes. Any decline in the value of our interest only strip receivable, which is deemed to be other than temporary, is charged against current earnings. The key assumptions used to value interest-only strip receivables represent our best estimate and the use of different estimates or assumptions could produce different financial results.

--------------------------------------------------------------------------------
Financial Condition and Results of Operations

Operations Summary

..    Our net income increased 13 percent in 2001 to $1.8 billion, compared to
     $1.6 billion in 2000 and $1.4 billion in 1999. Strong revenue growth, driven by significant receivable growth across all businesses, was the key to our improved results in both years. Partially offsetting the revenue growth were higher operating expenses as a result of the receivable growth, increased investments in sales and collection personnel, and higher technology spending. The provision for credit losses also increased in both years as a result of portfolio growth and uncertain economic conditions. Our diluted earnings per share increased 15 percent in 2001 to $3.91, compared to $3.40 in 2000 and $2.95 in 1999.

..    Owned receivables grew 19 percent to $79.9 billion in 2001. Growth was strongest in our consumer lending and mortgage services businesses, especially in our real estate secured portfolio, and in our auto finance and private label businesses. We anticipate that owned receivable growth for 2002, as a percentage, will be less than 2001 as we remain cautious as a result of the current economic environment and we move to securitize additional receivables to manage our liquidity position.

..    Our return on average common shareholders' equity ("ROE") was 24.1 percent in 2001, compared to 23.2 percent in both 2000 and 1999. Our return on average owned assets ("ROA") was 2.26 percent in 2001, compared to 2.35 percent in 2000 and 2.55 percent in 1999. The slight decrease in our ROA in 2001 reflects the shift in our portfolio mix to lower margin, real estate secured receivables which historically have produced lower losses than unsecured products.

..    Our owned net interest margin was 7.85 percent in 2001, compared to 7.68 percent in 2000 and 7.74 percent in 1999. In 2001, the increase was primarily due to lower funding costs as a result of easing in United States monetary policy during the year. Fed fund rates were reduced 11 times for a total of 475 basis points during 2001. In 2000, the decrease reflects our continuing shift to lower margin real estate secured receivables and higher interest costs due to higher interest rates. In 2002, we expect net interest margin as a percent of receivables to be higher on average than in 2001 as we benefit from the full-year impact of the 2001 rate reductions. We expect some minor contraction late in the year as we believe the Federal Reserve will raise rates.

..    Our owned consumer charge-off ratio was 3.32 percent in 2001, compared to
     3.18 percent in 2000 and 3.67 percent in 1999. Our delinquency ratio was
     4.53 percent at December 31, 2001, compared to 4.26 percent at December 31, 2000. Both ratios were negatively affected in 2001 by the weakening economy. We expect the economy to remain weak and total portfolio charge-offs to increase through the first two or three quarters of 2002. We expect the economy to recover slowly and charge-offs to decline modestly in the latter part of the year.

..    During 2001, we recorded owned loss provision greater than charge-offs of
     $502.9 million, increasing our owned loss reserves to an all-time high of $2.7 billion. Loss provision reflected our continued receivable growth, recent increases in personal bankruptcy filings and continued uncertainty over the impact of the weakening economy on charge-off and delinquency trends.

..    Our owned basis efficiency ratio was 38.4 percent in 2001, 39.6 percent in
     2000 and 39.5 percent in 1999. The efficiency ratio is the ratio of operating expenses to the sum of our net interest margin and other revenues less policyholders' benefits. The ratios for both years reflect investments in personnel, technology and marketing. In 2001, these additional costs were offset by growth in net revenues. In 2000, the ratio included higher e-commerce costs.

Segment Results - Managed Basis

The following summarizes operating results for our reportable operating segments for 2001 compared to 2000 and 1999. See Note 21, "Segment Reporting," to the accompanying consolidated financial statements for additional segment information.

..    Our Consumer segment reported net income of $1.3 billion in 2001, compared to $1.3 billion in 2000 and $1.0 billion in 1999. Net interest margin, fee income and other revenues increased $1.0 billion to $6.6 billion in 2001 as a resuslt of strong receivable growth. The higher revenues were primarily offset by higher credit loss provision and spending. Our credit loss provision rose $.6 billion to $2.6 billion as a result of increased levels of receivables and the weakening economy. During 2001, we recorded managed loss provision greater than charge-offs of $.4 billion to increase loss reserves. Higher salary expenses, including higher sales incentive compensation, were the result of increased receivable levels, additional collectors, and investments in the growth of our businesses. Managed receivables grew to $75.6 billion at year-end 2001, up 20 percent from $63.1 billion in 2000 and $49.4 billion in 1999. The managed receivable growth was driven by solid growth in all products with the strongest growth in our real estate secured receivables. In 2000, in addition to strong organic growth, we took advantage of consolidation in the home equity industry by acquiring two real estate secured portfolios totaling $3.7 billion. Return on average managed assets ("ROMA") was 1.88 percent in 2001, compared to 2.16 percent in 2000 and 2.11 percent in 1999. The decline in the ratios reflect higher loan loss provision and the continued shift in our portfolio to lower margin real estate secured receivables.

..    Our Credit Card Services segment also reported improved results as net income increased to $291.7 million in 2001, compared to $144.6 million in 2000 and $94.7 million in 1999. These increases were due primarily to increased net interest margin and higher fee income which increased $.5 billion to $2.6 billion from higher levels of receivables. Net interest margin as a percent of average receivables increased sharply in 2001 as a result of lower funding costs and pricing floors on certain variable rate credit card products which capped rate reductions. This growth was partially offset by higher credit loss provision which increased $.1 billion to $1.2 billion and increased operating expenses, particularly salary expenses associated with the higher receivable levels. Marketing expenses were also higher in 2001 as a result of increased marketing initiatives for almost all of our credit card products. Managed receivables grew to $17.2 billion at year-end 2001, compared to $16.0 billion in 2000 and $13.9 billion in 1999. Growth in the AFL-CIO's Union Plus/R/ ("UP") portfolio, our affinity card relationship with the AFL-CIO labor federation, and our nonprime portfolio, which includes both the subprime Renaissance and the near prime Household Bank branded base portfolios, drove the increase in loans. The increase in nonprime receivables reflects the continued benefits of the February 2000 purchase of Renaissance Holdings, Inc. ("Renaissance") for approximately $300 million in common stock and cash. We did, however, deliberately slow the pace of growth in our Renaissance portfolio in early 2001 in anticipation of the weakening economy. Average GM Card(R) receivables increased in both 2001 and 2000 as we continued to benefit from the March 2000 launch of the new GM Card(R). We added over 600,000 new GM Card(R) accounts in both years. We continue to work with GM on initiatives to promote increased card usage and enhance the potential for future growth. Credit card growth in both years was partially offset by attrition in our legacy undifferentiated Household Bank branded portfolio on which we have limited marketing efforts. ROMA improved to
     1.72 percent, compared to .92 percent in 2000 and .64 percent in 1999.

..    Our International segment reported net income of $204.1 million in 2001, compared to $230.1 million in 2000 and $218.7 million in 1999. Net income in 2001 includes negative foreign exchange impacts of $8.8 million. The decrease in 2001 net income reflects lower net interest margin as a percentage of receivables in the U.K. and higher salaries and occupancy costs associated with our branch expansion efforts. The decline in the net interest margin ratio was due to lower yields on private label receivables and a change in the portfolio mix. These decreases were partially offset by higher insurance revenues and higher other income resulting from payment by Centrica to discontinue our participation in the joint Goldfish credit card program as described below. In 2000, higher revenues as a result of receivable growth were only partially offset by higher salary expense. Managed receivables totaled $7.2 billion at year-end 2001, compared to $7.8 billion in 2000 and $7.6 billion in 1999. In 2001, the strongest growth was in our real estate secured and private label portfolios. This growth was offset by reductions in our MasterCard and Visa portfolio resulting from the discontinuation of the Goldfish program and the related sale of approximately $1.0 billion in receivables. In 2000, the strongest growth was in our MasterCard and Visa portfolio in the United Kingdom. Marbles(TM), our Internet-based credit card that was launched in October 1999, was the primary contributor to the growth. ROMA was 2.36 percent in 2001, compared to 2.71 percent in 2000 and 2.57 percent in 1999.

     In August 2001, we reached agreement with Centrica, our partner in marketing the Goldfish credit card, to discontinue our participation in the joint credit card program. As part of this agreement, in December 2001, we sold approximately $1.0 billion in credit card receivables to Centrica and received a payment of $72 million from the former joint venture partner which was partially offset by $40 million in costs, including the write-off of our investment in the joint venture as well as other capitalized costs directly related to our exit from the program. We will continue to service the receivables on an interim basis, for a fee, until Centrica's systems and platforms are in place. After the conversion, which we expect in the second half of 2002, we will receive a remaining payment of $50 million. The settlement agreement and ongoing effects will not have a material impact on future earnings.

Balance Sheet Review

Owned assets totaled $88.9 billion at December 31, 2001 and $76.3 billion at year-end 2000. Owned receivables may vary from period to period depending on the timing and size of securitization transactions. We had initial securitizations of $5.5 billion of receivables in 2001 and $7.0 billion in 2000. We refer to securitized receivables that are serviced for investors and are not on our balance sheet as our off-balance sheet portfolio.

Receivables growth has been a key contributor to our 2001 results. The strongest growth was in our real estate secured portfolio. Growth in our owned portfolio is shown in the following table:


                                                   Increase (Decrease)      Increase (Decrease)
All dollar amounts are stated                             in 2001/2000            in 2000/1999
in millions                      December 31, 2001            $       %               $       %
-----------------------------------------------------------------------------------------------
Owned receivables:
Real estate secured                     $ 43,856.8   $  8,677.1     25%      $ 10,517.8     43%
Auto finance                               2,368.9        518.3     28            617.1     50
MasterCard/Visa                            8,141.2         87.6      1          1,739.2     28
Private label                             11,663.9      1,316.6     13            227.6      2
Personal non-credit card (1)              13,337.0      2,008.9     18          2,176.5     24
Commercial and other                         506.9        (91.7)   (15)          (209.7)   (26)
------------------------------------------------------------------------------------------------
Total                                   $ 79,874.7   $ 12,516.8     19%      $ 15,068.5     29%
================================================================================================

(1) Personal non-credit card receivables included PHL's of $4.1 billion at December 31, 2001 and $3.0 billion at December 31, 2000.

..    Real estate secured receivables increased $8.7 billion to $43.9 billion during 2001 as a result of growth in our HFC and Beneficial branches and mortgage services business. During 2001, we increased our branch sales force by almost 750 account executives and increased the focus on training, motivating and retaining our account executives. These efforts, combined with the centralized lead management and point of sale system in our branches, resulted in higher productivity per account executive and were a primary driver of the receivable growth. Reduced competition also contributed to the growth in both our branch and our mortgage service businesses. During 2001, we also tightened underwriting and increased our emphasis on first lien mortgages.

     Our auto finance business reported strong, but controlled, growth during 2001, increasing receivables by $.5 billion to $2.4 billion at December 31, 2001, while raising cutoff scores and maintaining stringent underwriting criteria. A strong market, larger and more efficient sales force, increased dealer penetration and strong Internet originations also contributed to the growth. During 2001, we also securitized $2.6 billion of auto finance receivables as compared to $1.9 billion in 2000.

     MasterCard and Visa receivables increased slightly to $8.1 billion during 2001. Our UP portfolio reported strong growth due to new accounts and balance transfers. Our nonprime portfolio, which includes both the subprime Renaissance and the near-prime new Household Bank branded base portfolios, also grew. Growth was offset by the sale of the approximately $1.0 billion Goldfish credit card portfolio in the U.K. and continued attrition, as expected, in our legacy undifferentiated Household Bank branded base portfolio. During 2001, we also securitized $.3 billion (excluding replenishments) of MasterCard and Visa receivables as compared to $2.0 billion in 2000.

     Private label receivables increased 13 percent to $11.7 billion during 2001. Growth was primarily due to organic growth by existing merchants, but was also attributable to the addition of new merchants and a $725 million portfolio acquisition in the fourth quarter. Focused marketing efforts, including formation of dedicated marketing teams for our larger merchants, and focused use of promotions, especially for our mid-size merchants, contributed to the organic growth. Strong sales growth by several of our larger merchants also contributed to the increase in receivables. During 2001 and 2000, we securitized $.5 billion (excluding replenishments) of private label receivables.

     Personal non-credit card receivables increased 18 percent due to growth in our domestic consumer finance branches. As mentioned earlier, in 2001, we increased our branch sales force by almost 750 account executives and increased our focus on training, motivating and retaining our account executives. Our centralized lead management and point of sale system and improved customer retention also contributed to our strong branch growth.

     Personal non-credit card receivables are comprised of the following:

     In millions.
     At December 31                                   2001              2000
     -----------------------------------------------------------------------
     Domestic personal unsecured                $  6,547.4        $  6,180.8
     UP personal unsecured                         1,067.7             779.9
     Personal homeowner loans                      4,121.6           2,989.6
     Foreign unsecured                             1,600.3           1,377.8
     -----------------------------------------------------------------------
     Total                                      $ 13,337.0        $ 11,328.1
     ======================================================================-

     Personal unsecured loans (cash loans with no security) are made to customers who do not qualify for a real estate secured or personal homeowner loan ("PHL"). The average personal unsecured loan is approximately $5,000 and 80 percent of the portfolio is closed-end with terms ranging from 12 to 60 months. The UP personal unsecured loans are part of our affinity relationship with the AFL-CIO and are underwritten similar to other personal unsecured loans. The average PHL is approximately $15,000. PHL's typically have terms of 120 or 180 months and are subordinate lien, home equity loans with high (100 percent or more) combined loan-to-value ratios which we underwrite, price and classify as unsecured loans. Because recovery upon foreclosure is unlikely after satisfying senior liens and paying the expenses of foreclosure, we do not consider the collateral as a source for repayment in our underwriting. Historically, these loans have performed better from a credit loss perspective than traditional unsecured loans as consumers are more likely to pay secured loans than unsecured loans in times of financial distress. During 2001, we deliberately slowed growth in the personal unsecured product and emphasized growth in PHL's. During 2001, we also securitized $2.1 billion of personal non-credit card receivables as compared to $2.6 billion in 2000.

..    We reach our customers through many different distribution channels and our growth strategies vary across product lines. The consumer lending business originates real estate and personal non-credit card products through its retail branch network, direct mail, telemarketing, strategic alliances and Internet applications. The mortgage services business originates and purchases real estate secured volume primarily through brokers and correspondents. Private label credit card volume is generated through merchant promotions, application displays, Internet applications, direct mail and telemarketing. Auto finance loan volume is generated primarily through dealer relationships from which installment contracts are purchased. Additional auto finance volume is generated through direct lending which includes alliance partner referrals, Internet applications and direct mail. MasterCard and Visa loan volume is generated primarily through direct mail, telemarketing, Internet applications, application displays, promotional activity associated with our co-branding and affinity relationships, mass media advertisements (GM Card(R)) and merchant relationships sourced through our retail services business. We also supplement internally-generated receivable growth with portfolio acquisitions.

     We also are active in cross-selling more products to our existing customers. This opportunity for receivable growth results from our broad product array, recognized brand names, varied distribution channels, and large, diverse customer base. As a result of these cross-selling initiatives, we increased our products per customer by almost 20 percent in 2001. Products per customer is a measurement of the number of products held by an individual customer whose borrowing relationship with Household is considered in good standing. Products include all loan and insurance products.

     From time to time we offer customers with outstanding personal non-credit card loans who meet our current underwriting standards the opportunity to convert their loans into real estate secured loans. This enables our customers to have access to additional credit at lower interest rates. This also reduces our potential loss exposure and improves our portfolio performance as previously unsecured loans become secured in nature. We converted approximately $400 million of personal non-credit card loans into real estate secured loans in 2001 and $350 million in 2000. It is not our practice to re-write or reclassify any delinquent secured loans (real estate or auto) into personal non-credit card loans.

     The Internet is also an increasingly important distribution channel and is enabling us to expand into new customer segments, improve delivery in indirect distribution and serve current customers in a more cost-effective manner. Receivables originated via the Internet were $3.3 billion at December 31, 2001, a 450 percent increase over December 31, 2000. At December 31, 2001, over 925,000 accounts were originated or serviced via the Internet. We are currently accepting loan applications via the Internet for all of our products and have the ability to serve our customers entirely on-line or in combination with our other distribution channels.

..    The owned consumer two-months-and-over contractual delinquency ratio was
     4.53 percent at December 31, 2001, compared to 4.26 percent at December 31, 2000. The owned consumer net charge-off ratio was 3.32 percent in 2001, compared to 3.18 percent in 2000 and 3.67 percent in 1999. As expected, delinquency and charge-off ratios increased during 2001. We expect manageable increases in both delinquency and charge-off to continue during the first two or three quarters of 2002 and then decline modestly in the latter part of the year.

..    Our owned credit loss reserves were $2.7 billion at December 31, 2001, compared to $2.1 billion at December 31, 2000. Credit loss reserves as a percent of owned receivables were 3.33 percent at December 31, 2001, compared to 3.14 percent at year-end 2000.

..    In connection with our share repurchase program, we repurchased 17.4 million shares of our common stock for a total of $916.3 million during 2001. Since announcing our share repurchase program in March 1999, we have repurchased 39.6 million shares for a total of $1.8 billion. On May 9, 2001, we announced a new two-year $2 billion common stock repurchase program. This new program went into effect on January 1, 2002 and replaced the $2 billion stock repurchase program which expired on December 31, 2001.

..    Our total shareholders' equity (including company obligated mandatorily redeemable preferred securities of subsidiary trusts and excluding unrealized gains and losses on cash flow hedging instruments in 2001) to owned assets ratio was 11.22 percent at December 31, 2001, compared to
     11.15 percent at December 31, 2000.

Results of Operations

Unless noted otherwise, the following discusses amounts reported in our owned basis statements of income.

Net Interest Margin Our net interest margin on an owned basis increased to $5.8 billion in 2001, up from $4.7 billion in 2000 and $3.8 billion in 1999. Growth in average interest-earning assets resulted in higher net interest margin dollars in both years. In 2001, the increase was also due to lower funding costs, partially offset by an ensuing reduction in the rates we charge to our customers. The Federal Reserve reduced interest rates 11 times for a total of 475 basis points during 2001. In 2000, better pricing was partially offset by higher interest costs. In 2000, the Federal Reserve raised interest rates 3 times for a total of 100 basis points. In 2002, we expect net interest margin as a percent of receivables to be higher on average than in 2001 as we benefit from the full-year impact of the 2001 rate reductions. We expect some minor contraction late in the year as we believe the Fed will raise rates.

As a percent of average interest-earning assets, net interest margin was 7.85 percent in 2001, 7.68 percent in 2000 and 7.74 percent in 1999. On a percentage basis, net interest margin in both years was impacted by a shift in the portfolio to lower margin real estate secured receivables. In 2001, the impact of this shift was more than offset by lower interest costs. In 2000, higher interest costs also contributed to the decrease in the ratio.

Our net interest margin on a managed basis includes finance income earned on our owned receivables as well as on our securitized receivables. This finance income is offset by interest expense on the debt recorded on our balance sheet as well as the contractual rate of return on the instruments issued to investors when the receivables were securitized. Managed basis net interest margin increased to $7.9 billion in 2001, up from $6.4 billion in 2000 and $5.5 billion in 1999. As a percent of average managed interest-earning assets, net interest margin was
8.44 percent in 2001, 8.05 percent in 2000 and 8.19 percent in 1999. Receivable growth contributed to the dollar increases in both years. The increase in the ratio in 2001 was primarily the result of lower interest costs. The decrease in the ratio in 2000 reflects the continued shift in the portfolio to lower margin real estate secured receivables and higher interest costs due to increases in interest rates, partially offset by improved pricing in our MasterCard and Visa portfolio.

Net interest margin as a percent of receivables on a managed basis is greater than on an owned basis because auto finance and MasterCard and Visa receivables, which have wider spreads, are a larger portion of the off-balance sheet portfolio than of the owned portfolio, which primarily consists of lower margin real estate secured loans.

We are able to adjust our pricing on many of our products, which reduces our exposure to changes in interest rates. During 2001, we benefited from reductions in funding costs, which were greater than the corresponding reduction in pricing. At December 31, 2001 and 2000, we estimated that our after-tax earnings would decline by about $77 and $81 million, respectively, following a gradual 200 basis point increase in interest rates over a twelve month period.

See the net interest margin tables on pages 33 to 35 for additional information regarding our owned basis and managed basis net interest margin.

Provision for Credit Losses The provision for credit losses includes current period net credit losses and an amount which we believe is sufficient to maintain reserves for losses of principal, interest and fees, including late, overlimit and annual fees, at a level that reflects known and inherent losses in the portfolio.

At December 31, 2001, our owned loss reserve was at an all-time high, despite a continued shift in our portfolio mix to real estate secured loans. During 2001, we recorded owned loss provision $502.9 million greater than charge-offs. Loss provision in 2001 reflected our continued receivable growth, recent increases in personal bankruptcy filings, and continued uncertainty over the impact of the weakening economy on charge-off and delinquency trends. Additionally, growth in our receivables and portfolio seasoning ultimately result in a higher dollar loss reserve requirement. Loss provision was $195.5 million greater than charge-offs in 2000, primarily due to receivable growth. Loss provisions are based on an estimate of inherent losses in our loan portfolio. See "Credit Loss Reserves" for further discussion and overall methodology for determining loss provision and loss reserves.

The provision for credit losses totaled $2.9 billion in 2001, compared to $2.1 billion in 2000 and $1.7 billion in 1999. Receivables growth in both years and a weakened economy in 2001 contributed to a higher provision. The provision for credit losses may vary from year to year, depending on a variety of factors including the amount of securitizations in a particular period, economic conditions and historical delinquency roll-rates of our loan products and our product vintage analyses.

As a percent of average owned receivables, the provision was 4.00 percent, compared to 3.50 percent in 2000 and 3.59 percent in 1999. In 2001, the increase in this ratio reflects higher charge-offs, including bankruptcy charge-offs, and additions to loss reserves, both resulting from the weakening economy. In 2000, the decline in this ratio reflects improved credit quality as secured loans, which have a lower loss experience, represented a larger percentage of our owned portfolio. This decline came in spite of an increase in overall charge-off dollars as a result of receivable growth in the prior year. Run-off of our legacy undifferentiated Household Bank branded MasterCard and Visa portfolio, which had higher loss rates, also contributed to the decline in 2000.

See the "Analysis of Credit Loss Reserves Activity" on pages 31 and 32 for additional information regarding our owned basis and managed basis loss reserves.

Other Revenues Total other revenues on an owned basis were $3.8 billion in 2001, $3.2 billion in 2000 and $2.8 billion in 1999 and included the following:

In millions.
Year ended December 31            2001                 2000                1999
-------------------------------------------------------------------------------
                             (RESTATED)           (RESTATED)          (RESTATED)
Securitization revenue       $ 1,762.9            $ 1,459.3           $ 1,365.8
Insurance revenue                662.4                561.2               534.6
Investment income                167.7                174.2               168.8
Fee income                       903.5                760.2               546.2
Other Income                     322.5                228.8               223.8
--------------------------------------------------------------------------------
Total other revenues         $ 3,819.0            $ 3,183.7           $ 2,839.2
================================================================================

Securitization revenue is the result of the securitization of our receivables and includes initial and replenishment gains on sale, net of our estimate of probable credit losses under the recourse provisions, as well as servicing revenue and excess spread. Securitization revenue was $1.8 billion in 2001, compared to $1.5 billion in 2000 and $1.4 billion in 1999. The increases were due to higher average securitized receivables and changes in the mix of receivables included in these transactions. Securitization revenue will vary each year based on the level and mix of receivables securitized in that particular year (which will impact the gross initial gains and related estimated probable credit losses under the recourse provisions) as well as the overall level and mix of previously securitized receivables (which will impact servicing revenue and excess spread). The estimate for probable credit losses for securitized receivables is impacted by the level and mix of current year securitizations because securitized receivables with longer lives may require a higher over-the-life loss provision than receivables securitized with shorter lives depending upon loss estimates and severities.

Securitization revenue included the following:

In millions.
Year ended December 31                        2001           2000           1999
--------------------------------------------------------------------------------
                                         (RESTATED)     (RESTATED)    (RESTATED)
Net initial gains                        $   165.7      $   170.1      $   111.1
Net replenishment gains                      407.5          328.4          254.1
Servicing revenue and excess spread        1,189.7          960.8        1,000.6
--------------------------------------------------------------------------------
Total                                    $ 1,762.9      $ 1,459.3      $ 1,365.8
================================================================================

Certain securitization trusts, such as credit cards, are established at fixed levels and require frequent sales of new receivables into the trust to replace receivable run-off.

The change in our interest-only strip receivables, net of the related loss reserve and excluding the mark-to-market adjustment recorded in accumulated other comprehensive income, was $100.6 million in 2001, $59.0 million in 2000 and $34.0 million in 1999.

See Note 1, "Summary of Significant Accounting Policies," and Note 5 "Asset Securitizations," to the consolidated financial statements for further information on asset securitizations.

Insurance revenue was $662.4 million in 2001, $561.2 million in 2000 and $534.6 million in 1999. The increases reflect increased sales on a larger loan portfolio and improved customer acceptance and retention rates. During 2001, we announced that we will discontinue the sale of single premium credit insurance on real estate secured receivables in favor of offering a fixed monthly premium insurance product. The rollout of this insurance product began in the fourth quarter of 2001 and was substantially completed in the first quarter of 2002. This change is not expected to have a material impact on our results of operations for 2002.

Investment income includes interest income on investment securities in the insurance business as well as realized gains and losses from the sale of investment securities. Investment income was $167.7 million in 2001, $174.2 million in 2000 and $168.8 million in 1999. In 2001, the decrease was primarily due to lower interest income, primarily resulting from lower yields, partially offset by higher average investment balances. In 2000, the increase was primarily due to higher interest income, primarily resulting from higher average investment balances and higher yields.

Fee income includes revenues from fee-based products such as credit cards. Fee income was $903.5 million in 2001, $760.2 million in 2000 and $546.2 million in 1999. The increases were primarily due to higher credit card fees. Fee income will also vary from year to year depending upon the amount of securitizations in a particular period.

See Note 21, "Segment Reporting," to the accompanying consolidated financial statements for additional information on fee income on a managed basis.

Other income, which includes revenue from our refund lending business, was $322.5 million in 2001, $228.8 million in 2000 and $223.8 million in 1999. RAL income was $198.3 million in 2001, $132.7 million in 2000 and $130.6 million in 1999. The increase in 2001 also reflects income of $32 million, net of costs directly related to our exit from the Goldfish credit card program, in connection with the agreement with Centrica to discontinue our participation in the program.

Costs and Expenses Total costs and expenses increased 18 percent to $3.9 billion in 2001, compared to $3.3 billion in 2000 and $2.8 billion in 1999. Expenses on an owned basis are the same as expenses on a managed basis. Higher expenses were the result of higher receivable levels and increased operating, technology, marketing, and personnel spending directly related to the receivable growth. Acquisitions during the first half of 2000 also contributed to increased expenses over the prior years. Our efficiency ratio was 38.4 percent in 2001, compared to 39.6 percent in 2000 and 39.5 percent in 1999.

Total costs and expenses included the following:

In millions.
Year ended December 31                                        2001            2000            1999
--------------------------------------------------------------------------------------------------
                                                        (RESTATED)      (RESTATED)       (RESTATED)
Salaries and fringe benefits                             $ 1,597.2       $ 1,312.1       $ 1,048.7
Sales incentives                                             273.2           203.6           145.9
Occupancy and equipment expense                              337.4           306.6           270.9
Other marketing expenses                                     490.4           443.6           346.9
Other servicing and administrative expenses                  716.8           595.0           550.6
Amortization of acquired intangibles and goodwill            157.6           166.4           150.0
Policyholders' benefits                                      302.6           261.7           258.1
--------------------------------------------------------------------------------------------------
Total costs and expenses                                 $ 3,875.2       $ 3,289.0       $ 2,771.1
==================================================================================================

Salaries and fringe benefits were $1.6 billion in 2001, $1.3 billion in 2000 and $1.0 billion in 1999. The increases were primarily due to additional staffing at all businesses, including the impact of acquisitions. In 2001, we increased sales, collection, customer service and technology staffing levels at all businesses to support our growth. Branch expansion efforts in the United Kingdom and Canada also contributed to the increase in 2001. In 2000, additional staffing to support growth and collection efforts in our consumer lending business, which contributed to increased recoveries and collections and improved the portfolio performance of our receivables, also contributed to the increase over the prior year. Growth in our credit card business, including the impact of acquisitions, also contributed to the increase in 2000.

Sales incentives were $273.2 million in 2001, $203.6 million in 2000 and $145.9 million in 1999. The increases were primarily due to higher sales volumes in our branches.

Occupancy and equipment expense was $337.4 million in 2001, $306.6 million in 2000 and $270.9 million in 1999. The increases were primarily due to growth in our support facilities. In 2001, we also added new branches in the United Kingdom and Canada. In 2000, we opened a new call center in Tampa, Florida and acquired other facilities in the first half of the year. These facilities have supported our receivable growth.

Other marketing expenses include payments for advertising, direct mail programs and other marketing expenditures. These expenses were $490.4 million in 2001, $443.6 million in 2000 and $346.9 million in 1999. The increases were primarily due to increased credit card marketing initiatives, largely in the U.S. MasterCard and Visa portfolio.

Other servicing and administrative expenses were $716.8 million in 2001, $595.0 million in 2000 and $550.6 million in 1999. In 2001, the increase was primarily due to higher collection and consulting expenses, REO and fraud losses, and costs associated with privacy mailings to comply with new legislation. In 2000, the increase was primarily due to e-commerce initiatives and increased costs resulting from the acquisition of Renaissance and two real estate secured loan portfolios.

Amortization of acquired intangibles and goodwill was $157.6 million in 2001, $166.4 million in 2000 and $150.0 million in 1999. In 2001, the decrease was attributable to reductions in acquired intangibles. In 2000, the increase was attributable to higher goodwill amortization resulting from the Renaissance acquisition. Upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002, amortization of goodwill recorded in past business combinations ceased. The adoption is expected to increase net income by approximately $45 million, or $.10 per share, annually.

Policyholders' benefits were $302.6 million in 2001, $261.7 million in 2000 and $258.1 million in 1999. The increases are consistent with the increase in insurance revenues resulting from increased policy sales.

Income taxes. The effective tax rate was 34.4 percent in 2001, 34.8 percent in 2000 and 32.9 percent in 1999.

--------------------------------------------------------------------------------
Credit Quality

Delinquency and Charge-offs Our delinquency and net charge-off ratios reflect, among other factors, changes in the mix of loans in our portfolio, the quality of our receivables, the average age of our loans, the success of our collection efforts, bankruptcy trends and general economic conditions. Real estate secured receivables, which have a significantly lower charge-off rate than unsecured receivables, represented 55 percent of our total owned receivables at December 31, 2001 and 52 percent at December 31, 2000. The levels of personal bankruptcies also have a direct effect on the asset quality of our overall portfolio and others in our industry.

Our credit and portfolio management procedures focus on risk-based pricing and effective collection efforts for each loan. We have a process which we believe gives us a reasonable basis for predicting the credit quality of new accounts. This process is based on our experience with numerous marketing, credit and risk management tests. We also believe that our frequent and early contact with delinquent customers, as well as policies designed to manage customer relationships, such as reaging delinquent accounts to current in specific situations, are helpful in maximizing customer collections.

We have been preparing for an economic slowdown since late 1999. Throughout 2000 and 2001, we emphasized real estate secured loans which historically have a lower loss rate as compared to our other loan products, grew sensibly, tightened underwriting policies, reduced unused credit lines, strengthened risk model capabilities and invested heavily in collections capability by adding over 2,500 collectors. As a result, 2001 charge-off and delinquency performance has been well within our expectations.

Our consumer charge-off and nonaccrual policies vary by product as follows:


 Product          Charge-off Policy                                     Nonaccrual Policy
-------------------------------------------------------------------------------------------------------------------
 Real estate      Carrying values in excess of net realizable value     Interest income accruals are suspended when
 secured          are charged off at the time of foreclosure or when    principal or interest payments are more than 3
                  settlement is reached with the borrower.              months contractually past due and resumed when
                                                                        the receivable becomes less than 3 months
                                                                        contractually past due.

 Auto finance     Carrying values in excess of net realizable value     Interest income accruals are suspended when
                  are charged off at the earlier of the following:      principal or interest payments are more than 2
                  .  the collateral has been repossessed and sold,      months contractually past due and resumed when
                  .  the collateral has been in our possession          the receivable becomes less than 2 months
                     for more than 90 days, or                          contractually past due.
                  .  the loan becomes 150 days contractually
                     delinquent.

 MasterCard       Charged off at 6 months contractually delinquent.     Interest accrues until charge-off.
 and Visa

 Private label    Charged off at 9 months contractually delinquent.     Interest accrues until charge-off.

 Personal non-    Charged off at 9 months contractually delinquent      Interest income accruals are suspended when
 credit card      and no payment received in 6 months, but in no        principal or interest payments are more than 3
                  event to exceed 12 months.                            months contractually delinquent. For PHL's,
                                                                        interest income accruals resume if the receivable
                                                                        becomes less than three months contractually
                                                                        past due. For all other personal non-credit card
                                                                        receivables, interest income is recorded as
                                                                        collected.


Charge-offs may occur sooner for certain consumer receivables involving a bankruptcy.
--------------------------------------------------------------------------------

Our charge-off policies focus on maximizing the amount of cash collected from a customer while not incurring excessive collection expenses on a customer who will likely be ultimately uncollectible. We believe our policies are responsive to the specific needs of the customer segment we serve. Our real estate and auto finance charge-off policies consider customer behavior in that initiation of foreclosure or repossession activities often prompts repayment of delinquent balances. Our collection procedures and charge-off periods, however, are designed to avoid ultimate foreclosure or repossession whenever it is reasonably economically possible. Our MasterCard and Visa charge-off policy is consistent with credit card industry practice. Charge-off periods for our personal non-credit card and private label products were designed to be responsive to our customer needs and may be longer than bank competitors who serve a different market. Our policies have been consistently applied and there have been no significant changes to any of our policies during any of the periods reported. Our loss reserve estimates consider our charge-off policies to ensure appropriate reserves exist for products with longer charge-off lives. We believe our charge-off policies are appropriate and result in proper loss recognition.

Our policies for consumer receivables permit reset of the contractual delinquency status of an account to current, subject to certain limits, if a predetermined number of consecutive payments has been received and there is evidence that the reason for the delinquency has been cured. Such reaging policies vary by product and are designed to manage customer relationships and maximize collections.

See "Credit Quality Statistics" on pages 29 and 30 for further information regarding owned basis and managed basis delinquency, charge-offs and nonperforming loans.

Consumer Two-Month-and-Over Contractual Delinquency Ratios - Owned Basis

                                           2001 Quarter End                     2000 Quarter End
                           --------------------------------  -----------------------------------
                                 4       3        2       1          4       3        2        1
------------------------------------------------------------------------------------------------
Real estate secured          2.63%   2.71%    2.59%   2.55%      2.58%   2.71%    2.64%    2.90%
Auto finance                 2.92    2.43     2.35    1.74       2.46    1.96     1.84     1.90
MasterCard/Visa              5.67    5.22     4.80    5.02       4.90    4.89     4.30     4.17
Private label                5.99    6.57     6.54    5.62       5.60    5.64     5.81     6.03
Personal non-credit card     9.04    8.75     8.79    8.79       7.99    7.77     8.23     9.10
------------------------------------------------------------------------------------------------
Total Owned                  4.53%   4.58%    4.48%   4.36%      4.26%   4.29%    4.25%    4.58%
================================================================================================

See "Credit Quality Statistics - Managed Basis" on page 30 for additional information regarding our managed basis credit quality.

Our consumer delinquency ratios at year-end remained stable compared to the third quarter and increased modestly compared to the prior year. These increases were within our expectations. All products were negatively affected by the weakening economy during the fourth quarter. The increase in auto finance delinquency also reflects historical seasonal trends. These increases were partially offset by decreases in real estate secured delinquency due to improved collections. The sequential quarter comparison benefited from seasonal receivable growth in MasterCard and Visa and private label receivables, as well as a private label portfolio acquisition in the quarter. Additionally, our MasterCard and Visa portfolio was negatively impacted by the December removal of the Goldfish accounts, which had very low delinquency.

Compared to a year ago, the weakening economy contributed to higher delinquency ratios in all products. In our real estate secured portfolio, these increases were partially offset by benefits from the growing percentage of loans on which we hold a first lien position as these loans have lower delinquency rates than other loans. Though delinquency in our total MasterCard and Visa portfolio increased over the prior year due in part to the removal of the Goldfish accounts, delinquency in our subprime portfolio improved. During 2001, we improved underwriting selection criteria in our subprime MasterCard and Visa portfolio by building systems which better exclude certain high-risk customers from solicitations.

Consumer Net Charge-off Ratios - Owned Basis

                                             2001 Quarter Annualized                      2000 Quarter Annualized
                             Full Year   ---------------------------   Full Year   ------------------------------   Full Year
                                  2001       4       3      2      1        2000       4       3       2        1        1999
-----------------------------------------------------------------------------------------------------------------------------
Real estate secured               .52%    .64%    .51%   .48%   .43%        .42%    .39%    .39%    .44%     .48%        .51%
Auto finance                     4.00    4.91    3.72   3.26   3.93        3.29    3.90    2.88    2.90     3.42        3.42
MasterCard/Visa                  8.17    7.90    8.28   8.33   8.17        6.55    7.36    5.99    6.32     6.48        7.95
Private label                    5.59    6.12    5.94   5.25   5.02        5.34    5.03    5.18    5.46     5.70        5.60
Personal non-credit card         6.81    6.97    7.27   6.84   6.12        7.02    5.82    7.05    7.85     7.64        6.50
-----------------------------------------------------------------------------------------------------------------------------
Total Owned                      3.32%   3.43%   3.43%  3.26%  3.12%       3.18%   2.98%   3.01%   3.27%    3.53%       3.67%
=============================================================================================================================

See "Credit Quality Statistics - Managed Basis" on page 30 for additional information regarding our managed basis credit quality.

During the fourth quarter, our net charge-off ratios continued to be impacted by the weakening economy. Higher loss severities on repossessed vehicles due to a weak market for used cars and historical seasonal trends also contributed to the increases in our auto finance portfolio. We expect improvement in the used car market in 2002. However, we expect the economy to remain weak and total portfolio charge-offs to increase through the first two or three quarters of 2002. We expect the economy to recover slowly and charge-offs to decline modestly in the latter part of the year.

The increases in charge-off ratios for the year also reflect the weakening economy. These increases were partially offset by improved collections in our real estate secured, private label and personal non-credit card portfolios as a direct result of increasing the size of our collection staff, especially in our branch network. The increase in the auto finance ratio was due in part to higher loss severities on repossessed vehicles. The increase in the MasterCard and Visa ratio reflects a higher percentage of subprime receivables in the portfolio. Though subprime charge-off rates declined throughout 2001, these receivables continue to have higher loss rates than other MasterCard and Visa receivables.

Our total 2001 net charge-off ratios reflected the positive impact of the growing percentage of real estate secured receivables, which have a lower charge-off ratio than other products, in our portfolio. Assuming 1999 product mix, net charge-offs would have been approximately 45 basis points higher in 2001 and 30 basis points higher in 2000.

In 2000, all products, except personal non-credit card loans, reported improved charge-off ratios compared to 1999. Our MasterCard and Visa portfolio reported the strongest improvement in 2000 as a result of significant decreases in charge-off dollars in our legacy undifferentiated Household Bank and GM portfolios and in bankruptcy charge-offs. Charge-off dollars for all products were up in 2000.

In February, 1999, the four federal banking regulatory agencies revised their guidelines for classification of credit based on delinquency status and mandated specified timeframes for recognizing losses in consumer loan portfolios. These regulatory policy changes, which apply only to products within our banking subsidiaries and became effective October 1, 2000, did not result in a significant modification to any of our established reaging or charge-off policies. Therefore, the application of the new rules did not have a material impact on our financial statements or the way we manage our businesses.

Credit Loss Reserves We maintain credit loss reserves to cover probable losses of principal, interest and fees, including late, overlimit and annual fees. Credit loss reserves are based on a range of estimates and intended to be adequate but not excessive. We estimate losses for consumer receivables based on delinquency status and past loss experience. In addition, we provide loss reserves on consumer receivables to reflect our assessment of portfolio risk factors which may not be fully reflected in the statistical calculation which uses roll rates and migration analysis. These risk factors include bankruptcy trends, recent growth, product mix, economic conditions, and current levels in charge-off and delinquency. While our credit loss reserves are available to absorb losses in the entire portfolio, we specifically consider the credit quality and other risk factors for each of our products, which include real estate secured, auto finance, Master Card and Visa and private label credit cards and personal non-credit cards. We recognize the different inherent loss characteristics and risk management/collection practices in each of these products. Charge-off and customer account management policies are also considered when establishing loss reserve requirements to ensure the appropriate reserves exist for products with longer charge-off periods and for customers benefiting from account management decisions. We also consider key ratios such as reserves to nonperforming loans and reserves as a percentage of charge-offs in developing our loss reserve estimate. Loss reserve estimates are reviewed periodically and adjustments are reported in earnings when they become known. These estimates are influenced by factors outside of our control, such as economic conditions and consumer payment patterns. As a result, there is uncertainty inherent in these estimates, making it reasonably possible that they could change.

At December 31, 2001, our owned loss reserve was at an all-time high, despite a continued shift in our portfolio mix to secured loans. During 2001, we recorded owned loss provision $502.9 million greater than charge-offs. Loss provision in 2001 reflected our continued receivable growth, recent increases in personal bankruptcy filings, and continued uncertainty over the impact of the weakening economy on charge-off and delinquency trends. Additionally, growth in our receivables and portfolio seasoning ultimately result in a higher loss reserve requirement. Loss provision was $195.5 million greater than charge-offs in 2000, primarily due to receivable growth. Loss provisions are based on an estimate of inherent losses in our loan portfolio.

The following table sets forth owned basis credit loss reserves for the periods indicated:



All dollar amounts are stated in millions.
At December 31                                         2001           2000           1999           1998            1997
-------------------------------------------------------------------------------------------------------------------------
Owned credit loss reserves                       $  2,663.1     $  2,111.9     $  1,757.0     $  1,734.2      $  1,642.1
Reserves as a percent of receivables                    3.33%          3.14%          3.36%          3.92%           4.25%
Reserves as a percent of net charge-offs              110.5          109.9          101.1          112.6           126.7
Reserves as a percent of nonperforming loans           91.0           90.2           87.5          100.3           113.2
=========================================================================================================================

Reserves as a percentage of receivables in 2001 reflect the impact of the weakened economy, higher levels of delinquency and charge-off, and the continuing uncertainty as to the ultimate impact the weakened economy will have on delinquency and charge-off levels. We began to see evidence of a weakening economy in the first half of the year as delinquencies began to rise and bankruptcy filings increased. This resulted in higher charge-offs beginning in the second quarter. The combination of these risk factors, partially offset by a higher mix of real estate secured receivables, which have lower credit losses, resulted in higher loss provisions in 2001.

Over the past five years, our loan portfolio has experienced a dramatic shift in product mix to real estate secured receivables. The trend in reserves as a percentage of receivables from 1997 through 2000 reflects the impact of a growing percentage of secured loans which have lower loss rates than unsecured loans and, beginning in 1999 and continuing into 2000, improving credit quality trends. This trend also benefited in 1999 and 2000 from the continued run-off of our undifferentiated Household Bank branded MasterCard and Visa portfolio. Real estate secured receivables represented 55 percent of our receivables at December 31, 2001 compared to 36 percent at December 31, 1997. The impact of this shift to real estate secured receivables is significant. Holding average receivable mix constant to 1997 levels would have resulted in approximately a $980 million increase in charge-off during 2001 based on 2001 owned charge-off ratios.

For securitized receivables, we also record a provision for estimated probable losses that we expect to incur under the recourse provisions. The following table sets forth managed credit loss reserves for the periods indicated:


All dollar amounts are stated in millions.
At December 31                                           2001          2000           1999            1998           1997
--------------------------------------------------------------------------------------------------------------------------
Managed credit loss reserves                       $  3,811.4    $  3,194.2     $  2,666.6      $  2,548.1     $  2,523.0
Reserves as a percent of managed receivables              3.78%         3.65%          3.72%           3.99%          3.99%
Reserves as a percent of managed net charge-offs        110.7         111.1           98.2            94.4          109.8
Reserves as a percent of nonperforming loans            105.0         107.0          100.1           109.5          115.5
==========================================================================================================================

See the "Analysis of Credit Loss Reserves Activity" on pages 31 and 32 for additional information regarding our owned basis and managed basis loss reserves.

Geographic Concentrations The state of California accounts for 15 percent of our managed domestic consumer portfolio and is the only state with more than 10 percent of this portfolio. Because of our centralized underwriting collections and processing functions, we can quickly change our credit standards and intensify collection efforts in specific locations. We believe this lowers risks resulting from such geographic concentrations.

Our foreign consumer operations located in the United Kingdom and Canada accounted for 6 percent and 1 percent, respectively, of managed consumer receivables at December 31, 2001.

Owned Nonperforming Assets

All dollar amounts are stated in millions.
At December 31                                      2001        2000        1999
--------------------------------------------------------------------------------
Nonaccrual receivables                         $ 2,079.5   $ 1,678.7   $ 1,444.6
Accruing consumer receivables 90 or
  more days delinquent                             844.1       649.4       550.4
Renegotiated commercial loans                        2.1        12.3        12.3
--------------------------------------------------------------------------------
Total nonperforming receivables                  2,925.7     2,340.4     2,007.3
Real estate owned                                  398.9       337.1       271.5
--------------------------------------------------------------------------------
Total nonperforming assets                     $ 3,324.6   $ 2,677.5   $ 2,278.8
================================================================================

The increase in nonaccrual receivables is attributable to increases in our real estate secured, auto finance and personal non-credit card portfolios. Accruing receivables 90 or more days delinquent includes MasterCard and Visa and private label credit card receivables, consistent with industry practice. The increase in total nonperforming assets is consistent with and attributable to growth in our owned portfolio.

--------------------------------------------------------------------------------
Liquidity and Capital Resources

Our subsidiaries use cash to originate loans, purchase loans or investment securities and acquire businesses. Their sources of cash include the collection of receivable balances; maturities or sales of investment securities; proceeds from the issuance of debt and deposits and from the securitization of consumer receivables; and cash provided by operations.

The following table summarizes our contractual cash obligations by period due:

In millions.
At December 31, 2001                      2002        2003       2004        2005        2006    Thereafter       Total
-----------------------------------------------------------------------------------------------------------------------
Long-term debt:
  Time certificates of deposit       $ 2,025.5   $ 1,307.3   $1,528.2    $  837.3    $  208.1     $   410.3   $ 6,316.7
  Senior and senior subordinated
   Debt                               10,492.5     9,980.0    5,800.9     5,970.0     6,652.0      17,928.2    56,823.6
-----------------------------------------------------------------------------------------------------------------------
  Total long-term debt                12,518.0    11,287.3    7,329.1     6,807.3     6,860.1      18,338.5    63,140.3
-----------------------------------------------------------------------------------------------------------------------
Operating leases:
   Minimum rental payments               150.9       128.6      110.7        92.8        82.6         330.0       895.6
   Minimum sublease income               (21.4)      (21.6)     (22.0)      (22.3)      (22.2)        (77.7)     (187.2)
-----------------------------------------------------------------------------------------------------------------------
  Total operating leases                 129.5       107.0       88.7        70.5        60.4         252.3       708.4
-----------------------------------------------------------------------------------------------------------------------
Other Long-Term Obligations:
   Company obligated mandatorily
    redeemable preferred securities
    of subsidiary trust                    -           -          -           -           -           975.0       975.0
-----------------------------------------------------------------------------------------------------------------------
Total Contractual Obligations        $12,647.5   $11,394.3   $7,417.8    $6,877.8    $6,920.5     $19,565.8   $64,823.7
=======================================================================================================================

We also enter into commitments to meet the financing needs of our customers. In most cases, we have the ability to reduce or eliminate these open lines of credit. As a result, the amounts below do not necessarily represent future cash requirements:

In billions.
At December 31                                                              2001
--------------------------------------------------------------------------------
MasterCard and Visa and private label credit cards                       $  99.4
Other consumer lines of credit                                               4.7
--------------------------------------------------------------------------------
Open lines of credit                                                     $ 104.1
================================================================================

At December 31, 2001, our mortgage services business had commitments with numerous correspondents to purchase up to $1.1 billion of real estate secured receivables, subject to availability based on underwriting guidelines specified by our mortgage services business. These commitments have terms of up to one year and can be renewed upon mutual agreement.

In managing capital, we develop targets for the ratio of equity to managed assets based on discussions with rating agencies, reviews of regulatory requirements and competitor capital positions, credit loss reserve strength, risks inherent in the portfolio and projected operating environment, and acquisition objectives. We also specifically consider the level of intangibles arising from completed acquisitions. A primary objective of our capital management is to maintain investment grade ratings from rating agencies in order to have acceptable funding costs as well as greater access to a variety of funding sources. Targets include capital levels against both owned and managed assets. Our targets may change from time to time to accommodate changes in the operating environment or any of the other considerations listed above.

Consolidated capital ratios at year end 2001 and 2000 were consistent with our targets. Those ratios, as well as our 2002 target for tangible shareholders' equity to tangible managed assets, are as follows:


 At December 31                                                          2001          2000     2002 Targets
--------------------------------------------------------------------------------------------------------------
                                                                     RESTATED)    (RESTATED)
 Tangible shareholders' equity to tangible managed assets                7.57%         7.13%      8.00-8.25%
 Common and preferred equity and trust preferred securities as
   a percent of owned assets(2)                                         10.98(1)      11.15
 Common and preferred equity and trust preferred securities
   as a percent of managed assets(2)                                     8.88(1)       8.81
--------------------------------------------------------------------------------------------------------------

(1) Excluding the impact of FAS No. 133.

(2) The ratio of common and preferred equity and trust preferred securities as a percentage of owned and managed assets and the ratio of tangible equity to tangible managed assets are non-GAAP ratios that are used by rating agencies as a measure to evaluate capital adequacy. These ratios may differ from similarly named measures presented by other companies. Because of its long-term nature and our ability to defer dividends, rating agencies consider trust preferred securities as equity in calculating these ratios.

Parent Company Household International, Inc. is the holding or parent company that owns the outstanding stock of its subsidiaries. The parent company's main source of funds is cash received from its subsidiaries in the form of dividends and intercompany borrowings. The parent company received dividends from its subsidiaries of $673 million in 2001 and $648 million in 2000. Dividends from subsidiaries are managed to ensure subsidiaries are adequately capitalized. In addition, the parent company receives cash from third parties by issuing debt, preferred stock and common stock.

At December 31, 2001, the parent company had $400 million in committed back-up lines of credit that it can use on short notice. These lines are available either to the parent company or its subsidiary, Household Finance Corporation ("HFC"). None of these back-up lines were drawn upon in 2001. These lines of credit expire in 2003 and do not contain financial material adverse change clauses that could restrict availability. The only financial covenant contained in the terms of the parent company's credit agreements is the maintenance of minimum shareholders' equity of $2.0 billion.

The parent company has a number of obligations to meet with its available cash. It must be able to service its debt and meet the capital needs of its subsidiaries. It also must pay dividends on its preferred stock and may pay dividends to its common stockholders. The parent company paid $406.6 million in common and preferred dividends to shareholders in 2001 and $358.9 million in 2000. The parent company anticipates its common stock dividend payout ratio in 2002 to be comparable to prior years.

At various times, the parent company will make capital contributions to its subsidiaries to comply with regulatory guidance, support receivable growth, maintain acceptable investment grade ratings at the subsidiary level, or provide funding for long-term facilities and technology improvements. In 2001, the parent company made capital contributions of $50 million to subsidiaries, compared to $550 million in 2000. The primary reasons for the larger contribution in 2000 were to support receivable growth and maintain acceptable investment grade ratings. We expect our subsidiaries will continue to need additional capital contributions in 2002. We anticipate that these amounts will exceed the amounts contributed in prior years. We have been advised by the Office of Thrift Supervision ("OTS"), Office of the Comptroller of the Currency ("OCC") and the Federal Deposit Insurance Corporation ("FDIC") that in accordance with their 2001 Guidance for Subprime Lending Programs, they will impose additional capital requirements on institutions which hold nonprime or subprime assets which we expect will be greater than the historical levels we have maintained at these subsidiary institutions. We do not believe the additional capital needs of any subsidiary will have a material adverse impact on our financial position or our business operations.

In August 2001, the parent company issued zero-coupon convertible debt securities. The convertible debt securities are due 2021, have a 1 percent yield to maturity and have a principal amount at maturity of approximately $1.2 billion. We must pay contingent interest on the securities beginning in 2006 if our common stock price reaches certain levels. The holders of the securities have the right to require us to repurchase the securities on various dates beginning in August 2002 and ending in August 2016 or if certain "fundamental changes" as described in the prospectus supplement occur. "Fundamental changes" include, among other things, an exchange offer, liquidation, merger and recapitalization. The holders of the securities may convert each $1,000 of securities, subject to adjustment, into 9.022 shares of Household common stock if our stock price reaches $99.87 for 20 trading days in a consecutive 30 trading day period. We may redeem the securities, in whole or in part, at any time after August 1, 2006.

In September 2001, the parent company issued $300 million of 7.50 percent cumulative preferred stock. In addition, we issued company obligated mandatorily redeemable preferred securities (representing the minority interest in the trust) ("trust preferred securities") of $400 million in 2001 and $300 million in 2000. In December 2001, $100 million of 8.70 percent trust preferred securities were redeemed.

During 2001, we repurchased 17.4 million shares of our common stock for a total of $916.3 million. During 2000, 5.4 million shares were repurchased for a total of $209.3 million. On May 9, 2001, we announced a new common stock repurchase program. This new program enables us to repurchase up to an additional $2 billion of our outstanding common shares. This new program went into effect on January 1, 2002 and replaced the $2 billion stock repurchase program which expired on December 31, 2001. Pursuant to these programs, repurchases are made from time to time in the open market depending upon market conditions, other investment opportunities for growth and capital targets.

At December 31, 2001, we had agreements to purchase, on a forward basis, approximately 6.5 million shares of our common stock at a weighted-average forward price of $59.14 per share. The agreements have terms of up to one year. These agreements may be settled either physically or on a net basis in shares of our common stock, at our option.

Subsidiaries We have three major subsidiaries: HFC, Household Bank, f.s.b. ("the Bank"), and Household Global Funding ("Global"). These subsidiaries use cash to originate loans, purchase loans or investment securities or acquire businesses. Their sources of cash include the collection of receivable balances, maturities or sales of investment securities, proceeds from the issuance of debt and deposits and from the securitization of receivables, capital contributions from the parent company, and cash provided by operations.

HFC HFC funds its operations by collecting receivable balances; issuing commercial paper, medium-term debt, and long-term debt primarily to wholesale investors; securitizing consumer receivables; and receiving capital contributions from its parent.

HFC domestically markets its commercial paper primarily through an in-house sales force. HFC's outstanding commercial paper totaled $8.8 billion at December 31, 2001 and $8.7 billion at December 31, 2000. HFC actively manages the level of commercial paper outstanding to ensure availability to core investors and proper use of any excess capacity within internally-established targets.

HFC markets domestic medium-term notes through investment banks and its in-house sales force. A total of $8.0 billion of domestic medium-term notes were issued in 2001, including $788 million of InterNotesSM, a retail-oriented medium-term note program. In 2000, $9.9 billion of domestic medium-term notes were issued. During 2001, HFC also issued $7.0 billion of U.S. dollar, global long-term debt with a weighted-average original maturity of 8.14 years. Long-term debt issuances in 2000 totaled $4.8 billion and had a weighted-average original maturity of 6.98 years. These long-term issuances lengthened the term of HFC's funding, reduced reliance on commercial paper and securitizations, and preserved liquidity.

We issued securities backed by dedicated home equity loan receivables of $1.6 billion in 2001 and $.5 billion in 2000. For accounting purposes, these transactions were structured as secured financings, therefore the receivables and the related debt remain on our balance sheet. At December 31, 2001, closed-end real estate secured receivables totaling $1.7 billion secured $1.5 billion of outstanding debt related to these transactions. At December 31, 2000, closed-end real estate secured receivables totaling $.4 billion secured $.4 billion of outstanding debt.

To obtain a broader investment base, HFC periodically issues debt in foreign markets. During 2001, $2.0 billion in notes were issued in these foreign markets, including Euro, Japanese yen and Australian dollar denominated issuances, compared to $2.1 billion in 2000. In order to eliminate future foreign exchange risk, currency swaps were used to convert the notes to U.S. dollars at the time of issuance.

HFC had committed back-up lines of credit totaling $10.1 billion at December 31, 2001, of which $400 million was also available to its parent company. None of these back-up lines were drawn upon in 2001. In addition, none of these lines contained a financial material adverse change clause which could restrict availability. HFC's back-up lines expire on various dates through 2005. The most restrictive financial covenant contained in the terms of HFC's credit agreements is the maintenance of minimum shareholder's equity of $3.6 billion.

At December 31, 2001, HFC had facilities with commercial and investment banks under which it may securitize up to $12.6 billion of receivables. The conduit facilities are renewable on an annual basis at the banks' option. At December 31, 2001, $10.3 billion of receivables were securitized under these programs. The amount available under the facilities will vary based on the timing and volume of public securitization transactions. We expect to significantly increase the amounts available under these conduit programs in 2002 to protect our ability to operate efficiently in a cautionary capital market. Through existing bank lines, conduit facilities and new debt issuances, we believe we would continue to have more than adequate sources of funds if one or more of these facilities were unable to be renewed.

The Bank The Bank funds its operations through collection of receivable balances, contributions of capital and various wholesale funding sources including federal funds borrowings and bank notes. The Bank has also used retail certificates of deposit, domestic and Euro medium-term notes and underwritten senior debt. Additionally, the Bank has historically funded the RAL program under its agreement with HFC.

During 2001, the Bank began selling bank notes through an in-house sales force. Bank notes outstanding at year-end were $831 million. The Bank also issued $115 million in retail certificates of deposit in 2001 and $3.2 billion in 2000. The Bank's outstanding deposits totaled $6.8 billion at December 31, 2001 and $7.4 billion at December 31, 2000.

The Bank is subject to the capital adequacy guidelines adopted by the OTS and is well capitalized. Although we have utilized the Bank in the past as a means of providing deposit funding to support our operations, due to recent regulatory requirements for additional capital to support nonprime and subprime lending activities, it is doubtful that such sources will be actively utilized in the near term. We have been advised by the OTS, OCC and the FDIC that in accordance with their 2001 Guidance for Subprime Lending Programs, they will impose additional capital requirements on institutions which hold nonprime or subprime assets which we expect will be greater than the historical levels we have maintained at these subsidiary institutions. We have agreed with the OTS to maintain the regulatory capital of the Bank at these levels. We expect to reduce the size of the Bank to better manage the capital requirements for the Bank. We do not expect that any of these actions will have a material adverse effect on our operations, our ability to timely fund our operations, or will materially increase the costs associated with our funding.

Global Global includes our foreign subsidiaries in the United Kingdom and Canada. Global's assets were $7.3 billion at year-end 2001 and $7.8 billion at year-end 2000. Consolidated shareholders' equity includes the effect of translating our foreign subsidiaries' assets, liabilities and operating results from their local currency into U.S. dollars. We periodically enter into foreign exchange contracts to hedge portions of our investment in foreign subsidiaries.

Each foreign subsidiary conducts its operations using its local currency. While each foreign subsidiary usually borrows funds in its local currency, both our United Kingdom and Canadian subsidiaries have borrowed funds directly in the United States capital markets. This allowed the subsidiaries to achieve a lower cost of funds than that available at that time in their local markets. These borrowings were converted from U.S. dollars to their local currencies using currency swaps at the time of issuance. Net realized gains and losses in foreign currency swap transactions were not material to our results of operations or financial position in any of the years presented.

Our United Kingdom operation is funded with wholesale deposits, short and intermediate-term bank lines of credit, long-term debt and securitizations of receivables. Deposits were $490.7 million at December 31, 2001 and $1.7 billion at December 31, 2000. Short-term borrowings at year-end 2001 were $717.4 million compared to $722.3 million a year ago. Long-term debt at year-end 2001 was $2.8 billion compared to $2.4 billion a year earlier.

At December 31, 2001, $2.1 billion of the United Kingdom's total debt was guaranteed by the parent company and $1.9 billion was guaranteed by HFC. HFC receives a fee for providing the guarantee. Committed back-up lines of credit for the United Kingdom were approximately $3.1 billion at December 31, 2001 of which $.8 billion was used. These lines have varying maturities through 2007.

At December 31, 2001, the UK had facilities with commercial banks under which it may securitize up to $.3 billion of receivables. The conduit facilities are renewable on an annual basis at the banks' option. At December 31, 2001, $.3 billion of receivables were securitized under these programs. The amount available under the facilities will vary based on the timing and volume of public securitization transactions. Through existing bank lines and new debt issuances, we believe we would continue to have more than adequate sources of funds if one or more of these facilities were unable to be renewed.

Our Canadian operation is funded with commercial paper, intermediate debt and long-term debt. Intermediate and long-term debt totaled $851.1 million at year-end 2001 compared to $749.2 million a year ago. Committed back-up lines of credit for Canada were approximately $436 million at December 31, 2001. None of these back-up lines were used in 2001. At December 31, 2001, approximately $35 million of the Canadian subsidiary's total debt was guaranteed by the parent company and $1.2 billion was guaranteed by HFC. Both the parent company and HFC receive a fee for providing the guarantees.

Investment Ratings As a financial services organization, we must have access to funds at competitive rates, terms and conditions to be successful. At December 31, 2001, the long-term debt of the parent company, HFC, Beneficial and our Canadian and U.K. subsidiaries and the preferred stock of the parent company have been assigned investment grade ratings by all nationally recognized statistical rating organizations that rate such instruments. These organizations have also rated the commercial paper of HFC in their highest rating category. Although one nationally recognized statistical rating organization recently downgraded the long-term debt of HFC to the corresponding levels of the other agencies, we believe this downgrade will not have any meaningful impact on our ability to fund our operations. With our back-up lines of credit and securitization programs, we believe we have sufficient funding capacity to refinance maturing debts and fund our growth.

Capital Expenditures We made capital expenditures of $175 million in 2001 and $174 million in 2000.

--------------------------------------------------------------------------------
Asset Securitizations

From time to time, we securitize consumer receivables. In a securitization, a designated pool of receivables is removed from the balance sheet and transferred to an unaffiliated trust that is a qualifying special purpose entity ("QSPE") under Statement of Financial Accounting Standards No. 125 and/or 140, as applicable. The QSPE funds its receivable purchase through the issuance of securities to investors, entitling them to receive specified cash flows during the life of the securities. The securities are collateralized by the underlying receivables transferred to the QSPE. Under the terms of the securitizations, we receive annual servicing fees on the outstanding balance of the securitized receivables and the rights to future residual cash flows arising after the investors receive their contractual return. These rights to further residual cash flows are recorded on our balance sheet as interest-only strip receivables, net of our recourse obligation to investors for failure of debtors to pay. Our recourse is limited to our rights to future cash flows and any subordinated interests that we may retain.

Securitizations and secured financings of consumer receivables have been, and will continue to be, a source of liquidity for us. We believe the market for securities issued by an investment grade issuer and backed by receivables is a reliable and cost-effective source of funds. Securitizations represented 22 percent of the funding associated with our managed portfolio at December 31, 2001, compared to 24 percent at December 31, 2000 and 28 percent at December 31, 1999.

The following table summarizes the composition of receivables securitized (excluding replenishments of certificateholder interests) during the year:

 In billions.                                  2001          2000          1999
--------------------------------------------------------------------------------
 MasterCard/Visa                                $.3          $2.0          $1.8
 Auto finance                                   2.6           1.9           1.4
 Private label                                   .5            .5            .5
 Personal non-credit card                       2.1           2.6           1.5
--------------------------------------------------------------------------------
 Total                                         $5.5           7.0          $5.2
================================================================================

Certain securitization trusts, such as credit cards, are established at fixed levels and due to the revolving nature of the underlying receivables require the sale of new receivables into the trust to replace receivable runoff. These replenishments totaled $24.7 billion in 2001, $21.0 billion in 2000 and $20.3 billion in 1999.

The following table summarizes the expected amortization of our securitizations by type:

 In millions.
 At December 31, 2001                  2002         2003         2004         2005         2006   Thereafter        Total
--------------------------------------------------------------------------------------------------------------------------

Real estate secured              $    295.1   $    304.8   $    217.9   $     44.0          -            -     $    861.8
Auto finance                        1,256.4      1,211.4        712.4        846.4          -            -        4,026.6
MasterCard/Visa                     4,449.9      1,314.2      1,392.9      2,007.1   $     89.9          -        9,254.0
Private label                         336.5      1,001.8        811.7          -            -            -        2,150.0
Personal non-credit card            2,238.0      1,219.9        707.0        247.4        136.6   $    106.7      4,655.6
--------------------------------------------------------------------------------------------------------------------------
Total                            $  8,575.9   $  5,052.1   $  3,841.9   $  3,144.9   $    226.5   $    106.7   $ 20,948.0
==========================================================================================================================

At December 31, 2001, the expected weighted-average remaining life of these transactions was 1.7 years.

We issued securities backed by dedicated home equity loan receivables of $1.6 billion in 2001 and $.5 billion in 2000. For accounting purposes, these transactions were structured as secured financings, therefore, the receivables and the related debt remain on our balance sheet. Real estate secured receivables included closed-end real estate secured receivables totaling $1.7 billion at December 31, 2001 and $.4 billion at December 31, 2000 which secured the outstanding debt related to these transactions.

The securities issued with our securitizations may payoff sooner than originally scheduled if certain events occur. For MasterCard and Visa, private label, real estate secured and personal non-credit card securitizations, early payoff of the securities begins if the annualized portfolio yield drops below a base rate or if certain other events occur. For certain auto securitizations, early payoff of securities may occur if established delinquency or loss levels are exceeded. We do not presently believe that any early payoff will take place. If early payoff occurred, our funding requirements would increase. These additional requirements could be met through new securitizations, issuance of various types of debt or borrowings under existing back-up lines of credit. We believe we would continue to have more than adequate sources of funds if an early payoff event occurred.

At December 31, 2001, HFC and the U.K. had facilities with commercial and investment banks under which they may securitize up to $12.9 billion of receivables. The facilities are renewable on an annual basis at the banks' option. At December 31, 2001, $10.6 billion of receivables were securitized under these programs. The amount available under the facilities will vary based on the timing and volume of public securitization transactions. Through existing bank lines and new debt issuances, we believe we would continue to have more than adequate sources of funds if one or more of these facilities were unable to be renewed.

--------------------------------------------------------------------------------
Risk Management

We have a comprehensive program to address potential financial risks, such as liquidity, interest rate, currency and credit risk. The Finance Committee of the Board of Directors sets acceptable limits for each of these risks annually and reviews the limits semi-annually. We maintain an overall risk management strategy that uses a variety of interest rate and currency derivative financial instruments to mitigate our exposure to fluctuations caused by changes in interest rates and currency exchange rates. We manage our exposure to interest rate risk primarily through the use of interest rate swaps, but also use forwards, futures, options, and other risk management instruments. We manage our exposure to currency risk primarily through the use of currency swaps. We do not speculate on interest rate or foreign currency market exposure and we do not use exotic or leveraged derivative financial instruments.

Because we are predominantly capital markets funded, our ability to ensure continuous access to these markets and maintain a diversified funding base is important in meeting our funding needs. We have never experienced funding difficulties. Over the past two years, we have worked with a number of investment banks to identify and implement the strategic initiatives required to enhance future market access. Our ability to issue debt at competitive prices is influenced by rating agencies' views of our credit quality, liquidity, capital and earnings. As a result, we maintain close working relationships with each rating agency to secure the highest possible rating on our debt and asset backed securities. Additionally, access to capital markets is dependent upon a well-informed investor base. We maintain a comprehensive, direct marketing program to ensure our investors receive consistent and timely information regarding our financial performance. The ability to fund our operations, however, can be influenced by factors outside of our control such as the events of September 11, 2001 and the Russian financial crisis that occurred in the fall of 1998. In both of these situations, we adjusted our debt issuance plans as the debt markets changed and readily achieved our funding goals. Our contingency funding plans contemplate short and long-term market interruptions resulting from both general market events and Household specific events. Any shortfalls created by these interruptions could be mitigated through access to alternative sources of secured funding, asset sales and/or reductions in receivable growth rates. We currently are not aware of any trends or events that will result in or that are reasonably likely to result in a material change in our liquidity.

Interest rate risk is defined as the impact of changes in market interest rates on our earnings. We use simulation models to measure the impact of changes in interest rates on net interest margin. The key assumptions used in these models include expected loan payoff rates, loan volumes and pricing, cash flows from derivative financial instruments and changes in market conditions. These assumptions are based on our best estimates of actual conditions. The models cannot precisely predict the actual impact of changes in interest rates on our earnings because these assumptions are highly uncertain. We validate the accuracy of our models by comparing actual results to those previously predicted by the model. At December 31, 2001, our interest rate risk levels were substantially below those allowed by our existing policy.

We estimate that our after-tax earnings would decline by about $77 million at December 31, 2001 and $81 million at December 31, 2000 following a gradual 200 basis point increase in interest rates over a twelve month period and would increase by about $72 million at December 31, 2001 and $78 million at December 31, 2000 following a gradual 200 basis point decrease in interest rates. These estimates include the impact of the derivative positions we have entered into. As a result, the decline in our earnings following a gradual 200 basis point increase would be higher had those derivative positions not been entered into. These estimates also assume we would not take any corrective action to lessen the impact and, therefore, exceed what most likely would occur if rates were to change.

We generally fund our assets with liabilities that have similar interest rate features. This initially reduces interest rate risk. Over time, however, customer demand for our receivable products shifts between fixed rate and floating rate products, based on market conditions and preferences. These shifts result in different funding strategies and produce different interest rate risk exposures. We use derivative financial instruments, principally swaps, to manage these exposures, as well as our liquidity position. Generally, we use derivatives that are either effective hedges, of which 92 percent qualify for the short-cut method of accounting under FAS No. 133, or are short-term (less than one year) economic hedges which offset the economic risk inherent in our balance sheet. As a result, we do not believe that using these derivatives will result in a material mark-to-market income adjustment in any period.

The primary exposure on our interest rate swap portfolio is credit risk. Credit risk is the risk that the counterparty to a transaction fails to perform according to the terms of the contract. We control the credit (or repayment) risk in derivative instruments through established credit approvals, risk control limits and ongoing monitoring procedures. Counterparty limits have been set and are closely monitored as part of the overall risk management process. These limits ensure that we do not have significant exposure to any individual counterparty. Based on peak exposure at December 31, 2001, substantially all of our derivative counterparties were rated AA- or better. Certain swap agreements require that payments be made to, or received from, the counterparty when the fair value of the agreement reaches a certain level. We have never suffered a loss due to counterparty failure.

We also use interest rate futures, interest rate forwards and purchased options to reduce interest rate risk. We use these instruments to hedge interest rate changes on our variable rate assets and liabilities. For example, short-term borrowings expose us to interest rate risk because the interest rate we must pay to others may change faster than the rate we receive from borrowers on the assets our borrowings are funding. Futures, forwards and options are used to fix our interest cost on these borrowings at a desired rate and are held until the interest rate on the variable rate asset or liability changes. We then terminate, or close out, the derivative financial instrument. These terminations are necessary because the date the interest rate changes is usually not the same as the expiration date of the derivative contracts.

Foreign currency exchange risk refers to the potential changes in current and future earnings or capital arising from movements in foreign exchange rates. We enter into foreign exchange rate forward contracts and currency swaps to minimize currency risk associated with changes in the value of foreign-denominated assets or liabilities. Currency swaps convert principal and interest payments on debt issued from one currency to another. For example, we may issue Euro-denominated debt and then execute a currency swap to convert the obligation to U.S. dollars. We also have foreign subsidiaries located in the United Kingdom and Canada. Our foreign currency exchange risk on these investments is limited to the unhedged portion of the net investment in our foreign subsidiaries. We periodically enter into foreign exchange contracts to hedge portions of our investments in foreign subsidiaries. At December 31, 2001, we estimate we would experience a decrease in common shareholders' equity, net of tax, of approximately $45.7 million compared to a decrease of approximately $56.8 million, net of tax, at December 31, 2000 as a result of a 10 percent depreciation in our unhedged capital exposure in foreign subsidiaries to the U.S. dollar position. Additionally, we believe that the potential loss in net income associated with a 10 percent adverse change in the British pound/U.S. dollar or Canadian dollar/U.S. dollar exchange rate would not be material to us.

See Note 10 to the accompanying consolidated financial statements, "Derivative Financial Instruments and Concentrations of Credit Risk," for additional information related to interest rate risk management and Note 14, "Fair Value of Financial Instruments," for information regarding the fair value of certain financial instruments.

Household International, Inc.
Glossary of Terms

Acquired Intangibles and Goodwill - Intangible assets represent the market value premium attributable to our credit card accounts in excess of the aggregate outstanding managed credit card loans acquired. Goodwill represents the purchase price over the fair value of identifiable assets acquired less liabilities assumed from business combinations.

Affinity Credit Card - A MasterCard or Visa account jointly sponsored by the issuer of the card and an organization whose members share a common interest (e.g., the AFL-CIO Union Plus (UP) Credit Card Program).

Auto Finance Loans - Closed-end loans secured by a first lien on a vehicle.

Co-Branded Credit Card - A MasterCard or Visa account that is jointly sponsored by the issuer of the card and another corporation (e.g., the GM Card(R)). The account holder typically receives some form of added benefit for using the card.

Common Dividend Payout Ratio - Dividends declared per common share divided by net income per share.

Consumer Net Charge-off Ratio - Net charge-offs of consumer receivables divided by average consumer receivables outstanding.

Contractual Delinquency - A method of determining aging of past due accounts based on the status of payments under the loan.

Efficiency Ratio - Ratio of operating expenses to net interest margin and other revenues less policyholders' benefits.

Fee Income - Income associated with interchange on credit cards and late and other fees from the origination or acquisition of loans.

Foreign Exchange Contract - A contract used to minimize our exposure to changes in foreign currency exchange rates.

Futures Contract - An exchange-traded contract to buy or sell a stated amount of a financial instrument or index at a specified future date and price.

Interchange Fees - Fees received for processing a credit card transaction through the MasterCard or Visa network.

Interest-only Strip Receivables - Represent our contractual right to receive interest and other cash flows from our securitization trusts after the investors receive their contractual return.

Interest Rate Swap - Contract between two parties to exchange interest payments on a stated principal amount (notional principal) for a specified period. Typically, one party makes fixed rate payments, while the other party makes payments using a variable rate.

LIBOR - London Interbank Offered Rate. A widely quoted market rate which is frequently the index used to determine the rate at which we borrow funds.

Liquidity - A measure of how quickly we can convert assets to cash or raise additional cash by issuing debt.

Managed Basis - Method of reporting whereby net interest margin, other revenues and credit losses on securitized receivables are reported as if those receivables were still held on our balance sheet.

Managed Receivables - The sum of receivables on our balance sheet and those that we service for investors as part of our asset securitization program.

MasterCard and Visa Receivables - Receivables generated through customer usage of MasterCard and Visa credit cards.

Net Interest Margin - Interest income from receivables and noninsurance investment securities reduced by interest expense.

Nonaccrual Loans - Loans on which we no longer accrue interest because ultimate collection is unlikely.

Nonprime Accounts - Accounts held by individuals who have limited credit histories, modest income, high debt-to-income ratios or have experienced credit problems caused by occasional delinquencies, prior charge-offs or other credit related actions. These customers generally have higher delinquency and credit loss probabilities and are charged a higher interest rate to compensate us for the additional risk.

Options - A contract giving the owner the right, but not the obligation, to buy or sell a specified item at a fixed price for a specified period.

Owned Receivables - Receivables held on our balance sheet.

Personal Homeowner Loan ("PHL") - A real estate loan that has been underwritten and priced as an unsecured loan. These loans are reported as personal non-credit card receivables.

Personal Non-Credit Card Receivables - Unsecured lines of credit or closed-end loans made to individuals.

Private Label Credit Card - A line of credit made available to customers of retail merchants evidenced by a credit card bearing the merchant's name.

Products Per Customer - A measurement of the number of products held by an individual customer whose borrowing relationship with Household is considered in good standing. Products include all loan and insurance products.

Real Estate Secured Loan - Closed-end loans and revolving lines of credit secured by first or second liens on residential real estate.

Receivables Serviced with Limited Recourse - Receivables we have securitized and for which we have some level of potential loss if defaults occur.

Refund Anticipation Loan ("RAL") Program - A cooperative program with H&R Block Tax Services, Inc. and certain of its franchises, along with other independent tax preparers, to provide loans to customers entitled to tax refunds and who electronically file their returns with the Internal Revenue Service.

Return on Average Common Shareholders' Equity - Net income less dividends on preferred stock divided by average common shareholders' equity.

Return on Average Managed Assets - Net income divided by average managed assets.

Return on Average Owned Assets - Net income divided by average owned assets.

Risk Adjusted Revenue - Managed net interest margin plus other revenues less managed securitization revenue and managed net charge-offs divided by average managed interest-earning assets.

Secured Financing - The process where interests in a dedicated pool of financial assets, such as real estate secured receivables, are sold to investors. Typically, the receivables are transferred to a trust that issues interests that are sold to investors. The receivables and related debt remain on our balance sheet.

Securitization - The process where interests in a dedicated pool of financial assets, such as credit card, auto or personal non-credit card receivables, are sold to investors. Typically, the receivables are sold to a trust that issues interests that are sold to investors. The receivables are then removed from our owned basis balance sheet.

Securitization Revenue - Includes income associated with the current and prior period securitizations and sales of receivables with limited recourse. Such income includes gains on sales, net of our estimate of probable credit losses under the recourse provisions, servicing income and excess spread relating to those receivables.

Tangible Equity to Tangible Managed Assets (TETMA) - Tangible shareholders' equity consists of total shareholders' equity, excluding unrealized gains and losses on investments and cash flow hedging instruments, less acquired intangibles and goodwill. Tangible managed assets represents total managed assets less acquired intangibles and goodwill and derivative assets.

Total Shareholders' Equity - Includes company obligated mandatorily redeemable preferred securities of subsidiary trusts, preferred stock and common shareholders' equity.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

   Information required by this Item is incorporated by reference to the "Liquidity and Capital Resources", "Asset Securitizations" and "Risk Management" sections of our 2001 MD&A.

Item 8. Financial Statements and Supplementary Data.

     When audited, our 2001 Financial Statements will meet the requirements of Regulation S-X. The 2001 Financial Statements and supplementary financial information specified by Item 302 of Regulation S-K, are set forth below.



Household International, Inc. and Subsidiaries
CREDIT QUALITY STATISTICS - OWNED BASIS

All dollar amounts are stated in millions.
At December 31, unless otherwise indicated.              2001       2000       1999      1998       1997
---------------------------------------------------------------------------------------------------------
Owned Two-Month-and-Over Contractual Delinquency Ratios
Real estate secured                                      2.63%      2.58%      3.10%     3.95%      3.66%
Auto finance                                             2.92       2.46       2.02      2.90       1.48
MasterCard/Visa                                          5.67       4.90       3.59      5.09       3.55
Private label                                            5.99       5.60       6.09      6.03       5.60
Personal non-credit card                                 9.04       7.99       9.06      8.24       7.55
---------------------------------------------------------------------------------------------------------
Total consumer                                           4.53%      4.26%      4.82%     5.31%      4.87%
=========================================================================================================
Ratio of Owned Net Charge-offs to Average Owned Receivables for the Year
Real estate secured                                       .52%       .42%       .51%      .60%       .49%
Auto finance                                             4.00       3.29       3.42      4.11       2.99
MasterCard/Visa                                          8.17       6.55       7.95      5.90       4.99
Private label                                            5.59       5.34       5.60      5.52       4.56
Personal non-credit card                                 6.81       7.02       6.50      6.52       4.88
---------------------------------------------------------------------------------------------------------
Total consumer                                           3.32       3.18       3.67      3.76       3.39
Commercial                                               2.10       2.69        .93       .52       1.66
---------------------------------------------------------------------------------------------------------
Total                                                    3.31%      3.18%      3.63%     3.69%      3.34%
=========================================================================================================
Nonaccrual Owned Receivables
Domestic:
  Real estate secured                                $  906.8   $  685.6   $  532.5  $  486.5     $378.4
  Auto finance                                           69.2       45.5       24.9      23.3       -
  Private label                                          38.6       47.6       58.1      29.0       25.0
  Personal non-credit card                              834.4      632.0      545.8     297.9      283.6
Foreign                                                 215.3      226.0      236.7     178.3      189.1
---------------------------------------------------------------------------------------------------------
Total consumer                                        2,064.3    1,636.7    1,398.0   1,015.0      876.1
Commercial and other                                     15.2       42.0       46.6      49.1       62.9
---------------------------------------------------------------------------------------------------------
Total                                                $2,079.5   $1,678.7   $1,444.6  $1,064.1     $939.0
=========================================================================================================
Accruing Owned Receivables 90 or More Days Delinquent
Domestic:
  MasterCard/Visa                                    $  352.4   $  272.0   $  140.2  $  264.0     $148.7
  Private label                                         462.2      355.1      386.7     366.6      319.6
Foreign                                                  29.5       22.3       23.5      21.8       31.3
---------------------------------------------------------------------------------------------------------
Total                                                $  844.1   $  649.4   $  550.4  $  652.4     $499.6
=========================================================================================================
Real Estate Owned
Domestic                                             $  394.7   $  333.5   $  268.1  $  249.5     $200.0
Foreign                                                   4.2        3.6        3.4       4.4       12.8
---------------------------------------------------------------------------------------------------------
Total                                                $  398.9   $  337.1   $  271.5  $  253.9     $212.8
=========================================================================================================
Renegotiated Commercial Loans                        $    2.1   $   12.3  $    12.3  $   12.3     $ 12.4
=========================================================================================================

Household International, Inc. and Subsidiaries
CREDIT QUALITY STATISTICS--MANAGED BASIS

All dollar amounts are stated in millions.
At December 31, unless otherwise indicated.                    2001        2000        1999         1998        1997
---------------------------------------------------------------------------------------------------------------------
Managed Two-Month-and-Over Contractual Delinquency Ratios
Real estate secured                                            2.68%       2.63%       3.27%        3.67%       3.69%
Auto finance                                                   3.16        2.55        2.43         2.29        2.09
MasterCard/Visa                                                4.10        3.49        2.78         3.75        3.10
Private label                                                  5.48        5.48        5.97         6.20        5.81
Personal non-credit card                                       8.87        7.97        8.81         7.94        7.81
---------------------------------------------------------------------------------------------------------------------
Total consumer                                                 4.46%       4.20%       4.66%        4.90%       4.64%
=====================================================================================================================
Ratio of Managed Net Charge-offs to Average Managed Receivables for the Year
Real estate secured                                             .53%        .45%        .58%         .63%        .64%
Auto finance                                                   5.31        4.80        4.96         5.39        4.60
MasterCard/Visa                                                6.63        5.58        6.66         5.95        5.55
Private label                                                  5.18        5.35        5.65         5.65        4.62
Personal non-credit card                                       6.79        6.97        6.52         6.97        5.48
---------------------------------------------------------------------------------------------------------------------
Total consumer                                                 3.73        3.64        4.13         4.29        3.84
Commercial                                                     2.10        2.69         .93          .52        1.66
---------------------------------------------------------------------------------------------------------------------
Total                                                          3.72%       3.63%       4.09%        4.24%       3.80%
=====================================================================================================================
Nonaccrual Managed Receivables
Domestic:
   Real estate secured                                    $   940.8   $   734.1   $   626.9    $   550.8   $   492.1
   Auto finance                                               201.8       116.2        73.9         40.3           -
   Private label                                               38.6        47.6        58.1         29.0        25.0
   Personal non-credit card                                 1,106.3       902.0       828.8        559.5       565.2
Foreign                                                       263.5       270.4       278.3        210.5       219.7
---------------------------------------------------------------------------------------------------------------------
Total consumer                                              2,551.0     2,070.3     1,866.0      1,390.1     1,302.0
Commercial and other                                           15.2        42.0        46.6         49.1        62.9
---------------------------------------------------------------------------------------------------------------------
Total                                                     $ 2,566.2   $ 2,112.3   $ 1,912.6    $ 1,439.2   $ 1,364.9
=====================================================================================================================
Accruing Managed Receivables 90 or More Days Delinquent
Domestic:
   MasterCard/Visa                                        $   527.4   $   420.3   $   286.4    $   436.2   $   401.5
   Private label                                              503.2       417.2       430.0        416.6       375.0
Foreign                                                        29.5        22.3        23.5         21.8        31.3
---------------------------------------------------------------------------------------------------------------------
Total                                                     $ 1,060.1   $   859.8   $   739.9    $   874.6   $   807.8
=====================================================================================================================

                                       44

Household International, Inc. and Subsidiaries
ANALYSIS OF CREDIT LOSS RESERVES ACTIVITY - OWNED RECEIVABLES

All dollar amounts are stated in millions.                 2001       2000       1999       1998       1997
------------------------------------------------------------------------------------------------------------
Total Owned Credit Loss Reserves at January 1         $ 2,111.9  $ 1,757.0  $ 1,734.2  $ 1,642.1  $ 1,398.4
------------------------------------------------------------------------------------------------------------
Provision for Credit Losses                             2,912.9    2,116.9    1,716.4    1,516.8    1,493.0
------------------------------------------------------------------------------------------------------------
Charge-offs
Domestic:
   Real estate secured                                   (194.0)    (123.2)    (103.8)     (82.8)     (46.3)
   Auto finance                                           (94.3)     (61.3)     (39.4)     (29.7)      (6.4)
   MasterCard/Visa                                       (645.4)    (432.1)    (477.8)    (454.1)    (415.8)
   Private label                                         (590.9)    (536.9)    (547.7)    (471.4)    (407.9)
   Personal non-credit card                              (893.2)    (723.5)    (534.6)    (464.4)    (384.6)
Foreign                                                  (237.0)    (232.7)    (233.9)    (206.4)    (197.6)
------------------------------------------------------------------------------------------------------------
Total consumer                                         (2,654.8)  (2,109.7)  (1,937.2)  (1,708.8)  (1,458.6)
Commercial and other                                      (12.2)     (17.1)     (10.1)      (7.5)     (26.8)
------------------------------------------------------------------------------------------------------------
Total owned receivables charged off                    (2,667.0)  (2,126.8)  (1,947.3)  (1,716.3)  (1,485.4)
------------------------------------------------------------------------------------------------------------
Recoveries
Domestic:
   Real estate secured                                      4.4        4.7        7.5        2.6        3.0
   Auto finance                                             1.5        1.5        1.2         .8         .3
   MasterCard/Visa                                         52.0       24.9       34.7       33.3       46.9
   Private label                                           60.6       54.0       74.3       56.8       47.4
   Personal non-credit card                                75.6       62.4       45.3       36.7       38.0
Foreign                                                    62.5       57.5       46.6       43.2       50.9
------------------------------------------------------------------------------------------------------------
Total consumer                                            256.6      205.0      209.6      173.4      186.5
Commercial and other                                         .4         .4         .3        2.2        3.3
------------------------------------------------------------------------------------------------------------
Total recoveries on owned receivables                     257.0      205.4      209.9      175.6      189.8
Other, net                                                 48.3      159.4       43.8      116.0       46.3
------------------------------------------------------------------------------------------------------------
Owned Credit Loss Reserves
Domestic:
   Real estate secured                                    284.4      172.9      149.2      185.3      172.4
   Auto finance                                            77.3       51.0       39.1       27.8       14.6
   MasterCard/Visa                                        593.4      540.8      304.4      387.7      290.4
   Private label                                          499.4      425.2      487.2      472.5      396.2
   Personal non-credit card                             1,031.9      734.2      568.9      457.6      499.4
Foreign                                                   137.1      141.6      143.1      142.7      179.2
------------------------------------------------------------------------------------------------------------
Total consumer                                          2,623.5    2,065.7    1,691.9    1,673.6    1,552.2
Commercial and other                                       39.6       46.2       65.1       60.6       89.9
------------------------------------------------------------------------------------------------------------
Total Owned Credit Loss Reserves at December 31       $ 2,663.1  $ 2,111.9  $ 1,757.0  $ 1,734.2  $ 1,642.1
============================================================================================================
Ratio of Owned Credit Loss Reserves to:
Net charge-offs                                           110.5%     109.9%     101.1%     112.6%     126.7%
Receivables:
   Consumer                                                3.31       3.10       3.30       3.85       4.12
   Commercial                                              7.12       7.43       7.70       8.34       9.14
------------------------------------------------------------------------------------------------------------
   Total                                                   3.33%      3.14%      3.36%      3.92%      4.25%
============================================================================================================
Nonperforming Loans:
   Consumer                                                90.3%      90.3%      86.9%      99.3%     110.5%
   Commercial                                             278.7       85.4      116.8      139.0      200.7
------------------------------------------------------------------------------------------------------------
   Total                                                   91.0%      90.2%      87.5%     100.3%     113.2%
============================================================================================================

Household International, Inc. and Subsidiaries
ANALYSIS OF CREDIT LOSS RESERVES ACTIVITY - MANAGED RECEIVABLES

All dollar amounts are stated in millions.                  2001       2000         1999         1998          1997
--------------------------------------------------------------------------------------------------------------------

Total Managed Credit Loss Reserves at January 1        $ 3,194.2  $ 2,666.6    $ 2,548.1    $ 2,523.0     $ 2,109.0
--------------------------------------------------------------------------------------------------------------------
Provision for Credit Losses                              4,018.4    3,252.4      2,781.8      2,716.0       2,620.6
--------------------------------------------------------------------------------------------------------------------
Charge-Offs
Domestic:
   Real estate secured                                    (202.4)    (139.9)      (134.1)      (118.8)       (106.3)
   Auto finance                                           (286.7)    (188.4)      (120.4)       (70.0)        (13.6)
   MasterCard/Visa                                      (1,147.9)    (880.7)    (1,020.8)    (1,166.2)     (1,106.7)
   Private label                                          (640.2)    (605.6)      (598.3)      (544.3)       (436.0)
   Personal non-credit card                             (1,196.2)  (1,030.6)      (821.6)      (797.9)       (639.8)
Foreign                                                   (282.2)    (275.8)      (281.4)      (250.0)       (225.8)
--------------------------------------------------------------------------------------------------------------------
Total consumer                                          (3,755.6)  (3,121.0)    (2,976.6)    (2,947.2)     (2,528.2)
Commercial and other                                       (12.2)     (17.0)       (10.0)        (7.5)        (26.8)
--------------------------------------------------------------------------------------------------------------------
Total managed receivables charged off                   (3,767.8)  (3,138.0)    (2,986.6)    (2,954.7)     (2,555.0)
--------------------------------------------------------------------------------------------------------------------
Recoveries
Domestic:
   Real estate secured                                       4.4        4.7          7.5          4.4           5.8
   Auto finance                                              4.0        4.0          2.8          2.1            .6
   MasterCard/Visa                                          81.1       49.8         68.4         82.0          94.8
   Private label                                            62.3       57.0         77.0         65.0          50.0
   Personal non-credit card                                100.9       79.2         61.2         51.6          50.3
Foreign                                                     71.9       69.0         54.1         47.2          52.8
--------------------------------------------------------------------------------------------------------------------
Total consumer                                             324.6      263.7        271.0        252.3         254.3
Commercial and other                                          .4         .3           .3          2.2           3.3
--------------------------------------------------------------------------------------------------------------------
Total recoveries on managed receivables                    325.0      264.0        271.3        254.5         257.6
Other, net                                                  41.6      149.2         52.0          9.3          90.8
--------------------------------------------------------------------------------------------------------------------
Managed Credit Loss Reserves
Domestic:
   Real estate secured                                     303.8      195.9        172.8        244.1         235.7
   Auto finance                                            448.8      323.8        242.4        133.2          49.7
   MasterCard/Visa                                         901.5      849.0        612.6        689.9         704.9
   Private label                                           630.9      599.4        603.7        541.5         462.1
   Personal non-credit card                              1,263.6      957.5        761.6        685.5         759.6
Foreign                                                    223.2      222.4        208.4        193.3         221.1
--------------------------------------------------------------------------------------------------------------------
Total consumer                                           3,771.8    3,148.0      2,601.5      2,487.5       2,433.1
Commercial and other                                        39.6       46.2         65.1         60.6          89.9
--------------------------------------------------------------------------------------------------------------------
Total Managed Credit Loss Reserves at December 31      $ 3,811.4  $ 3,194.2    $ 2,666.6    $ 2,548.1     $ 2,523.0
====================================================================================================================
Ratio of Managed Credit Loss Reserves to:
Net charge-offs                                            110.7%     111.1%        98.2%        94.4%        109.8%
Receivables:
   Consumer                                                 3.77       3.62         3.68         3.94          3.92
   Commercial                                               7.12       7.43         7.70         8.34          9.14
--------------------------------------------------------------------------------------------------------------------
   Total                                                    3.78%      3.65%        3.72%        3.99%         3.99%
====================================================================================================================
Nonperforming Loans:
   Consumer                                                104.5%     107.4%        98.8%       109.0%        113.7%
   Commercial                                              278.7       85.4        116.8        139.0         200.7
--------------------------------------------------------------------------------------------------------------------
   Total                                                   105.0%     107.0%       100.1%       109.5%        115.5%
====================================================================================================================

Household International, Inc. and Subsidiaries
NET INTEREST MARGIN - 2001 COMPARED TO 2000 (OWNED BASIS) (RESTATED)

                                                                                  Finance and
                                                                              Interest Income/           Increase/(Decrease) Due to:
                                  Average Outstanding (1)    Average Rate     Interest Expense  ------------------------------------
All dollar amounts                -----------------------    ------------   ------------------                  Volume          Rate
are stated in millions.                 2001         2000    2001    2000        2001     2000  Variance  Variance (2)  Variance (2)
------------------------------------------------------------------------------------------------------------------------------------
Receivables:
   Real estate secured             $38,850.4    $30,682.5    11.6%    12.0% $ 4,516.1 $3,684.3  $  831.8      $  952.8     $ (121.0)
   Auto finance                      2,319.1      1,818.9    15.3     16.7      354.0    303.6      50.4          78.0        (27.6)
   MasterCard/Visa                   8,138.3      7,126.5    13.8     14.3    1,121.3  1,021.1     100.2         147.5        (47.3)
   Private label                    10,516.4      9,981.7    13.4     14.3    1,405.3  1,432.2     (26.9)         74.4       (101.3)
   Personal non-credit card         12,486.0     10,194.7    20.2     21.0    2,525.1  2,140.7     384.4         465.9        (81.5)
   Commercial and other                554.8        693.5     2.3      5.0       13.0     34.7     (21.7)         (5.9)       (15.8)
------------------------------------------------------------------------------------------------------------------------------------
Total receivables                   72,865.0     60,497.8    13.6     14.2    9,934.8  8,616.6   1,318.2       1,712.8       (394.6)
Noninsurance investments               894.1        973.4     3.0      3.5       26.5     34.0      (7.5)         (2.6)        (4.9)
------------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets
   (excluding insurance
   investments)                    $73,759.1    $61,471.2    13.5%    14.1%  9,961.3 $8,650.6  $1,310.7      $1,680.7    $  (370.0)
Insurance investments                3,006.2      2,733.6
Other assets                         4,825.8      5,161.7
------------------------------------------------------------------------------------------------------------------------------------
Total Assets                       $81,591.1    $69,366.5
====================================================================================================================================
Debt:
   Deposits                        $ 7,953.2    $ 7,757.5     6.3%     6.2% $   498.6 $  484.0  $   14.6      $   12.3    $     2.3
   Commercial paper                  9,221.1      9,828.7     4.1      6.3      376.3    621.2    (244.9)        (36.4)      (208.5)
   Bank and other borrowings         2,240.1      2,099.7     3.9      5.5       86.9    116.5     (29.6)          7.4        (37.0)
   Senior and senior
      subordinated debt with
      original maturities
      over one year                 50,018.2     39,387.9     6.4      6.9    3,212.0  2,707.2     504.8         692.0       (187.2)
------------------------------------------------------------------------------------------------------------------------------------
Total debt                         $69,432.6    $59,073.8     6.0%     6.7%  $4,173.8 $3,928.9  $  244.9      $  675.3    $  (430.4)
Other liabilities                    3,432.6      2,603.7
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                   72,865.2     61,677.5
Preferred securities                 1,136.9        701.9
Common shareholders' equity          7,589.0      6,987.1
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
   Shareholders' Equity            $81,591.1    $69,366.5
====================================================================================================================================
Net Interest Margin -
   Owned Basis (3)(5)                                         7.9%    7.7%  $5,787.5 $4,721.7  $1,065.8      $ 1,005.4    $    60.4
====================================================================================================================================
Interest Spread - Owned Basis (4)                             7.5%    7.4%
====================================================================================================================================

(1)  Nonaccrual loans are included in average outstanding balances.
(2) Rate/volume variance is allocated based on the percentage relationship of changes in volume and changes in rate to the total interest variance. For total receivables, total interest-earning assets and total debt, the rate and volume variances are calculated based on the relative weighting of the individual components comprising these totals. These totals do not represent an arithmetic sum of the individual components.
(3) Represents net interest margin as a percent of average interest-earning assets.
(4) Represents the difference between the yield earned on interest-earning assets and the cost of the debt used to fund the assets.
(5) The net interest margin analysis includes the following for foreign businesses:

                                             2001         2000           1999
------------------------------------------------------------------------------
Average interest-earning assets         $ 6,988.7    $ 6,639.1      $ 6,433.3
Average interest-bearing liabilities      5,973.3      5,765.5        5,138.5
Net interest margin                         431.2        467.7          494.9
Net interest margin percentage                6.2%         7.0%           7.7%
------------------------------------------------------------------------------

Household International, Inc. and Subsidiaries
NET INTEREST MARGIN - 2000 COMPARED TO 1999 (OWNED BASIS) (RESTATED)

                                                                               Finance and
                                                                          Interest Income/        Increase/(Decrease) Due to:
                                Average Outstanding (1)  Average Rate     Interest Expense   --------------------------------------
All dollar amounts              -----------------------  ------------  -------------------                   Volume          Rate
are stated in millions.             2000           1999  2000    1999       2000      1999   Variance  Variance (2)  Variance (2)
-----------------------------------------------------------------------------------------------------------------------------------
Receivables:
   Real estate secured          $30,682.5     $21,679.1  12.0%   11.6%  $3,684.3  $2,513.1   $1,171.2    $ 1,043.7         $ 12.0
   Auto finance                   1,818.9       1,119.8  16.7    18.6      303.6     207.8       95.8        129.7          (33.9)
   MasterCard/Visa                7,126.5       6,270.8  14.3    11.8    1,021.1     739.2      281.9        104.8          177.1
   Private label                  9,981.7       9,486.2  14.3    13.6    1,432.2   1,289.8      142.4         67.4           75.0
   Personal non-credit card      10,194.7       8,434.9  21.0    20.2    2,140.7   1,705.4      435.3        355.8           79.5
   Commercial and other             693.5         809.6   5.0     8.0       34.7      65.1      (30.4)        (9.3)         (21.1)
-----------------------------------------------------------------------------------------------------------------------------------
Total receivables                60,497.8      47,800.4  14.2    13.6    8,616.6   6,520.4    2,096.2      1,692.1          288.6
Noninsurance investments            973.4         975.0   3.5     3.4       34.0      33.4         .6          (.1)            .7
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets
   (excluding insurance
   investments)                 $61,471.2     $48,775.4  14.1%   13.4%  $8,650.6  $6,553.8   $2,096.8    $ 1,713.5         $383.3
Insurance investments             2,733.6       2,596.9
Other assets                      5,161.7       4,671.1
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                    $69,366.5     $56,043.4
===================================================================================================================================
Debt:
   Deposits                      $7,757.5     $ 3,037.3   6.2%    5.5%  $  484.0  $  168.4   $  315.6    $   261.7         $ 53.9
   Commercial paper               9,828.7       8,620.3   6.3     5.2      621.2     451.7      169.5         63.3          106.2
   Bank and other borrowings      2,099.7       1,426.7   5.5     5.0      116.5      70.8       45.7         33.4           12.3
   Senior and senior
      subordinated debt
      with original
      maturities over
      one year                   39,387.9      32,954.1   6.9     6.3    2,707.2   2,085.7      621.5        407.2          214.3
-----------------------------------------------------------------------------------------------------------------------------------
Total debt                      $59,073.8     $46,038.4   6.7%    6.0%  $3,928.9  $2,776.6   $1,152.3    $   765.6         $386.7
Other liabilities                 2,603.7       3,359.9
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                61,677.5      49,398.3
Preferred securities                701.9         539.4
Common shareholders' equity       6,987.1       6,105.7
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
     Shareholders' Equity       $69,366.5     $56,043.4
===================================================================================================================================
Net Interest Margin -
    Owned Basis (3)(5)                                    7.7%    7.7%  $4,721.7  $3,777.2   $  944.5    $  947.9          $ (3.4)
===================================================================================================================================
Interest Spread -
Owned Basis (4)                                           7.4%    7.4%
===================================================================================================================================

Household International, Inc. and Subsidiaries

NET INTEREST MARGIN - 2001 COMPARED TO 2000 AND 1999 (MANAGED BASIS) (RESTATED)

Net Interest Margin on a Managed Basis As receivables are securitized rather than held in our portfolio, net interest margin is reclassified to securitization revenue. We retain a substantial portion of the profit inherent in the receivables while increasing liquidity. The comparability of net interest margin between periods may be impacted by the level and type of receivables securitized. Net interest margin on a Managed Basis includes finance income earned on our owned receivables as well on our securitized receivables. This finance income is offset by interest expense on the debt recorded on our balance sheet as well as the contractual rate of return on the instruments issued to investors when the receivables were securitized.



                                                                                            Finance and Interest
                                      Average Outstanding(1)       Average Rate          Income/Interest Expense
All dollar amounts are        ------------------------------  ------------------ -------------------------------
  stated in millions.              2001       2000      1999   2001  2000  1999       2001       2000       1999
----------------------        ----------------------------------------------------------------------------------
Receivables:
  Real estate secured         $40,049.6  $32,530.2 $24,574.5   11.6% 12.0% 11.6% $ 4,650.2  $ 3,906.5  $ 2,847.5
  Auto finance                  5,323.5    3,842.3   2,370.4   17.5  18.3  19.0      929.5      702.5      449.6
  MasterCard/Visa              17,282.8   16,111.2  15,295.7   14.0  14.6  13.1    2,411.3    2,348.3    1,996.6
  Private label                12,260.6   11,194.2  10,255.9   13.5  14.4  13.6    1,655.8    1,613.5    1,398.7
  Personal non-credit card     17,013.8   14,760.8  13,008.6   20.0  20.5  19.6    3,407.8    3,019.5    2,555.8
  Commercial and other            554.9      693.5     809.6    2.3   5.0   8.0       13.0       34.7       65.0
  --------------------------------------------------------------------------------------------------------------
Total receivables              92,485.2   79,132.2  66,314.7   14.1  14.7  14.0   13,067.6   11,625.0    9,313.2
Noninsurance investments          894.1      973.4     975.0    3.0   3.5   3.4       26.5       34.0       33.4
----------------------------------------------------------------------------------------------------------------
Total interest-earning assets
  (excluding insurance
  investments)                $93,379.3  $80,105.6 $67,289.7   14.0% 14.6% 13.9% $13,094.1  $11,659.0  $ 9,346.6
----------------------------------------------------------------------------------------------------------------
Total debt                    $89,052.8  $71,274.4 $64,552.7    5.9%  7.3%  5.9% $ 5,212.8  $ 5,212.7  $ 3,836.5
----------------------------------------------------------------------------------------------------------------
Net Interest Margin -                                           8.4%  8.1%  8.2% $ 7,881.3  $ 6,446.3  $ 5,510.1
  Managed Basis (3)
================================================================================================================
Interest Spread - Managed Basis (4)                             8.1%  7.3%  8.0%
================================================================================================================


                                                             Increase/(Decrease) Due to:
                                     ------------------------------------------------------------------------
                                          2001 Compared to  2000                2000 Compared to 1999
                                     ----------------------------------  ------------------------------------
                                                   Volume          Rate                  Volume          Rate
                                     Variance  Variance(2)  Variance(2)    Variance    Variance(2) Variance(2)
                                    ----------------------------------  ------------------------------------
Receivables:
  Real estate secured                $  743.7     $  876.8   $  (133.1)   $ 1,059.0    $  955.4        $103.6
  Auto finance                          227.0        259.9       (32.9)       252.9       269.1         (16.2)
  MasterCard/Visa                        63.0        169.7      (106.7)       351.7       121.1         230.6
  Private label                          42.3        147.9      (105.6)       214.8       135.3          79.5
  Personal non-credit card              388.3        452.4       (64.1)       463.7       358.4         105.3
  Commercial and other                  (21.7)        (5.9)      (15.8)       (30.3)       (8.4)        (21.9)
  -----------------------------------------------------------------------------------------------------------
Total receivables                     1,442.6      1,900.8      (458.2)     2,311.8     1,873.6         438.2
Noninsurance investments                 (7.5)        (2.6)       (4.9)          .6         (.1)           .7
-------------------------------------------------------------------------------------------------------------
Total interest-earning assets
  (excluding insurance
  investments)                       $1,435.1     $ 1,882.1  $  (447.0)   $ 2,312.4    $ 1,872.3       $440.1
-------------------------------------------------------------------------------------------------------------
Total debt                           $     .1     $ 1,156.1  $(1,156.0)   $ 1,376.2    $   834.0       $542.2
-------------------------------------------------------------------------------------------------------------
Net Interest Margin -                $1,435.0     $   726.0  $   709.0    $   936.2    $ 1,038.3      $(102.1)
  Managed Basis (3)
=============================================================================================================
Interest Spread - Managed Basis(4)
=============================================================================================================


(1)  Nonaccrual loans are included in average outstanding balances.
(2) Rate/volume variance is allocated based on the percentage relationship of changes in volume and changes in rate to the total interest variance. For total receivables, total interest-earning assets and total debt, the rate and volume variances are calculated based on the relative weighting of the individual components comprising these totals. These totals do not represent an arithmetic sum of the individual components.
(3) Represents net interest margin as a percent of average interest-earning assets.
(4) Represents the difference between the yield earned on interest-earning assets and cost of the debt used to fund the assets.

Household International, Inc. and Subsidiaries
SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED) (RESTATED)


                                                 2001 - Three Months Ended                  2000 - Three Months Ended
All dollar amounts except per share       -------------------------------------------------------------------------------------
data are stated in millions.                 Dec.      Sept.       June      March      Dec.      Sept.      June        March
-------------------------------------------------------------------------------------------------------------------------------
Finance and other interest income         $2,590.0   $2,521.7   $2,434.4   $2,415.2   $2,402.2   $2,258.0   $2,073.5   $1,916.9
Interest expense                             983.4    1,035.2    1,048.4    1,106.8    1,117.0    1,057.2      933.0      821.7
-------------------------------------------------------------------------------------------------------------------------------
Net interest margin                        1,606.6    1,486.5    1,386.0    1,308.4    1,285.2    1,200.8    1,140.5    1,095.2
Provision for credit losses on owned
  receivables                                829.3      722.9      657.1      703.6      574.8      524.4      495.6      522.1
-------------------------------------------------------------------------------------------------------------------------------
Net interest margin after provision for
  credit losses                              777.3      763.6      728.9      604.8      710.4      676.4      644.9      573.1
-------------------------------------------------------------------------------------------------------------------------------
Securitization revenue                       511.3      451.1      397.4      403.1      391.2      376.1      351.7      340.3
Insurance revenue                            175.3      169.2      159.3      158.6      147.7      146.7      131.8      135.0
Investment income                             45.8       42.3       37.8       41.8       47.0       43.9       42.5       40.8
Fee income                                   232.2      235.7      223.5      212.1      221.9      201.3      180.8      156.2
Other income                                  59.9       51.5       49.4      161.7       33.5       30.1       31.9      133.3
-------------------------------------------------------------------------------------------------------------------------------
Total other revenues                       1,024.5      949.8      867.4      977.3      841.3      798.1      738.7      805.6
-------------------------------------------------------------------------------------------------------------------------------
Salaries and fringe benefits                 424.1      408.3      387.2      377.6      355.5      333.0      321.5      302.1
Sales incentives                              71.0       74.1       73.6       54.5       50.3       53.1       57.4       42.8
Occupancy and equipment expense               84.1       86.1       83.7       83.5       77.1       78.4       75.6       75.5
Other marketing expenses                     120.4      119.5      121.8      128.7       98.6      100.3      118.2      126.5
Other servicing and administrative
  expenses                                   174.0      174.1      173.0      195.7      124.1      137.3      145.3      188.3
Amortization of acquired intangibles and
  goodwill                                    39.0       39.0       39.0       40.6       40.5       40.5       40.6       44.8
Policyholders' benefits                       74.5       77.5       73.1       77.5       63.4       67.1       64.3       66.9
-------------------------------------------------------------------------------------------------------------------------------
Total costs and expenses                     987.1      978.6      951.4      958.1      809.5      809.7      822.9      846.9
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                   814.7      734.8      644.9      624.0      742.2      664.8      560.7      531.8
Income taxes                                 281.5      249.2      221.6      218.5      266.2      230.0      192.4      180.3
-------------------------------------------------------------------------------------------------------------------------------
Net income                                $  533.2   $  485.6   $  423.3   $  405.5   $  476.0   $  434.8   $  368.3   $  351.5
===============================================================================================================================
Basic earnings per common share           $   1.14   $   1.05   $    .91   $    .87   $   1.01   $    .92   $    .77   $    .74
Diluted earnings per common share             1.13       1.03        .90        .85        .99        .91        .77        .75
Dividends declared                             .22        .22        .22        .19        .19        .19        .19        .17
Weighted average common and common
  equivalent shares outstanding              463.2      467.7      469.6      472.0      476.1      477.6      477.0      474.0
-------------------------------------------------------------------------------------------------------------------------------

Household International, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

In millions, except per share data.
Year ended December 31                                           2001          2000          1999
-------------------------------------------------------------------------------------------------
                                                            (RESTATED)    (RESTATED)    (RESTATED)
Finance and other interest income                          $  9,961.3     $ 8,650.6     $ 6,553.8
Interest expense                                              4,173.8       3,928.9       2,776.6
-------------------------------------------------------------------------------------------------
Net interest margin                                           5,787.5       4,721.7       3,777.2
Provision for credit losses on owned receivables              2,912.9       2,116.9       1,716.4
-------------------------------------------------------------------------------------------------
Net interest margin after provision for credit losses         2,874.6       2,604.8       2,060.8
-------------------------------------------------------------------------------------------------
Securitization revenue                                        1,762.9       1,459.3       1,365.8
Insurance revenue                                               662.4         561.2         534.6
Investment income                                               167.7         174.2         168.8
Fee income                                                      903.5         760.2         546.2
Other income                                                    322.5         228.8         223.8
-------------------------------------------------------------------------------------------------
Total other revenues                                          3,819.0       3,183.7       2,839.2
-------------------------------------------------------------------------------------------------
Salaries and fringe benefits                                  1,597.2       1,312.1       1,048.7
Sales incentives                                                273.2         203.6         145.9
Occupancy and equipment expense                                 337.4         306.6         270.9
Other marketing expenses                                        490.4         443.6         346.9
Other servicing and administrative expenses                     716.8         595.0         550.6
Amortization of acquired intangibles and goodwill               157.6         166.4         150.0
Policyholders' benefits                                         302.6         261.7         258.1
-------------------------------------------------------------------------------------------------
Total costs and expenses                                      3,875.2       3,289.0       2,771.1
-------------------------------------------------------------------------------------------------
Income before income taxes                                    2,818.4       2,499.5       2,128.9
Income taxes                                                    970.8         868.9         700.6
-------------------------------------------------------------------------------------------------
Net income                                                 $  1,847.6     $ 1,630.6     $ 1,428.3
=================================================================================================
Earnings Per Common Share
Net income                                                 $  1,847.6     $ 1,630.6     $ 1,428.3
Preferred dividends                                             (15.5)         (9.2)         (9.2)
-------------------------------------------------------------------------------------------------
Earnings available to common shareholders                  $  1,832.1     $ 1,621.4     $ 1,419.1
=================================================================================================
Average common shares                                           462.0         471.8         477.0
Average common and common equivalent shares                     468.1         476.2         481.8
-------------------------------------------------------------------------------------------------
Basic earnings per common share                            $     3.97     $    3.44     $    2.98
=================================================================================================
Diluted earnings per common share                          $     3.91     $    3.40     $    2.95
=================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

Household International, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

      In millions, except share data.
      At December 31                                                                     2001        2000
---------------------------------------------------------------------------------------------------------
                                                                                    (RESTATED)  (RESTATED)
Assets
      Cash                                                                            $ 543.6     $ 490.2
      Investment securities                                                           3,580.5     3,259.0
      Receivables, net                                                               79,263.5    67,161.7
      Acquired intangibles and goodwill, net                                          1,563.0     1,719.7
      Properties and equipment, net                                                     531.1       517.6
      Real estate owned                                                                 398.9       337.1
      Other assets                                                                    3,030.3     2,823.9
      ---------------------------------------------------------------------------------------------------
      Total assets                                                                 $ 88,910.9  $ 76,309.2
      ===================================================================================================
Liabilities and Shareholders' Equity
      Debt:
         Deposits                                                                   $ 6,562.3   $ 8,676.9
         Commercial paper, bank and other borrowings                                 12,024.3    10,787.9
         Senior and senior subordinated debt (with original
            maturities over one year)                                                56,823.6    45,053.0
      ---------------------------------------------------------------------------------------------------
      Total debt                                                                     75,410.2    64,517.8
      Insurance policy and claim reserves                                             1,094.5     1,106.6
      Other liabilities                                                               3,132.5     2,178.2
      ---------------------------------------------------------------------------------------------------
      Total liabilities                                                              79,637.2    67,802.6
      Company obligated mandatorily redeemable preferred
         securities of subsidiary trusts*                                               975.0       675.0
      Preferred stock                                                                   455.8       164.4
      Common shareholders' equity:
         Common stock, $1.00 par value, 750,000,000 shares authorized;
            551,684,740 and 551,100,165 shares issued at December 31,
            2001 and 2000, respectively                                                 551.7       551.1
         Additional paid-in capital                                                   2,030.0     1,926.0
         Retained earnings                                                            8,837.5     7,396.5
         Accumulated other comprehensive income                                        (732.4)     (214.7)
         Less common stock in treasury, 94,560,437 and 80,080,506
            shares at December 31, 2001 and 2000, respectively, at cost              (2,843.9)   (1,991.7)
      ---------------------------------------------------------------------------------------------------
      Total common shareholders' equity                                               7,842.9     7,667.2
      ---------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                                   $ 88,910.9  $ 76,309.2
      ===================================================================================================

     * The sole assets of the trusts are Junior Subordinated Deferrable Interest Notes issued by Household International, Inc. in November 2001, January 2001, June 2000, March 1998 and June 1995, bearing interest at 7.50, 8.25, 10.00, 7.25 and 8.25 percent, respectively, with principal balances of $206.2, $206.2, $309.3, $206.2 and $77.3 million, respectively, and due
     November 15, 2031, January 30, 2031, June 30, 2030, December 31, 2037, and
     June 30, 2025, respectively. The $103.1 million Junior Subordinated Deferrable Interest Notes issued in June 1996 were redeemed in December 2001.

     The accompanying notes are an integral part of these consolidated financial statements.

Household International, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

     In millions.
     Year ended December 31                                                      2001        2000         1999
----------------------------------------------------------------------------------------------------------------
                                                                              (RESTATED)  (RESTATED)   (RESTATED)
Cash Provided by Operations
     Net income                                                              $  1,847.6  $  1,630.6   $  1,428.3
     Adjustments to reconcile net income to net cash
       provided by operations:
       Provision for credit losses on owned receivables                         2,912.9     2,116.9      1,716.4
       Insurance policy and claim reserves                                        204.2        36.6         76.1
       Depreciation and amortization                                              314.7       308.1        298.2
       Deferred income tax provision                                               (6.1)       46.1          (.6)
       Interest-only strip receivables, net change                               (100.6)      (59.0)       (34.0)
       Other, net                                                                 344.8       108.3       (231.6)
     -----------------------------------------------------------------------------------------------------------
     Cash provided by operations                                                5,517.5     4,187.6      3,254.0
----------------------------------------------------------------------------------------------------------------
Investments in Operations
     Investment securities:
       Purchased                                                               (1,744.2)     (804.4)    (1,431.7)
       Matured                                                                    481.9       451.5        792.5
       Sold                                                                       686.3       238.4        732.5
     Short-term investment securities, net change                                 255.9       (47.8)      (111.1)
     Receivables:
       Originations, net                                                      (46,324.7)  (39,930.6)   (32,888.1)
       Purchases and related premiums                                          (1,577.4)   (4,162.8)    (2,571.6)
       Sold                                                                    32,293.6    26,919.2     25,249.8
     Acquisition of business operations                                             -         (87.1)       (43.4)
     Properties and equipment purchased                                          (175.2)     (173.8)      (139.8)
     Properties and equipment sold                                                 20.3        16.3         29.1
     -----------------------------------------------------------------------------------------------------------
     Cash decrease from investments in operations                             (16,083.5)  (17,581.1)   (10,381.8)
----------------------------------------------------------------------------------------------------------------
Financing and Capital Transactions
     Short-term debt and demand deposits, net change                            1,300.9       182.0        839.1
     Time certificates, net change                                             (2,118.6)    3,219.7      2,961.6
     Senior and senior subordinated debt issued                                21,172.0    21,608.3     11,281.3
     Senior and senior subordinated debt retired                               (9,107.0)  (11,152.0)    (6,870.6)
     Policyholders' benefits paid                                                 (85.7)     (117.6)      (126.9)
     Cash received from policyholders                                              60.4        60.2         63.0
     Shareholders' dividends                                                     (406.6)     (358.9)      (332.1)
     Issuance of company obligated mandatorily redeemable
       preferred securities of subsidiary trusts                                  400.0       300.0          -
     Redemption of company obligated mandatorily redeemable
       preferred securities of subsidiary trusts                                 (100.0)        -            -
     Issuance of preferred stock                                                  291.4         -            -
     Purchase of treasury stock                                                  (916.3)     (209.3)      (915.9)
     Issuance of common stock                                                     121.8        64.4         45.0
     -----------------------------------------------------------------------------------------------------------
     Cash increase from financing and capital transactions                     10,612.3    13,596.8      6,944.5
     -----------------------------------------------------------------------------------------------------------
     Effect of exchange rate changes on cash                                        7.1        16.3         (3.5)
     -----------------------------------------------------------------------------------------------------------
     Increase (decrease) in cash                                                   53.4       219.6       (186.8)
     Cash at January 1                                                            490.2       270.6        457.4
     -----------------------------------------------------------------------------------------------------------
     Cash at December 31                                                     $    543.6  $    490.2   $    270.6
     ===========================================================================================================
     Supplemental Cash Flow Information:
     Interest paid                                                           $  4,511.2  $  3,920.6   $  2,757.6
     Income taxes paid                                                            979.5       689.9        337.6
     -----------------------------------------------------------------------------------------------------------
     Supplemental Noncash Investing and Financing Activities:
     Common stock issued for acquisition                                     $        -  $    209.4   $     15.0
     ===========================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

Household International, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN PREFERRED STOCK
AND COMMON SHAREHOLDERS' EQUITY (UNAUDITED)

                                                                                                        Common Shareholders' Equity
                                                      -----------------------------------------------------------------------------
                                                                                               Accumulated
                                                                        Additional                   Other     Common  Total Common
All amounts except per share data are stated          Preferred  Common    Paid-in  Retained Comprehensive   Stock in Shareholders'
in millions.                                              Stock   Stock    Capital  Earnings     Income(1)   Treasury        Equity
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                   (RESTATED)                             (RESTATED)
Balance at December 31, 1998                            $ 164.4 $ 544.1   $1,652.5  $5,184.4     $ (145.1) $(1,014.5)     $ 6,221.4
Cumulative adjustment related to restatement                                          (155.8)                                (155.8)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998, as restated                 164.4   544.1    1,652.5   5,028.6       (145.1)  (1,014.5)       6,065.6
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                           1,428.3                                1,428.3
Other comprehensive income, net of tax:
   Unrealized losses on investments and
     interest-only strip receivables, net of
     reclassification adjustment                                                                    (93.7)                    (93.7)
   Foreign currency translation adjustments                                                         (18.1)                    (18.1)
-----------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                                  1,316.5
Cash dividends:
   Preferred at stated rates                                                            (9.2)                                  (9.2)
   Common, $.68 per share                                                             (322.9)                                (322.9)
Exercise of stock options                                           6.1      103.0                             (51.2)          57.9
Issuance of common stock                                             .2       25.3                              19.5           45.0
Purchase of treasury stock                                                                                    (915.9)        (915.9)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                              164.4   550.4    1,780.8   6,124.8       (256.9)  (1,962.1)       6,237.0
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                           1,630.6                                1,630.6
Other comprehensive income, net of tax:
   Unrealized gains on investments and
     interest-only strip receivables, net of
     reclassification adjustment                                                                     95.1                      95.1
   Foreign currency translation adjustments                                                         (52.9)                    (52.9)
-----------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                                  1,672.8
Cash dividends:
   Preferred at stated rates                                                            (9.2)                                  (9.2)
   Common, $.74 per share                                                             (349.7)                                (349.7)
Exercise of stock options                                            .5       20.7                              30.6           51.8
Issuance of common stock                                             .2      124.5                             149.1          273.8
Purchase of treasury stock                                                                                    (209.3)        (209.3)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                              164.4   551.1    1,926.0   7,396.5       (214.7)  (1,991.7)       7,667.2
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                           1,847.6                                1,847.6
Other comprehensive income, net of tax:
   Cumulative effect of change in accounting
     principle (FAS No. 133)                                                                       (241.4)                   (241.4)
   Unrealized losses on cash flow hedging instruments,
     net of reclassification adjustment                                                            (457.7)                   (457.7)
   Unrealized gains on investments and
     interest-only strip receivables, net of
     reclassification adjustment                                                                    199.5                     199.5
   Foreign currency translation adjustments                                                         (18.1)                    (18.1)
-----------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                                  1,329.9
Cash dividends:
   Preferred at stated rates                                                           (15.5)                                 (15.5)
   Common, $.85 per share                                                             (391.1)                                (391.1)
Issuance of preferred stock                               291.4                                                                 -
Exercise of stock options                                            .5       31.2                              15.2           46.9
Issuance of common stock                                             .1       72.8                              48.9          121.8
Purchase of treasury stock                                                                                    (916.3)        (916.3)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001                            $ 455.8 $ 551.7   $2,030.0  $8,837.5     $ (732.4) $(2,843.9)     $ 7,842.9
===================================================================================================================================

(1) Accumulated other comprehensive income includes the following:

   In millions. At December 31                                        2001     2000       1999      1998
   ------------------------------------------------------------------------------------------------------
     Unrealized losses on cash flow hedging instruments            $ (699.1)    -          -         -
     Unrealized gains (losses) on investments and
        interest-only strip receivables:
          Gross unrealized gains (losses)                             351.7  $  41.6   $ (109.8) $   34.0
          Income tax expense (benefit)                                128.4     17.8      (38.5)     11.6
                                                                   --------------------------------------
             Net unrealized gains (losses)                            223.3     23.8      (71.3)     22.4
     Cumulative adjustments for foreign currency translation
        adjustments                                                  (256.6)  (238.5)    (185.6)   (167.5)
                                                                   --------------------------------------
     Total                                                         $ (732.4) $(214.7)  $ (256.9) $ (145.1)
                                                                   ======================================

The accompanying notes are an integral part of these consolidated financial statements.

Household International, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN PREFERRED STOCK
AND COMMON SHAREHOLDERS' EQUITY (Continued)

                                                                                             Common Stock
                                              Preferred    ----------------------------------------------
Shares Outstanding                                Stock         Issued   In Treasury      Net Outstanding
---------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                  1,398,279    544,124,170   (60,986,431)         483,137,739
Exercise of common stock options                             6,083,549      (791,681)           5,291,868
Issuance of common stock                                       223,338     1,055,566            1,278,904
Purchase of treasury stock                                               (21,797,066)         (21,797,066)
---------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                  1,398,279    550,431,057   (82,519,612)         467,911,445
Exercise of common stock options                               516,823     1,531,458            2,048,281
Issuance of common stock                                       152,285     6,321,263            6,473,548
Purchase of treasury stock                                                (5,413,615)          (5,413,615)
---------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                  1,398,279    551,100,165   (80,080,506)         471,019,659
Issuance of preferred stock                     300,000
Exercise of common stock options                               548,744     1,466,979            2,015,723
Issuance of common stock                                        35,831     1,450,484            1,486,315
Purchase of treasury stock                                               (17,397,394)         (17,397,394)
---------------------------------------------------------------------------------------------------------
Balance at December 31, 2001                  1,698,279    551,684,740   (94,560,437)         457,124,303
=========================================================================================================

Comprehensive Income
We adopted FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," on January 1, 2001. The adoption was accounted for as a cumulative effect of a change in accounting principle. The table below discloses reclassification adjustments and the related tax effects allocated to each component of other comprehensive income (expense) including the adoption of FAS No. 133 and unrealized gains (losses) on cash flow hedging instruments in 2001, unrealized gains (losses) on investments and interest-only strip receivables and foreign currency translation adjustments.

In millions.                                                                                 Tax
                                                                                        (Expense)
Year ended December 31                                                   Before-Tax      Benefit   Net-of-Tax
-------------------------------------------------------------------------------------------------------------
1999
Unrealized gains (losses) on investments and interest-only strip receivables:
   Net unrealized holding losses arising during the period                  $(134.4)    $  46.8      $ (87.6)
   Less: Reclassification adjustment for gains realized in net income          (9.4)        3.3         (6.1)
   ---------------------------------------------------------------------------------------------------------
   Net unrealized losses on investments and interest-only strip              (143.8)       50.1        (93.7)
   receivables
Foreign currency translation adjustments                                      (23.4)        5.3        (18.1)
------------------------------------------------------------------------------------------------------------
Other comprehensive expense                                                 $(167.2)    $  55.4      $(111.8)
------------------------------------------------------------------------------------------------------------
2000
Unrealized gains (losses) on investments and interest-only strip receivables:
   Net unrealized holding gains arising during the period                   $  152.2    $ (56.6)     $  95.6
   Less: Reclassification adjustment for gains realized in net income            (.8)        .3          (.5)
   ---------------------------------------------------------------------------------------------------------
   Net unrealized gains on investments and interest-only strip receivables     151.4      (56.3)        95.1
Foreign currency translation adjustments                                       (75.3)      22.4        (52.9)
------------------------------------------------------------------------------------------------------------
Other comprehensive income                                                  $   76.1    $ (33.9)     $  42.2
------------------------------------------------------------------------------------------------------------
2001
Unrealized gains (losses) on cash flow hedging instruments:
   Cumulative effect of change in accounting principle (FAS No. 133)        $ (376.6)   $  135.2     $(241.4)
   Net losses arising during the period                                     (1,137.0)      408.2      (728.8)
   Less: Reclassification adjustment for losses realized in net income         422.9      (151.8)      271.1
   ---------------------------------------------------------------------------------------------------------
   Net losses on cash flow hedging instruments                              (1,090.7)      391.6      (699.1)
   ---------------------------------------------------------------------------------------------------------
Unrealized gains (losses) on investments and interest-only strip receivables:
   Net unrealized holding gains arising during the period                      321.3      (114.5)      206.8
   Less: Reclassification adjustment for gains realized in net income          (11.2)        3.9        (7.3)
   ---------------------------------------------------------------------------------------------------------
   Net unrealized gains on investments and interest-only strip receivables     310.1      (110.6)      199.5
   ---------------------------------------------------------------------------------------------------------
Foreign currency translation adjustments                                       (28.2)       10.1       (18.1)
------------------------------------------------------------------------------------------------------------
Other comprehensive expense                                                 $ (808.8)   $  291.1     $(517.7)
============================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

Household International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (UNAUDITED)

Household International, Inc. and subsidiaries ("Household") is a leading provider of consumer lending products to middle-market consumers in the United States, United Kingdom and Canada. Household may also be referred to in these notes to the consolidated financial statements as "we," "us" or "our." Our lending products include real estate secured loans, auto finance loans, MasterCard* and Visa* credit cards, private label credit cards and personal non-credit card loans. We also offer tax refund anticipation loans in the United States and credit and specialty insurance in the United States, the United Kingdom and Canada. We have three reportable segments: Consumer, Credit Card Services, and International. Our Consumer segment consists of our branch-based consumer lending, mortgage services, retail services, and auto finance businesses. Our Credit Card Services segment consists of our domestic MasterCard and Visa credit card business. Our International segment consists of our foreign operations in the United Kingdom ("U.K.") and Canada.

RESTATEMENT
-----------

Household International, Inc. has restated its consolidated financial statements for the years ended December 31, 1999, 2000 and 2001. We believe this amended Form 10-K and the exhibits included herewith include all adjustments relating to the restatement for all such prior periods. The restatement relates to MasterCard/Visa co-branding and affinity credit card relationships and a marketing agreement with a third party credit card marketing company. All were part of our Credit Card Services segment. In consultation with our prior auditors, Arthur Andersen LLP, we treated payments made in connection with these agreements that were entered into between 1992 and 1999 as prepaid assets and amortized them in accordance with the underlying economics of the agreements. Our current auditors, KPMG LLP, have advised us that, in their view, these payments should have either been charged against earnings at the time they were made or amortized over a shorter period of time. There is no significant change as a result of these adjustments on the prior periods net earnings trends previously reported. The balance of retained earnings at December 31, 1998 has been restated from amounts previously reported to reflect a retroactive charge of $158.8 million, after tax, for these items.

The cumulative restatement relates to the following periods:

                                       Restatements to Reported Income                   % Change from Prior Period Net Income
------------------------------------------------------------------------------------------------------------------------------
Dollar amounts are                                                         % Change
stated in millions.         Pre-Tax        Tax Effect      After Tax       to Reported       As Reported          As Restated
------------------------------------------------------------------------------------------------------------------------------
2001                      $(120.2)            $44.3         $ (75.9)         (3.9)%              13.1%               13.3%
2000                       (110.9)             40.8           (70.1)         (4.1)               14.4                14.2
1999                        (91.8)             33.7           (58.1)         (3.9)               28.5                28.3
1994-1998                  (245.0)             89.2          (155.8)         (3.8)
------------------------------------------------------------------------------------------------------------------------------

The impact of these amounts to reported diluted earnings per share was as follows:

                                     As Reported         Restated
                                 ------------------------------------
2001                                   $4.08             $3.91
2000                                    3.55              3.40
1999                                    3.07              2.95
---------------------------------------------------------------------

1.  Summary of Significant Accounting Policies

Basis of Presentation The consolidated financial statements include the accounts of Household International, Inc. and all subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to conform with the current year's presentation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Securities We maintain investment portfolios (comprised primarily of debt securities) in both our noninsurance and insurance operations. Our entire investment securities portfolio was classified as available-for-sale at December 31, 2001 and 2000. Available-for-sale investments are intended to be invested for an indefinite period but may be sold in response to events we expect to occur in the foreseeable future. These investments are carried at fair value. Unrealized holding gains and losses on available-for-sale investments are recorded as adjustments to common shareholders' equity in accumulated other comprehensive income, net of income taxes. Any decline in the fair value of investments which is deemed to be other than temporary is charged against current earnings.

Cost of investment securities sold is determined using the specific identification method. Interest income earned on the noninsurance investment portfolio is classified in the statements of income in net interest margin. Realized gains and losses from the investment portfolio and investment income from the insurance portfolio are recorded in investment income. Accrued investment income is classified with investment securities.

Receivables Receivables are carried at amortized cost. Finance income is recognized using the effective yield method. Premiums and discounts on purchased receivables are recognized as adjustments to the yield of the related receivables. Origination fees are deferred and amortized to finance income over the estimated life of the related receivables, except to the extent they offset directly related lending costs. MasterCard and Visa annual fees are netted with direct lending costs, deferred, and amortized on a straight-line basis over one year. Net deferred annual fees related to these receivables totaled $90.3 million at December 31, 2001 and $63.4 million at December 31, 2000.

Insurance reserves and unearned premiums applicable to credit risks on consumer receivables are treated as a reduction of receivables in the balance sheets, since payments on such policies generally are used to reduce outstanding receivables.

Provision and Credit Loss Reserves Provision for credit losses on owned receivables is made in an amount sufficient to maintain credit loss reserves at a level considered adequate to cover probable losses of principal, interest and fees, including late, overlimit and annual fees, in the existing owned portfolio. Probable losses are estimated for consumer receivables based on contractual delinquency status and historical loss experience. For commercial loans, probable losses are calculated using estimates of amounts and timing of future cash flows expected to be received on loans. In addition, loss reserves on consumer receivables are maintained to reflect our judgment of portfolio risk factors, such as economic conditions, bankruptcy trends, product mix, geographic concentrations and other similar items. Charge-off and customer account management policies are also considered when establishing loss reserve requirements to ensure appropriate allowances exist for products with longer charge-off periods and for customers benefiting from account management decisions. Loss reserve estimates are reviewed periodically and adjustments are reported in earnings when they become known. As these estimates are influenced by factors outside our control, such as consumer payment patterns and economic conditions, there is uncertainty inherent in these estimates, making it reasonably possible that they could change.

Our charge-off policy for consumer receivables varies by product. Unsecured receivables are written off at the following stages of contractual delinquency:
MasterCard and Visa-6 months; private label-9 months; and personal non-credit card-9 months and no payment received in 6 months, but in no event to exceed 12 months. For real estate secured receivables, carrying values in excess of net realizable value are charged off at the time of foreclosure or when settlement is reached with the borrower. For loans secured by automobiles, carrying values in excess of net realizable value are charged off at the earlier of repossession and sale of the collateral, the collateral being in our possession for more than 90 days, or the loan becoming 150 days contractually delinquent. Charge-offs may occur sooner for certain consumer receivables involving a bankruptcy. Our policies for consumer loans permit reset of the contractual delinquency status of an account to current, subject to certain limits, if a predetermined number of consecutive payments has been received and there is evidence that the reason for the delinquency has been cured. Such reaging policies vary by product and are designed to manage customer relationships and ensure maximum collections. Commercial receivables are written off when it becomes apparent that an account is uncollectible.

Nonaccrual Loans Nonaccrual loans are loans on which accrual of interest has been suspended. Interest income is suspended on real estate secured, personal non-credit card and commercial loans when principal or interest payments are more than three months contractually past due. For MasterCard and Visa and private label credit card receivables, interest continues to accrue until the receivable is charged off. For auto finance receivables, accrual of interest income is discontinued when payments are more than two months contractually past due. Accrual of income on nonaccrual real estate secured and personal homeowner loans ("PHL's") is resumed if the receivable becomes less than three months contractually delinquent and on auto finance loans when the loan becomes less than two months contractually delinquent. Interest on nonaccrual personal non-credit card receivables other than PHL's is recorded as collected. Accrual of income on nonaccrual commercial loans is resumed if the loan becomes contractually current. Cash payments received on nonaccrual commercial loans are either applied against principal or reported as interest income, according to our judgment as to the collectibility of principal.

Receivables Sold and Serviced with Limited Recourse and Securitization Revenue Certain real estate secured, auto finance, MasterCard and Visa, private label and personal non-credit card receivables have been securitized and sold to investors with limited recourse. We have retained the servicing rights to these receivables. Recourse is limited to our rights to future cash flow and any subordinated interest that we may retain. Upon sale, the receivables are removed from the balance sheet and a gain on sale is recognized for the difference between the carrying value of the receivables and the adjusted sales proceeds. The adjusted sales proceeds include cash received and the present value estimate of future cash flows to be received over the lives of the sold receivables. Future cash flows are based on estimates of prepayments, the impact of interest rate movements on yields of receivables and securities issued, delinquency of receivables sold, servicing fees and other factors. The resulting gain is also adjusted by a provision for estimated probable losses under the recourse provisions based on historical experience and estimates of expected future performance. Gains on sale net of recourse provisions, servicing income and excess spread relating to securitized receivables are reported in the accompanying consolidated statements of income as securitization revenue.

In connection with these transactions, we record an interest-only strip receivable, representing our contractual right to receive interest and other cash flows from our securitization trusts. Our interest-only strip receivables are reported at fair value using discounted cash flow estimates as a separate component of receivables net of our estimate of probable losses under the recourse provisions. Cash flow estimates include estimates of prepayments, the impact of interest rate movements on yields of receivables and securities issued, delinquency of receivables sold, servicing fees and estimated probable losses under the recourse provisions. Unrealized gains and losses are recorded as adjustments to common shareholders' equity in accumulated other comprehensive income, net of income taxes. Our interest-only strip receivables are reviewed for impairment quarterly or earlier if events indicate that the carrying value may not be recovered. Any decline in the fair value of the interest-only strip receivable which is deemed to be other than temporary is charged against current earnings.

In September 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a Replacement of FASB Statement No. 125" ("FAS No. 140"). FAS No. 140 revised the standards for accounting for securitizations and requires certain disclosures. We adopted the nondisclosure related provisions of FAS No. 140 as required on April 1, 2001. The adoption did not have a significant effect on our operations.

Properties and Equipment, Net Properties and equipment are recorded at cost, net of accumulated depreciation and amortization. For financial reporting purposes, depreciation is provided on a straight-line basis over the estimated useful lives of the assets which generally range from 3 to 40 years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease. Maintenance and repairs are expensed as incurred.

Repossessed Collateral Real estate owned is valued at the lower of cost or fair value less estimated costs to sell. These values are periodically reviewed and reduced, if necessary. Costs of holding real estate, and related gains and losses on disposition, are credited or charged to operations as incurred as a component of operating expense. Repossessed vehicles, net of loss reserves when applicable, are recorded at the lower of the estimated fair market value or the outstanding receivable balance.

Insurance Insurance revenues on revolving credit insurance policies are recognized when billed. Insurance revenues on the remaining insurance contracts are recorded as unearned premiums and recognized into income based on the nature and terms of the underlying contracts. Liabilities for credit insurance policies are based upon estimated settlement amounts for both reported and incurred but not yet reported losses. Liabilities for future benefits on annuity contracts and specialty and corporate owned life insurance products are based on actuarial assumptions as to investment yields, mortality and withdrawals.

Acquired Intangibles and Goodwill Acquired intangibles consist of acquired credit card relationships which are amortized on a straight-line basis over their estimated useful lives. These lives vary by portfolio and initially ranged from 4 to 15 years. Goodwill represents the purchase price over the fair value of identifiable assets acquired less liabilities assumed from business combinations and was amortized on a straight-line basis over periods not exceeding 25 years through December 31, 2001. Acquired intangibles are reviewed for impairment using discounted cash flows and goodwill using undiscounted cash flows whenever events indicate that the carrying amounts may not be recoverable. We consider significant and long-term changes in industry and economic conditions to be our primary indicator of potential impairment. Impairment charges, when required, are calculated using discounted cash flows.

In July 2001, the FASB issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("FAS No. 141") and No. 142, "Goodwill and Other Intangible Assets" ("FAS No. 142"). FAS No. 141 eliminated the pooling of interests method of accounting and requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. We had no acquisitions during 2001 which were affected by FAS No. 141. FAS No. 142 changed the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill recorded in past business combinations ceased upon adoption of the statement on January 1, 2002. The adoption is expected to increase net income by approximately $45 million, or $.10 per share, annually.

Treasury Stock We account for repurchases of common stock using the cost method with common stock in treasury classified in the balance sheets as a reduction of common shareholders' equity. Treasury stock is reissued at average cost.

Derivative Financial Instruments Effective January 1, 2001, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS No. 133"), as amended. Under FAS No. 133, all derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, we designate the derivative as a fair value hedge, a cash flow hedge, a hedge of a net investment in a foreign operation, or a non-hedging derivative. Fair value hedges include hedges of the fair value of a recognized asset or liability and certain foreign currency hedges. Cash flow hedges include hedges of the variability of cash flows to be received or paid related to a recognized asset or liability and certain foreign currency hedges. Changes in the fair value of derivatives designated as fair value hedges, along with the change in fair value on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings. Changes in the fair value of derivatives designated as cash flow hedges, to the extent effective as a hedge, are recorded in accumulated other comprehensive income and reclassified into earnings in the period during which the hedged item affects earnings. Changes in the fair value of derivatives used to hedge our net investment in foreign subsidiaries, to the extent effective as a hedge, are recorded in common shareholders' equity as a component of the cumulative translation adjustment account within accumulated other comprehensive income. Changes in the fair value of derivative instruments not designated as hedging instruments and ineffective portions of changes in the fair value of hedging instruments are recognized in other income in the current period.

We formally document all relationships between hedging instruments and hedged items. This documentation includes our risk management objective and strategy for undertaking various hedge transactions, as well as how hedge effectiveness and ineffectiveness will be measured. This process includes linking derivatives to specific assets and liabilities on the balance sheet. We also formally assess, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, we discontinue hedge accounting prospectively.

When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge, the derivative will continue to be carried on the balance sheet at its fair value, with changes in its fair value recognized in current period earnings. For fair value hedges, the formerly hedged asset or liability will no longer be adjusted for changes in fair value and any previously recorded adjustments to the carrying value of the hedged asset or liability will be amortized in the same manner that the hedged item affects income. For cash flow hedges, amounts previously recorded in accumulated other comprehensive income will be reclassified into income as earnings are impacted by the variability in the cash flows of the hedged item.

If the hedging instrument is terminated early, the derivative is removed from the balance sheet. Accounting for the adjustments to the hedged asset or liability or adjustments to accumulated other comprehensive income are the same as described above when a derivative no longer qualifies as an effective hedge.

If the hedged asset or liability is sold or extinguished, the derivative will continue to be carried on the balance sheet at its fair value, with changes in its fair value recognized in current period earnings. The hedged item, including previously recorded mark-to-market adjustments, is derecognized immediately as a component of the gain or loss upon disposition.

The adoption of FAS No. 133 on January 1, 2001 was accounted for as a cumulative effect of a change in accounting principle. The impact of the adoption was not material to earnings and reduced common shareholders' equity by $241.4 million. The adjustment to common shareholders' equity was recorded as a component of accumulated other comprehensive income and was made to recognize at fair value all derivatives that were designated as cash flow hedging instruments. During 2001, approximately $119 million in derivative losses associated with the transition adjustment were reclassified into earnings. These losses were offset by decreased interest expense associated with the variable cash flows of the hedged items and resulted in no economic impact to our earnings. Derivative gains associated with the transition adjustment reclassified into earnings during 2001 were not material.

Foreign Currency Translation We have foreign subsidiaries located in the United Kingdom and Canada. The functional currency for each foreign subsidiary is its local currency. Assets and liabilities of these subsidiaries are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. Resulting translation adjustments are accumulated in common shareholders' equity as a component of accumulated other comprehensive income.

We periodically enter into forward exchange contracts to hedge our investment in foreign subsidiaries. After-tax gains and losses on contracts to hedge foreign currency fluctuations are accumulated in common shareholders' equity as a component of accumulated other comprehensive income. Effects of foreign currency translation in the statements of cash flows are offset against the cumulative foreign currency adjustment, except for the impact on cash. Foreign currency transaction gains and losses are included in income as they occur.

Stock-Based Compensation We account for stock option and stock purchase plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). In accordance with APB 25, no compensation expense is recognized for stock options issued.

Income Taxes Federal income taxes are accounted for utilizing the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Investment tax credits generated by leveraged leases are accounted for using the deferral method.


2.  Business Combinations, Acquisitions and Divestitures

On February 7, 2000, we purchased all of the outstanding capital stock of Renaissance Holdings, Inc. ("Renaissance"), a privately held issuer of secured and unsecured credit cards to subprime customers, for approximately $300 million of our common stock and cash. The acquisition provided us with an established platform for growing the subprime credit card business and expanding our product offerings to customers and prospects in our other businesses. The acquisition was accounted for as a purchase and, accordingly, Renaissance's operations have been included in our results of operations since February 7, 2000.

In August 1999, we acquired all of the outstanding capital stock of Decision One Mortgage Company LLC ("Decision One") for approximately $60 million in common stock and cash. Decision One originates loans through a 30-state broker network and packages them for sale to investors. The acquisition was accounted for as a purchase and, accordingly, earnings from Decision One have been included in our results of operations subsequent to the acquisition date.

3.  Investment Securities

In millions.
At December 31                                               2001           2000
--------------------------------------------------------------------------------
Available-For-Sale Investments
Corporate debt securities                               $ 2,054.0      $ 1,873.5
Money market funds                                          342.3          436.6
Certificates of deposit                                     259.8          319.2
U.S. government and federal agency debt securities          217.8          173.5
Marketable equity securities                                 21.2           24.9
Other                                                       638.9          390.3
--------------------------------------------------------------------------------
Subtotal                                                  3,534.0        3,218.0
Accrued investment income                                    46.5           41.0
--------------------------------------------------------------------------------
Total investment securities                             $ 3,580.5      $ 3,259.0
================================================================================

Proceeds from the sale of available-for-sale investments totaled approximately $.7 billion in 2001, $.2 billion in 2000 and $.7 billion in 1999. Gross gains of $12.9 million in 2001, $2.2 million in 2000 and $12.1 million in 1999 and gross losses of $1.7 million in 2001, $1.4 million in 2000 and $2.7 million in 1999 were realized on those sales.

The gross unrealized gains (losses) on available-for-sale investment securities were as follows:

                                                                       2001                                           2000
                            -----------------------------------------------  ---------------------------------------------
                                            Gross        Gross                               Gross       Gross
In millions.                Amortized  Unrealized   Unrealized         Fair  Amortized  Unrealized  Unrealized        Fair
At December 31                   Cost       Gains       Losses        Value       Cost       Gains      Losses       Value
--------------------------------------------------------------------------------------------------------------------------
Corporate debt securities   $ 2,089.5     $  31.3     $  (66.8)   $ 2,054.0  $ 1,948.5      $ 17.4     $ (92.4)  $ 1,873.5
Money market funds              342.3         -            -          342.3      436.6         -           -         436.6
Certificates of deposit         246.1        13.7          -          259.8      319.2         -           -         319.2
U.S. government and
  Federal agency debt
  Securities                    217.0         2.0         (1.2)       217.8      173.7         1.6        (1.8)      173.5
Marketable equity
  Securities                     24.4         -           (3.2)        21.2       25.8         -           (.9)       24.9
Other                           611.6        28.6         (1.3)       638.9      390.1          .6         (.4)      390.3
--------------------------------------------------------------------------------------------------------------------------
Total available-for-sale
  Investments               $ 3,530.9     $  75.6     $  (72.5)   $ 3,534.0  $ 3,293.9      $ 19.6     $ (95.5)  $ 3,218.0
==========================================================================================================================

See Note 14, "Fair Value of Financial Instruments," for further discussion of the relationship between the fair value of our assets, liabilities and off-balance sheet financial instruments.

Contractual maturities of and yields on investments in debt securities were as follows:

                                                                              U.S. Government and Federal
                                            Corporate Debt Securities              Agency Debt Securities
All dollar amounts are            -----------------------------------   ---------------------------------
  Stated in millions.             Amortized         Fair                Amortized        Fair
At December 31, 2001                   Cost        Value     Yield(1)        Cost       Value    Yield(1)
---------------------------------------------------------------------------------------------------------
Due within 1 year                 $    49.8    $    50.5       5.1%       $  44.6      $ 44.7      7.6%
After 1 but within 5 years            806.7        817.3       5.7           84.6        85.6      5.7
After 5 but within 10 years           392.6        394.2       6.5           64.7        64.7      5.1
After 10 years                        840.4        792.0       7.0           23.1        22.8      6.0
---------------------------------------------------------------------------------------------------------
Total                             $ 2,089.5    $ 2,054.0       6.4%       $ 217.0      $217.8      5.9%
=========================================================================================================

(1) Computed by dividing annualized interest by the amortized cost of respective investment securities.

4.  Receivables

In millions.
At December 31                                                          2001              2000
-----------------------------------------------------------------------------------------------
Real estate secured                                               $ 43,856.8        $ 35,179.7
Auto finance                                                         2,368.9           1,850.6
MasterCard/Visa                                                      8,141.2           8,053.6
Private label                                                       11,663.9          10,347.3
Personal non-credit card                                            13,337.0          11,328.1
Commercial and other                                                   506.9             598.6
-----------------------------------------------------------------------------------------------
Total owned receivables                                             79,874.7          67,357.9
Accrued finance charges                                              1,559.8           1,302.6
Credit loss reserve for owned receivables                           (2,663.1)         (2,111.9)
Unearned credit insurance premiums and claims reserves                (895.8)           (725.2)
Interest-only strip receivables                                        968.2             636.5
Amounts due and deferred from receivable sales                         419.7             701.8
-----------------------------------------------------------------------------------------------
Total owned receivables, net                                        79,263.5          67,161.7
Receivables serviced with limited recourse                          20,948.0          20,249.5
-----------------------------------------------------------------------------------------------
Total managed receivables, net                                    $100,211.5        $ 87,411.2
===============================================================================================

Foreign receivables included in owned receivables were as follows:

                                              United Kingdom                                Canada
 In millions.                  ---------------------------------------   ----------------------------------------
 At December 31                      2001          2000          1999          2001          2000          1999
-----------------------------------------------------------------------------------------------------------------
 Real estate secured           $    924.6    $    857.1    $    751.0    $    458.4    $    402.6    $    339.2
 MasterCard/Visa                  1,174.5       2,206.7       2,167.8           -             -             -
 Private label                    1,284.8       1,234.6       1,145.6         525.7         441.2         427.4
 Personal non-credit
   Card                           1,217.5       1,000.3       1,310.8         382.8         377.5         371.0
 Commercial and other                  .3            .8           1.1           1.4           1.5           2.7
-----------------------------------------------------------------------------------------------------------------
 Total                         $  4,601.7    $  5,299.5    $  5,376.3    $  1,368.3    $  1,222.8    $  1,140.3
=================================================================================================================

Foreign managed receivables represented 7 and 9 percent of total managed receivables at December 31, 2001 and 2000, respectively.

The outstanding balance of receivables serviced with limited recourse consisted of the following:

 In millions.
 At December 31                                                          2001              2000
------------------------------------------------------------------------------------------------
 Real estate secured                                               $    861.8        $  1,457.8
 Auto finance                                                         4,026.6           2,712.7
 MasterCard/Visa                                                      9,254.0           9,529.8
 Private label                                                        2,150.0           1,650.0
 Personal non-credit card                                             4,655.6           4,899.2
------------------------------------------------------------------------------------------------
 Total                                                             $ 20,948.0        $ 20,249.5
================================================================================================

The combination of receivables owned and receivables serviced with limited recourse, which we consider our managed portfolio, is shown below:


 In millions.
 At December 31                                                       2001              2000
-----------------------------------------------------------------------------------------------
 Real estate secured                                               $ 44,718.6        $ 36,637.5
 Auto finance                                                         6,395.5           4,563.3
 MasterCard/Visa                                                     17,395.2          17,583.4
 Private label                                                       13,813.9          11,997.3
 Personal non-credit card                                            17,992.6          16,227.3
 Commercial and other                                                   506.9             598.6
------------------------------------------------------------------------------------------------
 Total                                                             $100,822.7        $ 87,607.4
================================================================================================

We maintain facilities with third parties which provide for the securitization of receivables on a revolving basis totaling $12.9 billion, of which $10.6 billion were utilized at December 31, 2001. The amount available under these facilities will vary based on the timing and volume of public securitization transactions.

Contractual maturities of owned receivables were as follows:

In millions.                                                                                   There-
At December 31, 2001              2002         2003         2004        2005       2006         after           Total
---------------------------------------------------------------------------------------------------------------------

Real estate secured         $ 11,951.9    $ 8,588.8    $ 6,260.9   $ 4,530.3   $ 3,376.7   $  9,148.2      $ 43,856.8
Auto finance                      38.3         74.5        233.2       559.1     1,039.9        423.9         2,368.9
MasterCard/Visa                  939.9        830.1        701.8       639.3       544.3      4,485.8         8,141.2
Private label                  5,782.3      2,280.3        701.3       414.2       276.2      2,209.6        11,663.9
Personal non-credit
   card                        3,336.1      2,392.9      1,930.9     1,506.7     1,178.9      2,991.5        13,337.0
Commercial and other              43.6         44.8         58.2        39.9        35.4        285.0           506.9
---------------------------------------------------------------------------------------------------------------------
Total                       $ 22,092.1   $ 14,211.4    $ 9,886.3   $ 7,689.5   $ 6,451.4   $ 19,544.0      $ 79,874.7
=====================================================================================================================

A substantial portion of consumer receivables, based on our experience, will be renewed or repaid prior to contractual maturity. The above maturity schedule should not be regarded as a forecast of future cash collections. The ratio of annual cash collections of principal to average principal balances, excluding credit card receivables, approximated 55 percent in 2001 and 58 percent in 2000.

The following table summarizes contractual maturities of owned receivables due after one year by repricing characteristic:

                                                                                          Over 1
In millions.                                                                          But Within                 Over
At December 31, 2001                                                                     5 years              5 years
---------------------------------------------------------------------------------------------------------------------
Receivables at predetermined interest rates                                           $ 27,241.4            $ 9,985.6
Receivables at floating or adjustable rates                                             10,997.2              9,558.4
---------------------------------------------------------------------------------------------------------------------
Total                                                                                 $ 38,238.6           $ 19,544.0
=====================================================================================================================

Nonaccrual owned consumer receivables totaled $2,064.3 million and $1,636.7 million at December 31, 2001 and 2000, respectively, including $215.3 million and $226.0 million, respectively, relating to foreign operations. Interest income that would have been recorded in 2001 and 2000 if such nonaccrual receivables had been current and in accordance with contractual terms was approximately $315.8 million and $260.4 million, respectively, including $34.6 million and $38.2 million, respectively, relating to foreign operations. Interest income that was included in net income for 2001 and 2000, prior to these loans being placed on nonaccrual status, was approximately $173.5 million and $143.9 million, respectively, including $16.4 million and $19.9 million, respectively, relating to foreign operations. For an analysis of reserves for credit losses, see our "Analysis of Credit Loss Reserves Activity" on pages 31 and 32 on an owned and managed basis.

Interest-only strip receivables are reported net of our estimate of probable losses under the recourse provisions for receivables serviced with limited recourse. Our estimate of the recourse obligation totaled $1,148.3 million at December 31, 2001 and $1,082.3 million at December 31, 2000. Interest-only strip receivables also included fair value mark-to-market adjustments of $348.6 million at year-end 2001 and $117.5 million at year-end 2000.

Amounts due and deferred from receivable sales include certain assets established under the recourse provisions for certain receivable sales, including funds deposited in spread accounts, offset by net customer payments owed to the securitization trustee. Net customer payments owed to the securitization trustee totaled $27.0 million at December 31, 2001 and $61.2 million at December 31, 2000.

5. Asset Securitizations

We sell auto finance, MasterCard and Visa, private label and personal non-credit card receivables in various securitization transactions. We continue to service and receive servicing fees on the outstanding balance of securitized receivables. We also retain rights to future cash flows arising from the receivables after the investors receive their contractual return. We have also, in certain cases, retained other subordinated interests in these securitizations. These transactions typically result in the recording of an interest-only strip receivable which represents the value of the future residual cash flows from securitized receivables. The investors and the securitization trusts have only limited recourse to our assets for failure of debtors to pay. That recourse is limited to our rights to future cash flow and any subordinated interest we retain. Servicing assets and liabilities are not recognized in conjunction with our securitizations since we receive adequate compensation relative to current market rates to service the receivables sold. See Note 1, "Summary of Significant Accounting Policies," for further discussion on our accounting for interest-only strip receivables.

Securitization revenue includes income associated with the current and prior period securitization and sale of receivables with limited recourse. Such income includes gains on sales, net of our estimate of probable credit losses under the recourse provisions, servicing income and excess spread relating to those receivables.

Net initial gains, which represent gross initial gains net of our estimate of probable credit losses under the recourse provisions, and the key economic assumptions used in measuring the net initial gains from securitizations completed during the years ended December 31, 2001 and 2000 were as follows:

                                          MasterCard/  Personal Non-   Private       Auto
                                                 Visa    Credit Card     Label    Finance       Total
-----------------------------------------------------------------------------------------------------
2001
Net initial gains (in millions)              $    7.3       $   36.0   $  13.1    $ 109.3     $ 165.7
Key economic assumptions:(1)
  Weighted-average life (in years)                .38           1.23       .85       2.20
  Payment speed                                 93.59%         52.33%    67.06%     34.20%
  Expected credit losses (annual rate)           5.08           7.34      5.49       4.79
  Discount rate on cash flows                    9.00          11.00     10.00      10.00
  Cost of funds                                  6.15           4.24      5.73       4.54
2000
Net initial gains (in millions)              $   43.7       $   37.5   $   8.5    $  80.4     $ 170.1
Key economic assumptions:(1)
  Weighted-average life (in years)                .41           1.28       .93       2.06
  Payment speed                                 92.62%         52.01%    63.97%     35.98%
  Expected credit losses (annual rate)           5.48           6.87      6.60       5.38
  Discount rate on cash flows                    9.00          11.00     10.00      10.00
  Cost of funds                                  5.88           6.67      6.36       7.12
-----------------------------------------------------------------------------------------------------

(1) Weighted-average annual rates for securitizations entered into during the period for securitizations of loans with similar characteristics.

Certain securitization trusts, such as credit cards, are established at fixed levels and require frequent sales of new receivables into the trust to replace receivable run-off. These replenishments totaled $24.7 billion in 2001 and $21.0 billion in 2000. Net gains (gross gains less estimated credit losses under the recourse provisions) related to these replenishments were calculated using weighted-average assumptions consistent with those used for calculating gains on initial securitizations and totaled $407.5 million in 2001 and $328.4 million in 2000.

Cash flows received from securitization trusts were as follows:


In millions.                             MasterCard/      Personal Non-      Private            Auto   Real Estate
Year ended December 31                          Visa        Credit Card        Label         Finance       Secured        Total
--------------------------------------------------------------------------------------------------------------------------------
2001
Proceeds from initial securitizations      $  261.1          $2,123.6      $   500.0        $2,573.9            -      $ 5,458.6
Servicing fees received                       182.9              90.6           34.9            84.9        $ 12.0         405.3
Other cash flow received on
  retained interests (1)                      789.0             181.1          157.9           111.9          67.5       1,307.4
2000
Proceeds from initial securitizations      $1,925.0          $2,637.4      $   500.0        $1,912.6            -      $ 6,975.0
Servicing fees received                       179.7              91.3           24.2            60.7        $ 18.5         374.4
Other cash flow received on
  retained interests (1)                      645.5             177.4           57.4            80.4          81.5       1,042.2
--------------------------------------------------------------------------------------------------------------------------------

(1) Other cash flows include all cash flows from interest-only strip receivables, excluding servicing fees.

Our interest-only strip receivables are reported at fair value using discounted cash flow estimates.

At December 31, 2001, the sensitivity of the current fair value of the interest-only strip receivables to an immediate 10 percent and 20 percent unfavorable change in assumptions are presented in the table below. These sensitivities are based on assumptions used to value our interest-only strip receivables at December 31, 2001.


                                                     MasterCard/      Personal Non-      Private         Auto   Real Estate
Dollar amounts are stated in millions.                     Visa         Credit Card        Label      Finance       Secured
---------------------------------------------------------------------------------------------------------------------------
Carrying value (fair value) of interest-only strip
  Receivables                                          $ 267.2           $  335.4          $   55.1      $ 285.7   $ 24.8
Weighted-average life (in years)                           .57               1.19               .79         1.87     1.53
Payment speed assumption (annual rate)                   83.82%             45.62%            69.66%       38.90%   25.95%
  Impact on fair value of 10% adverse change           $ (22.2)          $  (23.2)         $   (5.4)     $ (26.2)  $ (1.4)
  Impact on fair value of 20% adverse change             (41.6)             (45.7)             (9.2)       (59.9)    (2.8)
Expected credit losses (annual rate)                      5.21%              7.41%             5.49%        6.83%    1.55%
  Impact on fair value of 10% adverse change           $ (23.0)          $  (36.5)         $   (8.4)     $ (25.1)  $ (1.4)
  Impact on fair value of 20% adverse change             (46.0)             (72.9)            (16.9)       (50.1)    (2.7)
Discount rate on residual cash flows (annual rate)        9.00%             11.00%            10.00%       10.00%   13.00%
  Impact on fair value of 10% adverse change           $  (3.0)          $   (3.0)         $   (0.3)     $  (6.9)  $ (0.5)
  Impact on fair value of 20% adverse change              (6.1)              (6.0)             (0.7)       (13.6)    (1.0)
Variable returns to investors (annual rate)               5.09%              3.53%             4.62%        5.42%    3.58%
  Impact on fair value of 10% adverse change           $ (23.3)          $  (19.3)         $   (7.5)     $  (0.2)  $ (3.3)
  Impact on fair value of 20% adverse change             (46.6)             (38.1)            (14.9)        (0.3)    (6.5)
-------------------------------------------------------------------------------------------------------------------------

These sensitivities are hypothetical and should not be considered to be predictive of future performance. As the figures indicate, the change in fair value based on a 10 percent variation in assumptions cannot necessarily be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the residual cash flow is calculated independently from any change in another assumption. In reality, changes in one factor may contribute to changes in another (for example, increases in market interest rates may result in lower prepayments) which might magnify or counteract the sensitivities. Furthermore, the estimated fair values as disclosed should not be considered indicative of future earnings on these assets.

Static pool credit losses are calculated by summing actual and projected future credit losses and dividing them by the original balance of each pool of asset. Due to the short term revolving nature of MasterCard and Visa, personal non-credit card and private label receivables, the weighted-average percentage of static pool credit losses is not considered to be materially different from the weighted-average charge-off assumptions used in determining the fair value of our interest-only strip receivables in the table above. At December 31, 2001, static pool credit losses for auto finance loans securitized in 2001 were estimated to be 10.0 percent and for auto finance loans securitized in 2000 were estimated to be 11.0 percent.

Receivables information by product including delinquency and net charge-offs for our managed and serviced with limited recourse portfolios were as follows:

                                                                              2001                              2000
                                                    -------------------------------    -----------------------------
In millions                                            Receivables      Delinquent       Receivables      Delinquent
At December 31                                         Outstanding     Receivables       Outstanding     Receivables
--------------------------------------------------------------------------------------------------------------------
Managed receivables:
  Real estate secured                                   $ 44,718.6            2.68%      $  36,637.5            2.63%
  Auto finance                                             6,395.5            3.16           4,563.3            2.55
  MasterCard/Visa                                         17,395.2            4.10          17,583.4            3.49
  Private label                                           13,813.9            5.48          11,997.3            5.48
  Personal non-credit card                                17,992.6            8.87          16,227.3            7.97
--------------------------------------------------------------------------------------------------------------------
  Total consumer                                         100,315.8            4.46          87,008.8            4.20
  Commercial and other                                       506.9            1.58             598.6            2.10
--------------------------------------------------------------------------------------------------------------------
  Total managed receivables                             $100,822.7            4.44%      $  87,607.4            4.18%
--------------------------------------------------------------------------------------------------------------------
Receivables serviced with limited recourse:
  Real estate secured                                   $   (861.8)           5.00%      $  (1,457.8)           4.01%
  Auto finance                                            (4,026.6)           3.29          (2,712.7)           2.61
  MasterCard/Visa                                         (9,254.0)           2.73          (9,529.8)           2.30
  Private label                                           (2,150.0)           2.69          (1,650.0)           4.72
  Personal non-credit card                                (4,655.6)           8.36          (4,899.2)           7.90
--------------------------------------------------------------------------------------------------------------------
  Total receivables serviced with limited
    recourse                                             (20,948.0)           4.18         (20,249.5)           4.02
--------------------------------------------------------------------------------------------------------------------
Owned consumer receivables                              $ 79,874.7            4.53%      $  67,357.9            4.26%
====================================================================================================================

                                                                              2001                              2000
                                                  ---------------------------------  -------------------------------
In millions                                                Average             Net            Average            Net
At December 31                                         Receivables     Charge-offs        Receivables    Charge-offs
--------------------------------------------------------------------------------------------------------------------
Managed receivables:
  Real estate secured                                  $  40,049.6             .53%       $  32,530.2            .45%
  Auto finance                                             5,323.5            5.31            3,842.3           4.80
  MasterCard/Visa                                         17,282.8            6.63           16,111.2           5.58
  Private label                                           12,260.6            5.18           11,194.2           5.35
  Personal non-credit card                                17,013.8            6.79           14,760.8           6.97
--------------------------------------------------------------------------------------------------------------------
  Total consumer                                          91,930.3            3.73           78,438.7           3.64
  Commercial and other                                       554.9            2.10              693.5           2.69
--------------------------------------------------------------------------------------------------------------------
  Total managed receivables                            $  92,485.2            3.72%       $  79,132.2           3.63%
--------------------------------------------------------------------------------------------------------------------
Receivables serviced with limited recourse:
  Real estate secured                                  $  (1,199.2)            .70%       $  (1,847.6)           .90%
  Auto finance                                            (3,004.4)           6.32           (2,023.5)          6.16
  MasterCard/Visa                                         (9,144.6)           5.27           (8,984.7)          4.81
  Private label                                           (1,744.2)           2.72           (1,212.5)          5.42
  Personal non-credit card                                (4,527.8)           6.74           (4,566.1)          6.86
--------------------------------------------------------------------------------------------------------------------
  Total receivables serviced with limited
    recourse                                             (19,620.2)           5.26          (18,634.4)          5.11
--------------------------------------------------------------------------------------------------------------------
Owned consumer receivables                             $  72,865.0            3.32%       $  60,497.8           3.18%
====================================================================================================================

We issued securities backed by dedicated home equity loan receivables of $1.6 billion in 2001 and $.5 billion in 2000. For accounting purposes, these transactions were structured as secured financings, therefore, the receivables and the related debt remain on our balance sheet. Real estate receivables included closed-end real estate secured receivables totaling $1.7 billion at December 31, 2001 and $.4 billion at December 31, 2000 which secured the outstanding debt related to these transactions.

6.   Properties and Equipment, Net

In millions.                                                                                           Depreciable
At December 31                                                     2001                2000                   Life
--------------------------------------------------------------------------------------------------------------------
Land                                                          $     8.1           $     8.1               -
Buildings and improvements                                        574.7               519.6         10 - 40 years
Furniture and equipment                                           878.4               844.5             3 - 10
--------------------------------------------------------------------------------------------------------------------
Total                                                           1,461.2             1,372.2
Accumulated depreciation and amortization                         930.1               854.6
--------------------------------------------------------------------------------------------------------------------
Properties and equipment, net                                 $   531.1           $   517.6
====================================================================================================================

Depreciation and amortization expense totaled $139.7 million in 2001, $135.8 million in 2000 and $130.4 million in 1999.

7.  Deposits

                                                                            2001                             2000
                                              ----------------------------------        ---------------------------
                                                                       Weighted-                        Weighted-
 All dollar amounts are stated in millions.                              Average                          Average
 At December 31                                         Amount              Rate            Amount           Rate
-------------------------------------------------------------------------------------------------------------------
 Domestic
 Time certificates                                  $  6,000.7              6.8%        $  6,925.3            6.7%
 Savings accounts                                         33.7              2.1               25.0            2.9
 Demand accounts                                          36.3               .4               14.6            2.1
-------------------------------------------------------------------------------------------------------------------
 Total domestic deposits                               6,070.7              6.7            6,964.9            6.7
-------------------------------------------------------------------------------------------------------------------
 Foreign
 Time certificates                                       316.0              5.7            1,529.5            6.1
 Savings accounts                                         54.1              3.1               56.2            3.2
 Demand accounts                                         121.5              3.9              126.3            5.1
-------------------------------------------------------------------------------------------------------------------
 Total foreign deposits                                  491.6              5.0            1,712.0            5.9
-------------------------------------------------------------------------------------------------------------------
 Total deposits                                     $  6,562.3              6.6%        $  8,676.9            6.5%
===================================================================================================================

At December 31, 2001, domestic time certificates included carrying value adjustments totaling $24.7 million relating to derivative financial instruments.

Average deposits and related weighted-average interest rates were as follows:

                                                          2001                       2000                         1999
                                      ------------------------     ----------------------       ------------------------
 All dollar amounts are                              Weighted-                  Weighted-                    Weighted-
   stated in millions.                    Average      Average        Average     Average        Average       Average
 Year ended December 31                  Deposits         Rate       Deposits        Rate       Deposits          Rate
------------------------------------------------------------------------------------------------------------------------
 Domestic
 Time certificates                     $  6,468.5          6.5%    $  6,278.4         6.7%      $1,857.0           6.1%
 Savings and demand accounts                119.7           .6           53.2         1.5           12.1           1.4
------------------------------------------------------------------------------------------------------------------------
 Total domestic deposits                  6,588.2          6.4        6,331.6         6.6        1,869.1           6.1
------------------------------------------------------------------------------------------------------------------------
 Foreign
 Time certificates                        1,172.8          5.7        1,243.7         4.5          967.7           4.8
 Savings and demand accounts                192.2          4.5          182.2         4.5          200.5           4.4
------------------------------------------------------------------------------------------------------------------------
 Total foreign deposits                   1,365.0          5.5        1,425.9         4.5        1,168.2           4.7
------------------------------------------------------------------------------------------------------------------------
 Total deposits                        $  7,953.2          6.3%    $  7,757.5         6.2%      $3,037.3           5.5%
========================================================================================================================

Interest expense on total deposits was $498.6 million in 2001, $484.0 million in 2000 and $168.4 million in 1999. Interest expense on domestic deposits was $423.7 million in 2001, $419.7 million in 2000 and $113.4 million in 1999.

Maturities of time certificates in amounts of $100,000 or more were:

 All dollar amounts are stated in millions.
 At December 31, 2001                                              Domestic               Foreign           Total
--------------------------------------------------------------------------------------------------------------------
 3 months or less                                                $     29.0             $    211.0       $    240.0
 Over 3 months through 6 months                                        17.9                   30.2             48.1
 Over 6 months through 12 months                                       41.9                   39.3             81.2
 Over 12 months                                                       143.3                   35.4            178.7
--------------------------------------------------------------------------------------------------------------------
 Total                                                           $    232.1             $    315.9       $    548.0
====================================================================================================================

Contractual maturities of time certificates within each interest rate range were as follows:

 All dollar amounts are stated in millions.                                                    There-
 At December 31, 2001                 2002        2003        2004      2005        2006        after         Total
--------------------------------------------------------------------------------------------------------------------
 Interest Rate
 Less-than 4.00%                 $    71.8  $     28.7          -         -           -            -     $    100.5
 4.00% - 5.99%                       427.9       187.9  $    123.4  $   16.5   $    18.5   $     46.8         821.0
 6.00% - 7.99%                     1,525.8     1,090.7     1,404.8     820.8       189.6        363.5       5,395.2
--------------------------------------------------------------------------------------------------------------------
 Total                           $ 2,025.5  $  1,307.3  $  1,528.2  $  837.3   $   208.1   $    410.3    $  6,316.7
====================================================================================================================

8.  Commercial Paper, Bank and Other Borrowings

                                                                                      Bank and
All dollar amounts are stated in millions.                     Commercial                Other
At December 31                                                      Paper           Borrowings              Total
----------------------------------------------------------------------------------------------------------------------
2001
Balance                                                        $  9,141.2          $   2,883.1         $ 12,024.3
Highest aggregate month-end balance                                                                      13,926.4
Average borrowings                                                9,221.1              2,240.1           11,461.2
Weighted-average interest rate:
     At year-end                                                      2.0%                 2.6%               2.2%
     Paid during year                                                 4.1                  3.9                4.0
----------------------------------------------------------------------------------------------------------------------
2000
Balance                                                        $  9,371.5          $  1,416.4          $ 10,787.9
Highest aggregate month-end balance                                                                      12,581.6
Average borrowings                                                9,828.7             2,099.7            11,928.4
Weighted-average interest rate:
     At year-end                                                      6.6%                6.6%                6.6%
     Paid during year                                                 6.3                 5.5                 6.2
-----------------------------------------------------------------------------------------------------------------------
1999
Balance                                                        $  8,822.2          $  1,955.6          $ 10,777.8
Highest aggregate month-end balance                                                                      11,454.6
Average borrowings                                                8,620.3             1,426.7            10,047.0
Weighted-average interest rate:
     At year-end                                                      5.6%               5.6%                 5.6%
     Paid during year                                                 5.2                5.0                  5.2
----------------------------------------------------------------------------------------------------------------------

Outstanding balances at December 31, 2001, 2000 and 1999 included commercial paper obligations of foreign subsidiaries of $374.7 million, $360.9 million and $359.4 million, respectively, and bank and other borrowings of $713.6 million, $722.3 million and $903.1 million, respectively.

Interest expense for commercial paper, bank and other borrowings totaled $463.2 million, $737.7 million and $522.5 million for 2001, 2000 and 1999, respectively.

We maintain various bank credit agreements primarily to support commercial paper borrowings. At December 31, 2001 and 2000, we had committed back-up lines and other bank lines of $13.6 billion and $13.0 billion, respectively, of which $12.8 billion and $12.3 billion, respectively, were unused. Formal credit lines are reviewed annually and expire at various dates from 2002 to 2006. Borrowings under these lines generally are available at a surcharge over LIBOR. None of these lines contain material adverse change clauses which could restrict availability. Annual commitment fee requirements to support availability of these lines at December 31, 2001 totaled $10.7 million.

9. Senior and Senior Subordinated Debt (With Original Maturities Over One Year)

All dollar amounts are stated in millions.
At December 31                                                                           2001                2000
----------------------------------------------------------------------------------------------------------------------
Senior Debt
Zero-coupon convertible debt securities; due 2021                                  $  1,004.2                 -
3.50% to 4.99%;  due 2002 to 2009                                                     1,679.4          $     11.5
5.00% to 6.49%;  due 2002 to 2013                                                    13,223.6            10,169.2
6.50% to 6.99%;  due 2002 to 2013                                                     8,368.1             4,203.6
7.00% to 7.49%;  due 2002 to 2023                                                     4,679.5             4,959.3
7.50% to 7.99%;  due 2002 to 2019                                                     4,695.3             4,173.5
8.00% to 8.99%;  due 2002 to 2010                                                     3,711.9             3,892.5
9.00% and greater;  due 2001                                                              -                 253.3
Variable interest rate debt;  1.89%  to 3.53%;
     due 2002 to 2034                                                                19,383.1            17,244.2
Senior Subordinated Debt
6.50% to 8.45%;  due 2002 to 2003                                                       179.1               259.7
Unamortized discount                                                                   (100.6)             (113.8)
----------------------------------------------------------------------------------------------------------------------
Total senior and senior subordinated debt                                          $ 56,823.6          $ 45,053.0

======================================================================================================================

Senior and senior subordinated debt included $1.5 billion of debt secured by $1.7 billion of real estate secured receivables at December 31, 2001. At December 31, 2000, senior and senior subordinated debt included $.4 billion of debt secured by $.4 billion of real estate secured receivables.

At December 31, 2001, senior and senior subordinated debt also included carrying value adjustments totaling $391.1 million relating to derivative financial instruments and a foreign currency translation adjustment of $(356.6) million relating to our foreign denominated debt.

Weighted-average interest rates were 5.1 and 6.9 percent at December 31, 2001 and 2000, respectively. Interest expense for senior and senior subordinated debt was $3,212.0 million, $2,707.2 million and $2,085.7 million for 2001, 2000 and
1999, respectively. The most restrictive financial covenant contained in the terms of our debt agreements are the maintenance of a minimum shareholders' equity of $2.0 billion for Household International, Inc., and the maintenance of a minimum shareholder's equity of $3.6 billion for Household Finance Corporation ("HFC"), a wholly owned subsidiary of Household. Debt denominated in a foreign currency is included in the applicable rate category based on the effective U.S. dollar equivalent rate as summarized in Note 10.

In August 2001, the parent company issued zero-coupon convertible debt securities. The convertible debt securities are due 2021, have a 1 percent yield to maturity and have a principal amount at maturity of approximately $1.2 billion. We must pay contingent interest on the securities beginning in 2006 if our common stock price reaches certain levels. The holders of the securities have the right to require us to repurchase the securities on various dates beginning in August 2002 and ending in August 2016 or if certain "fundamental changes" as described in the prospectus supplement occur. "Fundamental changes" include, among other things, an exchange offer, liquidation, merger and recapitalization. The holders of the securities may convert each $1,000 of securities, subject to adjustment, into 9.022 shares of Household common stock if our stock price reaches $99.87 for 20 trading days in a consecutive 30 trading day period. We may redeem the securities, in whole or in part, at any time after August 1, 2006.

Maturities of senior and senior subordinated debt were:

In millions.
At December 31, 2001
--------------------------------------------------------------------------------
2002                                                                  $ 10,492.5
2003                                                                     9,980.0
2004                                                                     5,800.9
2005                                                                     5,970.0
2006                                                                     6,652.0
Thereafter                                                              17,928.2
--------------------------------------------------------------------------------
Total                                                                 $ 56,823.6
================================================================================


10.  Derivative Financial Instruments and Concentrations of Credit Risk

In the normal course of business and in connection with our asset/liability management program, we enter into various transactions involving derivative financial instruments. These instruments primarily are used to manage our exposure to fluctuations in interest rates and currency exchange rates. We do not serve as a financial intermediary to make markets in any derivative financial instruments. We have a comprehensive program to address potential financial risks such as liquidity, interest rate, currency and credit risk. The Finance Committee of the Board of Directors sets acceptable limits for each of these risks annually and reviews the limits semiannually. For further information on our strategies for managing interest rate and foreign exchange rate risk, see the "Risk Management" section within our Management's Discussion and Analysis of Financial Condition and Results of Operations.

Objectives for Holding Derivative Financial Instruments We generally fund our assets with liabilities that have similar interest rate features. Over time, however, customer demand for our receivable products shifts between fixed rate and floating rate products, based on market conditions and preferences. These shifts result in different funding strategies and produce different interest rate risk exposures. We maintain an overall risk management strategy that uses a variety of interest rate and currency derivative financial instruments to mitigate our exposure to fluctuations caused by changes in interest rates and currency exchange rates. We manage our exposure to interest rate risk primarily through the use of interest rate swaps, but also use forwards, futures, options, and other risk management instruments. We manage our exposure to currency risk primarily through the use of currency swaps. We do not speculate on interest rate or foreign currency market exposure and we do not use exotic or leveraged derivative financial instruments.

Interest rate swaps are contractual agreements between two counterparties for the exchange of periodic interest payments generally based on a notional principal amount and agreed-upon fixed or floating rates. The majority of our interest rate swaps are used to manage our exposure to changes in interest rates by converting floating rate assets or debt to fixed rate or by converting fixed rate assets or debt to floating rate. We have also entered into currency swaps to convert both principal and interest payments on debt issued from one currency to the appropriate functional currency.

Forwards and futures are agreements between two parties, committing one to sell and the other to buy a specific quantity of an instrument on some future date. The parties agree to buy or sell at a specified price in the future, and their profit or loss is determined by the difference between the arranged price and the level of the spot price when the contract is settled. We have both interest rate and foreign exchange rate forward contracts and interest rate futures contracts. We use foreign exchange rate forward contracts to reduce our exposure to foreign currency exchange risk. Interest rate forward and futures contracts are used to hedge resets of interest rates on our floating rate assets and liabilities. Cash requirements for forward contracts include the receipt or payment of cash upon the sale or purchase of the instrument.

Purchased options grant the purchaser the right, but not the obligation, to either purchase or sell a financial instrument at a specified price within a specified period. The seller of the option has written a contract which creates an obligation to either sell or purchase the financial instrument at the agreed-upon price if, and when, the purchaser exercises the option. We use caps to limit the risk associated with an increase in rates and floors to limit the risk associated with a decrease in rates.

Market and Credit Risk By utilizing derivative financial instruments, we are exposed to varying degrees of credit and market risk.

Market risk is the possibility that a change in interest rates or foreign exchange rates will cause a financial instrument to decrease in value or become more costly to settle. We mitigate this risk by establishing limits for positions and other controls.

Credit risk is the possibility that a loss may occur because the counterparty to a transaction fails to perform according to the terms of the contract. We control the credit (or repayment) risk in derivative instruments through established credit approvals, risk control limits and ongoing monitoring procedures. Our exposure to credit risk for futures is limited as these contracts are traded on organized exchanges. Each day, changes in futures contract values are settled in cash. In contrast, swap agreements and forward contracts have credit risk relating to the performance of the counterparty. Additionally, certain swap agreements require that payments be made to, or received from, the counterparty when the fair value of the agreement reaches a certain level. Derivative financial instruments are generally expressed in terms of notional principal or contract amounts which are much larger than the amounts potentially at risk for nonpayment by counterparties. We have never suffered a loss due to counterparty failure.

Fair Value and Cash Flow Hedges To manage our exposure to changes in interest rates, we enter into interest rate swap agreements and currency swaps which have been designated as fair value or cash flow hedges under FAS No. 133. The critical terms of interest rate swaps are designed to match those of the hedged items, enabling the application of the shortcut method of accounting as defined by FAS No. 133 for 92 percent of the notional amounts of such interest rate swaps. To the extent that the critical terms of the hedged item and the derivative are not identical, hedge ineffectiveness is reported in earnings during the current period as a component of other income. Although the critical terms of currency swaps are designed to match those of the hedged items, FAS No. 133 does not allow shortcut method accounting for this type of hedge. Therefore, there may be minimal ineffectiveness which is reported in current period earnings.

Fair value hedges include interest rate swaps which convert our fixed rate debt or assets to variable rate debt or assets and currency swaps which convert debt issued from one currency into pay variable debt of the appropriate functional currency. Hedge ineffectiveness associated with fair value hedges was a gain of $.1 million, net of tax, in 2001 and was recorded as other income. During 2001, all of our fair value hedges were associated with debt. At December 31, 2001, we had recorded fair value adjustments for open fair value hedges which decreased the carrying value of our debt by $85.7 million.

Cash flow hedges include interest rate swaps which convert our variable rate debt or assets to fixed rate debt or assets and currency swaps which convert debt issued from one currency into pay fixed debt of the appropriate functional currency. At December 31, 2001, we had $699.1 million of losses on derivative instruments designated as cash flow hedges, net of taxes, in accumulated other comprehensive income. We expect $392 million of currently unrealized net losses, after taxes, will be reclassified to earnings within one year, however, these unrealized losses will be offset by decreased interest expense associated with the variable cash flows of the hedged items and will result in no net economic impact to our earnings. Hedge ineffectiveness associated with cash flow hedges reported in 2001 in the other income line was immaterial.

At December 31, 2001, $97.2 million of derivative instruments, at fair value, were recorded in other assets and $1,615.4 million in other liabilities.

Deferred gains resulting from termination of derivatives were $551.7 million and $44.1 million and deferred losses from termination of derivatives were $72.1 million and $63.0 million at December 31, 2001 and 2000, respectively. Amortization of net deferred gains totaled $43.6 million in 2001 and $14.8 million in 2000. The weighted-average amortization period associated with the deferred gains was 6.2 years and 5.1 years at December 31, 2001 and 2000, respectively. The weighted-average amortization period for the deferred losses was 5.3 years and 5.8 years at December 31, 2001 and 2000, respectively. At December 31, 2001, net deferred gains and losses increased the carrying value of our deposits and senior and senior subordinated debt by $24.7 million and $476.8 million, respectively, and decreased accumulated other comprehensive income by $21.9 million.

Hedges of Net Investments in Foreign Operations We use forward-exchange contracts to hedge our net investments in foreign operations. The purpose of these hedges is to protect against adverse movements in exchange rates. For the year ended December 31, 2001, $8.9 million of net gains, net of tax, related to these derivatives were included in accumulated other comprehensive income.

Non-Qualifying Hedging Activities We use forward rate agreements, interest rate caps, exchange traded futures, and some interest rate swaps which were not designated as hedges under FAS No. 133. These financial instruments are economic hedges that are not linked to specific assets and liabilities that appear on our balance sheet and do not qualify for hedge accounting. The primary purpose of these derivatives is to minimize our exposure to changes in interest rates. During 2001, we recognized $.2 million, net of tax, in net fair value losses on derivatives which were not designated as hedges. These losses were reported as other income.

Derivative Financial Instruments The following table summarizes derivative financial instrument activity in 2001, 2000 and 1999:

                                                                     Exchange Traded        Non-Exchange Traded
                               -----------------------------------------------------  -------------------------
                                             Interest Rate
                                         Futures Contracts                  Options
                               ---------------------------  ------------------------      Interest    Currency
In millions.                       Purchased         Sold      Purchased    Written     Rate Swaps       Swaps
--------------------------------------------------------------------------------------------------------------
1999
Notional amount, 1998          $     70.0             -     $   544.0           -       $ 13,715.6   $ 4,406.3
New contracts                     5,743.0      $ (4,725.0)    1,158.0      $  (50.0)      18,734.2     2,070.2
Matured or expired contracts     (1,013.0)           25.0      (949.0)          -         (2,894.5)     (723.8)
Terminated contracts                  -               -           -             -         (1,796.4)      (80.0)
In-substance maturities (1)      (4,700.0)        4,700.0       (50.0)         50.0            -           -
--------------------------------------------------------------------------------------------------------------
Notional amount, 1999          $    100.0      $      -     $   703.0      $    -       $ 27,758.9   $ 5,672.7
==============================================================================================================
Fair value, 1999 (2)           $      (.1)     $      -     $     -        $    -       $   (125.3)  $  (319.2)
--------------------------------------------------------------------------------------------------------------

2000
Notional amount, 1999          $    100.0             -     $   703.0           -       $ 27,758.9   $ 5,672.7
New contracts                    21,715.0      $(20,321.0)    1,300.0      $ (300.0)      15,451.0     3,047.4
Matured or expired contracts     (1,494.0)            -      (1,403.0)          -        (13,733.0)     (767.2)
Terminated contracts                  -               -        (600.0)        300.0       (3,768.6)     (655.0)
In-substance maturities (1)     (20,321.0)       20,321.0         -             -              -           -
--------------------------------------------------------------------------------------------------------------
Notional amount, 2000          $      -        $      -     $     -        $    -       $ 25,708.3   $ 7,297.9
==============================================================================================================
Fair value, 2000 (2)           $      -        $      -     $     -        $    -       $    258.8   $  (532.9)
--------------------------------------------------------------------------------------------------------------

2001
Notional amount, 2000                 -               -           -             -       $ 25,708.3   $ 7,297.9
New contracts                  $ 36,675.0      $(22,706.0)  $ 4,750.0           -         22,259.0     2,481.6
Matured or expired contracts    (21,850.0)          300.0         -             -         (7,651.3)     (919.5)
Terminated contracts                  -               -      (2,750.0)          -         (9,832.7)     (165.6)
In-substance maturities (1)     (13,406.0)       13,406.0         -             -              -           -
--------------------------------------------------------------------------------------------------------------
Notional amount, 2001          $  1,419.0      $ (9,000.0)  $ 2,000.0      $    -       $ 30,483.3   $ 8,694.4
==============================================================================================================
Fair value,  2001 (2):
    Fair value hedges                 -               -           -             -       $   (152.9)  $    67.2
    Cash flow hedges                  -               -           -             -           (348.1)   (1,084.6)
    Non-hedging derivatives    $       .4      $     (3.4)  $      .4           -              3.4         -
--------------------------------------------------------------------------------------------------------------
    Total                      $       .4      $     (3.4)  $      .4      $    -       $   (497.6)  $(1,017.4)
==============================================================================================================



                                                                               Non-Exchange Traded
                                 -----------------------------------------------------------------
                                        Foreign Exchange             Interest Rate
                                          Rate Contracts         Forward Contracts
                                 ------------------------  ------------------------      Caps and
In millions.                      Purchased         Sold     Purchased        Sold         Floors
--------------------------------------------------------------------------------------------------
1999
Notional amount, 1998            $     9.8    $ (1,249.9)     $ 2,261.9   $   (87.0)   $ 3,037.8
New contracts                      2,089.9      (1,479.3)       6,946.7    (1,242.0)     2,089.4
Matured or expired contracts        (116.6)        171.5       (5,759.4)      666.4       (442.1)
Terminated contracts                 (18.8)         13.8         (207.7)      593.4     (1,231.1)
In-substance maturities (1)       (1,846.2)      1,846.2            -           -            -
------------------------------------------------------------------------------------------------
Notional amount, 1999            $   118.1    $   (697.7)     $ 3,241.5   $   (69.2)   $ 3,454.0
================================================================================================
Fair value, 1999 (2)             $      .5    $      4.9      $     6.4   $     -      $     4.8
------------------------------------------------------------------------------------------------
2000
Notional amount, 1999            $   118.1    $   (697.7)     $ 3,241.5   $   (69.2)   $ 3,454.0
New contracts                      1,828.9      (1,798.3)       4,158.3      (163.1)     2,550.6
Matured or expired contracts         (85.6)        398.6       (6,818.5)      232.3     (3,019.7)
Terminated contracts                   -             -           (133.4)        -         (309.4)
In-substance maturities (1)       (1,852.3)      1,852.3            -           -            -
------------------------------------------------------------------------------------------------
Notional amount, 2000            $     9.1    $   (245.1)     $   447.9   $     -      $ 2,675.5
================================================================================================
Fair value, 2000 (2)             $      .3    $     (2.8)     $     (.3)  $     -      $    (2.7)
------------------------------------------------------------------------------------------------
2001
Notional amount, 2000            $     9.1    $   (245.1)     $   447.9         -      $ 2,675.5
New contracts                      9,347.4     (10,325.0)       2,074.5         -        3,481.8
Matured or expired contracts         (51.3)        172.5       (1,991.4)        -       (2,297.7)
Terminated contracts                   -             -            (31.4)        -         (847.0)
In-substance maturities (1)       (9,196.1)      9,196.1            -           -            -
------------------------------------------------------------------------------------------------
Notional amount, 2001            $   109.1    $ (1,201.5)     $   499.6   $     -      $ 3,012.6
================================================================================================
Fair value, 2001 (2):
    Fair value hedges                  -             -              -           -            -
    Cash flow hedges             $     2.5    $     (1.3)           -           -            -
    Non-hedging derivatives            -             -        $    (1.6)        -      $     (.2)
------------------------------------------------------------------------------------------------
    Total                        $     2.5    $     (1.3)     $    (1.6)  $     -      $     (.2)
================================================================================================

(1) Represent contracts terminated as the market execution technique of closing the transaction either (a) just prior to maturity to avoid delivery of the underlying instrument or (b) at the maturity of the underlying items being hedged.
(2) (Bracketed) unbracketed amounts represent amounts to be (paid) received by us had these positions been closed out at the respective balance sheet date. Bracketed amounts do not necessarily represent risk of loss as the fair value of the derivative financial instrument and the items being hedged must be evaluated together. See Note 14, "Fair Value of Financial Instruments," for further discussion of the relationship between the fair value of our assets and liabilities.

We operate in three functional currencies, the U.S. dollar, the British pound and the Canadian dollar. The U.S. dollar is the functional currency for exchange-traded interest rate futures contracts and options. Non-exchange traded instruments are restated in U.S. dollars by country as follows:

                                                                  Foreign Exchange             Interest Rate
                            Interest                                Rate Contracts         Forward Contracts       Other Risk
                                Rate      Currency    ----------------------------   -----------------------       Management
In millions.                   Swaps         Swaps      Purchased             Sold     Purchased        Sold      Instruments
-----------------------------------------------------------------------------------------------------------------------------
1999
United States             $ 25,916.7     $ 4,258.2        $ 113.0       $   (697.7)           -          -      $     2,701.5
Canada                         374.1         223.0            5.1              -      $     245.5     $(67.6)             -
United Kingdom               1,468.1       1,191.5            -                -          2,996.0       (1.6)           752.5
-----------------------------------------------------------------------------------------------------------------------------
                          $ 27,758.9     $ 5,672.7        $ 118.1       $   (697.7)   $   3,241.5     $(69.2)   $     3,454.0
=============================================================================================================================
2000
United States             $ 23,734.5     $ 5,751.6        $   6.7       $   (245.1)           -          -      $     2,352.9
Canada                         274.8         121.0            2.4              -      $     313.5        -                -
United Kingdom               1,699.0       1,425.3            -                -            134.4        -              322.6
-----------------------------------------------------------------------------------------------------------------------------
                          $ 25,708.3     $ 7,297.9        $   9.1       $   (245.1)   $     447.9        -      $     2,675.5
=============================================================================================================================
2001
United States             $ 28,405.2     $ 7,259.8        $ 109.1       $ (1,199.5)           -          -      $     2,989.9
Canada                         287.5           -              -               (2.0)   $     499.6        -                -
United Kingdom               1,790.6       1,434.6            -                -              -          -               22.7
-----------------------------------------------------------------------------------------------------------------------------
                          $ 30,483.3     $ 8,694.4        $ 109.1       $ (1,201.5)   $     499.6        -      $     3,012.6
=============================================================================================================================


The table below reflects the items hedged using interest rate swaps at December 31, 2001. The critical terms of the interest rate swap have been designed to match those of the related asset or liability.

In millions.
-----------------------------------------------------------------------------------------------------------------------
Investment securities                                                                                      $       16.8
Commercial paper, bank and other borrowings                                                                       618.2
Senior and senior subordinated debt                                                                            29,848.3
-----------------------------------------------------------------------------------------------------------------------
Total items hedged using interest rate swaps                                                               $   30,483.3
=======================================================================================================================

The following table summarizes the maturities and related weighted-average receive/pay rates of interest rate swaps outstanding at December 31, 2001:

All dollar amounts are
   stated in millions.                 2002        2003        2004         2005        2006        2007  Thereafter     Total
--------------------------------------------------------------------------------------------------------------------------------
Pay a fixed rate/receive a
  floating rate:
  Notional value                 $ 9,955.7     $ 8,228.7   $   763.1     $1,040.2    $    -     $     -    $     -    $19,987.7
  Weighted-average receive rate        2.18%         2.44%       2.91%        3.62%       -           -          -          2.39%
  Weighted-average pay rate            5.47          4.99        5.20         6.02        -           -          -          5.29
Pay a floating rate/receive
  a fixed rate:
  Notional value                 $    95.7           -     $    10.2     $  247.5    $  140.5   $1,479.2   $8,522.5   $10,495.6
  Weighted-average receive rate        6.69%         -           4.96%        5.91%       5.88%      7.45%      6.67%       6.75%
  Weighted-average pay rate            2.09          -           2.04         2.60        2.18       3.92       3.32        3.36
--------------------------------------------------------------------------------------------------------------------------------
Total notional value             $10,051.4     $ 8,228.7   $   773.3     $1,287.7    $  140.5   $1,479.2   $8,522.5   $30,483.3
================================================================================================================================
Total weighted-average rates
  on swaps:
  Receive rate                         2.23%        2.44%       2.93%        4.06%        5.88%      7.45%      6.67%       3.89%
  Pay rate                             5.44         4.99        5.15         5.37         2.18       3.92       3.32        4.63
--------------------------------------------------------------------------------------------------------------------------------

The floating rates that we pay or receive are based on spot rates from independent market sources for the index contained in each interest rate swap contract, which generally are based on either 1-, 3- or 6-month LIBOR. These current floating rates are different than the floating rates in effect when the contracts were initiated. Changes in spot rates impact the variable rate information disclosed above. However, these changes in spot rates also impact the interest rate on the underlying assets or liabilities. We use derivative financial instruments to hedge the interest rate inherent in balance sheet assets and liabilities, which manages the volatility of net interest margin resulting from changes in interest rates on the underlying hedged items. Had we not utilized these instruments, owned net interest margin would have increased by 13 basis points in 2001, decreased by 5 basis points in 2000 and increased by 1 basis point in 1999.

Concentrations of Credit Risk A concentration of credit risk is defined as a significant credit exposure with an individual or group engaged in similar activities or affected similarly by economic conditions.

Because we primarily lend to consumers, we do not have receivables from any industry group that equal or exceed 10 percent of total managed receivables at December 31, 2001 and 2000. We lend nationwide, with the following geographic areas comprising more than 10 percent of total managed domestic receivables at December 31, 2001: California-15 percent; Southwest (AZ, AR, LA, NM, OK, TX)-11 percent; Midwest (IL, IN, IA, KS, MI, MN, MO, NE, ND, OH, SD, WI)-22 percent; Middle Atlantic (DE, DC, MD, NJ, PA, VA, WV)-14 percent; Northeast (CT, ME, MA, NH, NY, RI, VT)-11 percent; and Southeast (AL, FL, GA, KY, MS, NC, SC, TN)-18 percent.

11. Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts

The following table summarizes our company obligated mandatorily redeemable preferred securities of subsidiary trusts ("Preferred Securities") and the related Junior Subordinated Notes:

------------------------------------------------------------------------------------------------------------------------------------
                           Household  Capital    Household  Capital  Household Capital    Household Capital        Household Capital
All dollar amounts                  Trust VII              Trust VI            Trust V             Trust IV                  Trust I
  are stated in millions.         ("HCT VII")            ("HCT VI")          ("HCT V")            ("HCT IV")               ("HCT I")
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities:
  Interest rate                         7.50%                 8.25%             10.00%                7.25%                    8.25%
  Face value                            $200                  $200               $300                 $200                      $75
  Issue date                   November 2001          January 2001          June 2000           March 1998                June 1995
Junior Subordinated
  Notes:
  Principal balance                   $206.2                $206.2             $309.3               $206.2                    $77.3
  Redeemable by
    Issuer                  November 8, 2006      January 30, 2006       June 8, 2005       March 19, 2003            June 30, 2000
  Stated maturity          November 15, 2031      January 30, 2031      June 30, 2030    December 31, 2037            June 30, 2025
------------------------------------------------------------------------------------------------------------------------------------

The Preferred Securities are classified in our balance sheet as company obligated mandatorily redeemable preferred securities of subsidiary trusts (representing the minority interests in the trusts) at their face and redemption amount of $975 million at December 31, 2001 and $675 million at December 31, 2000. Household Capital Trust II was redeemed for $100 million in December 2001.

The Preferred Securities must be redeemed when the Junior Subordinated Notes are paid. The Junior Subordinated Notes have a stated maturity date, but are redeemable by Household, in whole or in part, beginning on the dates indicated above at which time the Preferred Securities are callable at par ($25 per Preferred Security) plus accrued and unpaid dividends. Dividends on the Preferred Securities are cumulative, payable quarterly in arrears, and are deferrable at Household's option for up to five years. Household cannot pay dividends on its preferred and common stocks during such deferments. The Preferred Securities have a liquidation value of $25 per preferred security.

HCT I, HCT IV, HCT V, HCT VI and HCT VII (collectively, "the Trusts") are wholly owned subsidiaries of Household. Household's obligations with respect to the Junior Subordinated Notes, when considered together with certain undertakings of Household with respect to the Trusts, constitute full and unconditional guarantees by Household of the Trust's obligations under the respective Preferred Securities.

12.  Preferred Stock

All dollar amounts are stated in millions.
At December 31

                                                                                 2001       2000
--------------------------------------------------------------------------------------------------
7.50% Preferred Stock, 12,000,000 depositary shares (1)                       $   291.4        -
$4.30 Preferred Stock, 836,585 shares                                              83.6    $  83.6
$4.50 Preferred Stock, 103,976 shares                                              10.4       10.4
5.00% Preferred Stock, 407,718 shares                                              20.4       20.4
8.25% Preferred Stock, Series 1992-A, 2,000,000 depositary shares (1)              50.0       50.0
--------------------------------------------------------------------------------------------------
Total preferred stock                                                         $   455.8    $ 164.4
==================================================================================================
(1)  Depositary share represents 1/40 share of preferred stock.

Dividends on the 7.50 percent preferred stock are cumulative and payable quarterly. We may, at our option, redeem in whole or in part the 7.50 percent preferred stock on any date after September 26, 2006, for $25 per depositary share plus accrued and unpaid dividends. This stock has a liquidation value of $25 per depositary share.

Dividends on the $4.30 preferred stock are cumulative and payable semiannually. We may, at our option, redeem in whole or in part the $4.30 preferred stock for $100 per share plus accrued and unpaid dividends. This stock has a liquidation value of $100 per share plus accrued and unpaid dividends in the event of an involuntary liquidation or $100 in the event of a voluntary liquidation.

Dividends on the $4.50 preferred stock are cumulative and payable semiannually. We may, at our option, redeem in whole or in part the $4.50 preferred stock for $103 per share plus accrued and unpaid dividends. This stock has a liquidation value of $100 per share.

Dividends on the 5.00 percent preferred stock are cumulative and payable semiannually. We may, at our option, redeem in whole or in part the 5.00 percent preferred stock for $50 per share plus accrued and unpaid dividends. This stock has a liquidation value of $50 per share.

Dividends on the 8.25 percent preferred stock, Series 1992-A, are cumulative and payable quarterly. We may, at our option, redeem in whole or in part the 8.25 percent preferred stock, Series 1992-A, on any date after October 15, 2002, for $25 per depositary share plus accrued and unpaid dividends. This stock has a liquidation value of $25 per depositary share.

Holders of all issues of preferred stock are entitled to payment before any capital distribution is made to common shareholders. The holders of the $4.30, $4.50 and 5.00 percent preferred stocks will be entitled to vote with the holders of our common stock on all matters. Each issue of preferred stock is also entitled to vote, as a class separate from our common stock, to elect two directors if dividends for a specified period shall be in arrears, until the dividends in arrears are paid in full.

Household's Board of Directors has adopted a resolution creating an Offering Committee of the Board with the power to authorize the issuance and sale of one or more series of preferred stock. The Offering Committee has the authority to determine the particular designations, powers, preferences and relative, participating, optional or other special rights (other than voting rights which shall be fixed by the Board of Directors) and qualifications, limitations or restrictions of such issuance. At December 31, 2001, up to 8.2 million shares of preferred stock were authorized for issuance.

13.  Forward Purchase Agreements and Junior Preferred Share Purchase Rights

At December 31, 2001, we had agreements to purchase, on a forward basis, approximately 6.5 million shares of our common stock at a weighted-average forward price of $59.14 per share. The agreements have terms of up to one year. These agreements may be settled either physically or on a net basis in shares of our common stock, at our option. We account for these agreements in accordance with EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled In, a Company's Own Stock". As a result, we initially measure these forward contracts at fair value and report them as permanent equity. Subsequent changes in their fair value are not recognized.

In 1996, Household issued one preferred share purchase right (a "Right") for each outstanding share of common stock of the company. Under certain conditions, each Right may be exercised to purchase one three-thousandth of a share of a new series of junior participating preferred stock at an exercise price of $100 per one three-thousandth of a share, subject to further adjustment. The Rights may be exercised only after the earlier of: (a) a public announcement that a party or an associated group acquired 15 percent or more of Household's common stock and (b) ten business days (or later date as determined by the Board of Directors of Household) after a party or an associated group initiates or announces its intention to make an offer to acquire 15 percent or more of Household's common stock. The Rights, which cannot vote or receive dividends, expire on July 31, 2006, and may be redeemed by Household at a price of $.0033 per Right at any time prior to expiration or acquisition of 15 percent of Household's common stock.

14.      Fair Value of Financial Instruments

We have estimated the fair value of our financial instruments in accordance with Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("FAS No. 107"). Fair value estimates, methods and assumptions set forth below for our financial instruments are made solely to comply with the requirements of FAS No. 107 and should be read in conjunction with the financial statements and notes in this Annual Report.

A significant portion of our financial instruments do not have a quoted market price. For these items, fair values were estimated by discounting estimated future cash flows at estimated current market discount rates. Assumptions used to estimate future cash flows are consistent with management's assessments regarding ultimate collectibility of assets and related interest and with estimates of product lives and repricing characteristics used in our asset/liability management process. All assumptions are based on historical experience adjusted for future expectations. Assumptions used to determine fair values for financial instruments for which no active market exists are inherently judgmental and changes in these assumptions could significantly affect fair value calculations.

As required under generally accepted accounting principles, a number of other assets recorded on the balance sheets (such as acquired credit card relationships) and other intangible assets not recorded on the balance sheets (such as the value of consumer lending relationships for originated receivables and the franchise values of our business units) are not considered financial instruments and, accordingly, are not valued for purposes of this disclosure. We believe there is substantial value associated with these assets based on current market conditions and historical experience. Accordingly, the estimated fair value of financial instruments, as disclosed, does not fully represent our entire value, nor the changes in our entire value.

The following is a summary of the carrying value and estimated fair value of our financial instruments:

                                                                               2001                                2000
                                               ------------------------------------ -----------------------------------
                                                             Estimated                           Estimated
In millions.                                      Carrying        Fair                Carrying        Fair
At December 31                                       Value       Value Difference        Value       Value   Difference
---------------------------------------------- ----------- ----------- ----------  ----------- ----------- ------------
Assets:
Cash                                           $     543.6  $    543.6        -      $   490.2   $   490.2          -
Investment securities                              3,580.5     3,580.5        -        3,259.0     3,259.0          -
Receivables                                       79,263.5    81,219.0 $  1,955.5     67,161.7    67,672.4   $    510.7
-----------------------------------------------------------------------------------------------------------------------
Total                                             83,387.6    85,343.1    1,955.5     70,910.9    71,421.6        510.7
-----------------------------------------------------------------------------------------------------------------------
Liabilities:
Deposits                                          (6,562.3)   (6,838.9)    (276.6)    (8,676.9)   (8,691.9)       (15.0)
Commercial paper, bank and other borrowings      (12,024.3)  (12,024.3)       -      (10,787.9)  (10,787.9)         -
Senior and senior subordinated debt              (56,823.6)  (58,326.9)  (1,503.3)   (45,053.0)  (44,637.8)       415.2
Insurance reserves                                (1,094.5)   (1,345.9)    (251.4)    (1,106.6)   (1,336.8)      (230.2)
-----------------------------------------------------------------------------------------------------------------------
Total                                            (76,504.7)  (78,536.0)  (2,031.3)   (65,624.4)  (65,454.4)       170.0
-----------------------------------------------------------------------------------------------------------------------
Other:
Derivative financial instruments                  (1,518.2)   (1,518.2)       -           80.1      (279.6)      (359.7)
Commitments to extend credit and guarantees            -          51.6       51.6          -          48.9         48.9
-----------------------------------------------------------------------------------------------------------------------
Total                                             (1,518.2)   (1,466.6)      51.6         80.1      (230.7)      (310.8)
-----------------------------------------------------------------------------------------------------------------------
Total                                          $   5,364.7  $  5,340.5 $    (24.2)   $ 5,366.6   $ 5,736.5   $    369.9
=======================================================================================================================


Cash:  Carrying value approximates fair value due to cash's liquid nature.

Investment securities: Investment securities are classified as available-for-sale and are carried at fair value on the balance sheets. Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Receivables: The fair value of adjustable rate receivables approximates carrying value because interest rates on these receivables adjust with changing market interest rates. The fair value of fixed rate consumer receivables was estimated by discounting future expected cash flows at interest rates which approximate the rates that would achieve a similar return on assets with comparable risk characteristics.

Receivables also includes our interest-only strip receivables. The interest-only strip receivables are carried at fair value on our balance sheets. Fair value is based on an estimate of the present value of future cash flows associated with securitizations of certain real estate secured, auto finance, MasterCard and Visa, private label and personal non-credit card receivables.

Deposits: The fair value of our savings and demand accounts equaled the carrying amount as stipulated in FAS No. 107. The fair value of gross fixed rate time certificates was estimated by discounting future expected cash flows at interest rates that we offer on such products at the respective valuation dates.

Commercial paper, bank and other borrowings: The fair value of these instruments approximates existing carrying value because interest rates on these instruments adjust with changes in market interest rates due to their short-term maturity or repricing characteristics.

Senior and senior subordinated debt: The estimated fair value of our gross fixed rate debt instruments was determined using either quoted market prices or by discounting future expected cash flows at interest rates offered for similar types of debt instruments. Carrying value is typically used to estimate the fair value of floating rate debt.

Insurance reserves: The fair value of insurance reserves for periodic payment annuities was estimated by discounting future expected cash flows at estimated market interest rates at December 31, 2001 and 2000. The fair value of other insurance reserves is not required to be determined in accordance with FAS No. 107.

Derivative financial instruments: As of January 1, 2001, all derivative financial instruments are carried at fair value on the balance sheet. Where practical, quoted market prices were used to determine fair value of these instruments. For non-exchange traded contracts, fair value was determined using accepted and established valuation methods (including input from independent third parties) which consider the terms of the contracts and market expectations on the valuation date for forward interest rates (for interest rate contracts) or forward foreign currency exchange rates (for foreign exchange contracts). We enter into foreign exchange contracts to hedge our exposure to currency risk on foreign denominated debt. We also enter into interest rate contracts to hedge our exposure to interest rate risk on assets and liabilities, including debt. As a result, decreases/increases in the fair value of derivative financial instruments which have been designated as effective hedges are offset by a corresponding increase/decrease in the fair value of the individual asset or liability being hedged. See Note 10, "Derivative Financial Instruments and Concentrations of Credit Risk," for additional discussion of the nature of these items.

Commitments to extend credit and guarantees: These commitments were valued by considering our relationship with the counterparty, the creditworthiness of the counterparty and the difference between committed and current interest rates.

15. Leases

We lease certain offices, buildings and equipment for periods of up to 25 years. The leases expire at various dates through 2019 and have various renewal options. The office space leases generally require us to pay certain operating expenses. Net rental expense under operating leases was $124.9 million in 2001, $107.6 million in 2000 and $89.4 million in 1999.

We have a lease obligation on a former office complex which has been subleased through 2010, the end of the lease period. The sublessee has assumed our future rental obligations on this lease.

Future net minimum lease commitments under noncancelable operating lease arrangements were:


                                              Minimum           Minimum
In millions.                                   Rental          Sublease
At December 31, 2001                         Payments            Income               Net
-----------------------------------------------------------------------------------------

2002                                       $    150.9          $   21.4          $  129.5
2003                                            128.6              21.6             107.0
2004                                            110.7              22.0              88.7
2005                                             92.8              22.3              70.5
2006                                             82.6              22.2              60.4
Thereafter                                      330.0              77.7             252.3
-----------------------------------------------------------------------------------------
Net minimum lease commitments              $    895.6          $  187.2          $  708.4
=========================================================================================

16. Incentive Compensation and Stock Option Plans

Household's executive compensation plans provide for issuance of nonqualified stock options and restricted stock rights ("RSR's"). Stock options permit the holder to purchase, under certain limitations, Household's common stock at the market value of the stock on the date the option is granted. Employee stock options generally vest equally over four years and expire 10 years from the date of grant. RSR's entitle an employee to receive a stated number of shares of Household's common stock if the employee satisfies the conditions set by the Compensation Committee for the award. A total of 4.3 million and 4.0 million RSR's were outstanding at December 31, 2001 and 2000, respectively. Total compensation cost recognized for RSR's was $45.4 million, $24.4 million and $12.4 million in 2001, 2000 and 1999, respectively. Shares of our common stock reserved for stock plans were 34.9 million at December 31, 2001 and 38.9 million at December 31, 2000.

Non-employee directors annually receive options to purchase shares of Household's common stock at the stock's fair market value on the day the option is granted. Director options have a term of ten years and one day, fully vest six months from the date granted, and once vested are exercisable at any time during the option term.

Common stock data for the stock option plans is summarized as follows:

                                                      2001                            2000                         1999
----------------------------------------------------------- ------------------------------- ---------------------------
                                                 Weighted-                       Weighted-                    Weighted-
                                                   Average                         Average                      Average
                                                 Price per                       Price per                    Price per
                                     Shares          Share           Shares          Share         Shares         Share
-----------------------------------------------------------------------------------------------------------------------

Outstanding at beginning
   Of year                       16,687,142        $ 31.09       16,068,326       $  26.30     21,600,569      $  21.14
Granted                           3,080,400          57.16        2,812,469          48.80      2,311,500         44.78
Exercised                        (2,015,723)         17.26       (2,056,064)         12.89     (7,805,549)        17.48
Expired or canceled                  (1,535)         28.22         (137,589)         36.84        (38,194)        31.45
-----------------------------------------------------------------------------------------------------------------------
Outstanding at end
   Of year                       17,750,284       $  37.19       16,687,142       $  31.09     16,068,326      $  26.30
=======================================================================================================================
Exercisable at end of year       11,502,384       $  29.44       11,134,642       $  24.10     11,023,619      $  19.64
=======================================================================================================================
Weighted-average fair value
   of options granted                             $  18.25                        $  19.65                     $  19.65
=======================================================================================================================

The following table summarizes information about stock options outstanding at December 31, 2001:

                                                             Options Outstanding                       Options Exercisable
                            ----------------------------------------------------  ----------------------------------------
                Range of         Number     Weighted-Average    Weighted-Average            Number        Weighted-Average
         Exercise Prices    Outstanding       Remaining Life      Exercise Price       Outstanding          Exercise Price
------------------------   ------------     ----------------    ----------------  ----------------  ----------------------
$   6.65   -     $ 10.00        303,089            .54 years            $   8.25           303,089                $   8.25
$  10.01   -     $ 20.00      4,000,974           2.85 years               14.28         4,000,225                   14.27
$  20.01   -     $ 30.00        491,185           5.46 years               24.02           489,959                   24.01
$  30.01   -     $ 40.00      4,887,188           6.13 years               36.12         4,367,938                   36.07
$  40.01   -     $ 50.00      4,957,448           8.28 years               47.33         2,318,673                   46.83
$  50.01   -     $ 57.16      3,110,400           9.84 years               57.10            22,500                   51.38
--------------------------------------------------------------------------------------------------------------------------

Household maintains an Employee Stock Purchase Plan (the "ESPP"). The ESPP provides a means for employees to purchase shares of Household's common stock at 85 percent of the lesser of its market price at the beginning or end of a one-year subscription period.

We account for options and shares issued under the ESPP in accordance with APB 25, pursuant to which no compensation cost has been recognized. Had compensation cost been determined consistent with FAS No. 123, "Accounting for Stock-Based Compensation," our net income and earnings per share, on a pro forma basis, would have been as follows:

                                                                    2001                      2000                    1999
In millions, except per share data.        ----------------------------- ------------------------- -----------------------
Year ended December 31                          Diluted            Basic     Diluted         Basic     Diluted       Basic
--------------------------------------------------------------------------------------------------------------------------
                                             (RESTATED)        (RESTATED)  (RESTATED)    (RESTATED)   (RESTATED)  (RESTATED)
Earnings available to common shareholders:
     As reported                             $  1,832.1        $ 1,832.1    $1,621.4      $1,621.4   $ 1,419.1   $ 1,419.1
     Pro forma                                  1,804.2          1,804.2     1,600.4       1,600.4     1,402.6     1,402.6

Earnings per share:
     As reported                             $     3.91        $    3.97    $   3.40      $   3.44   $    2.95   $    2.98
     Pro forma                                     3.85             3.91        3.36          3.39        2.91        2.94
--------------------------------------------------------------------------------------------------------------------------

The pro forma compensation expense included in the table above may not be representative of the actual effects on net income for future years.

The fair value of each option granted was estimated as of the date of grant using the Black-Scholes option pricing model and the following weighted-average assumptions:

                                                                           2001                   2000                1999
--------------------------------------------------------------------------------------------------------------------------
Risk-free interest rate                                                   3.62%                  5.74%                5.84%
Expected dividend yield                                                   1.44                   1.49                 1.65
Expected life                                                             5 years                5 years              5 years
Expected volatility                                                       34.3%                  42.8%                46.9%
--------------------------------------------------------------------------------------------------------------------------

The Black-Scholes model uses different assumptions that can significantly effect the fair value of the options. As a result, the derived fair value estimates cannot be substantiated by comparison to independent markets.

17.  Employee Benefit Plans

Household sponsors several defined benefit pension plans covering substantially all of its U.S. and non-U.S. employees. At December 31, 2001, plan assets included an investment in 1,112,546 shares of Household's common stock with a fair value of $64.5 million.

Pension income for defined benefit plans, primarily due to the overfunded status of the domestic plan, included the following components:

In millions.
Year ended December 31                                       2001          2000          1999
---------------------------------------------------------------------------------------------
Service cost - benefits earned during the period           $(26.9)       $(22.6)       $(28.7)
Interest cost on projected benefit obligation               (37.4)        (33.2)        (31.0)
Expected return on assets                                   101.6          87.9          80.4
Amortization of transition asset                               .9           1.4           1.2
Recognized gains (losses)                                     -             (.2)          4.1
---------------------------------------------------------------------------------------------
Pension income                                             $ 38.2        $ 33.3        $ 26.0
=============================================================================================

The assumptions used in determining the benefit obligation and pension income of the domestic defined benefit plans at December 31 are as follows:


                                                             2001          2000       1999
------------------------------------------------------------------------------------------
Discount rate                                                 7.5%         8.25%       8.0%
Salary increase assumption                                    4.0           4.0        4.0
Expected long-term rate of return on plan assets             10.0          10.0       10.0
------------------------------------------------------------------------------------------

A reconciliation of beginning and ending balances of the projected benefit obligation of the defined benefit pension plans is as follows:

In millions.
Year ended December 31                                       2001          2000
-------------------------------------------------------------------------------
Benefit obligation at beginning of year                    $555.1        $547.9
Service cost                                                 26.9          22.6
Interest cost                                                37.4          33.2
Actuarial losses                                            112.0          14.9
Foreign currency exchange rate changes                       (3.2)         (4.4)
Plan amendments                                               9.2            .2
Benefits paid                                               (59.6)        (59.3)
-------------------------------------------------------------------------------
Benefit obligation at end of year                          $677.8        $555.1
===============================================================================

A reconciliation of beginning and ending balances of the fair value of plan assets associated with the defined benefit pension plans is as follows:

In millions.
Year ended December 31                                       2001          2000
-------------------------------------------------------------------------------
Fair value of plan assets at beginning of year           $1,058.8      $  926.5
Actual return on plan assets                               (136.6)        195.4
Foreign currency exchange rate changes                       (3.5)         (4.8)
Employer contributions                                         .7           1.0
Benefits paid                                               (59.6)        (59.3)
-------------------------------------------------------------------------------
Fair value of plan assets at end of year                 $  859.8      $1,058.8
===============================================================================

The funded status of defined benefit pension plans was as follows:

In millions.
At December 31                                               2001          2000
-------------------------------------------------------------------------------
Funded status                                            $  182.0      $  503.7
Unrecognized net actuarial loss (gain)                      257.5         (98.1)
Unamortized prior service cost                                3.7          (6.1)
-------------------------------------------------------------------------------
Prepaid pension cost                                     $  443.2      $  399.5
===============================================================================

We also sponsor a non-qualified supplemental retirement plan. This plan, which is unfunded, provides eligible employees defined pension benefits outside the qualified retirement plan based on average earnings, years of service and age at retirement. At December 31, 2001 and 2000, the projected benefit obligation was $41.5 million and $28.6 million, respectively. Pension expense related to the supplemental retirement plan was $10.0 million, $5.1 million and $7.2 million in 2001, 2000 and 1999, respectively.

We also sponsor various 401(k) savings plans and profit sharing plans for employees meeting certain eligibility requirements. Under these plans, each participant's contribution is matched by the company in Household common stock up to a maximum of 6 percent of the participant's compensation. For 2001, 2000 and 1999, total expense for these plans was $56.7 million, $47.0 million and $39.1 million, respectively.

We have several plans which provide medical, dental and life insurance benefits to retirees and eligible dependents. These plans cover substantially all employees who meet certain age and vested service requirements. We have instituted dollar limits on our payments under the plans to control the cost of future medical benefits.

The net postretirement benefit cost included the following:


In millions.
Year ended December 31                                              2001               2000                1999
----------------------------------------------------------------------------------------------------------------
Service cost-benefits earned during the period                   $    (3.2)         $    (3.4)          $   (4.3)
Interest cost on accumulated postretirement benefit obligation       (11.1)             (10.3)              (9.4)
Amortization of transition obligation                                 (6.6)              (6.7)              (6.3)
Amortization of prior service cost                                     1.7                1.4                1.7
Recognized actuarial gain                                              3.1                2.8                1.2
----------------------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost                         $   (16.1)         $   (16.2)          $  (17.1)
================================================================================================================

A reconciliation of the beginning and ending balances of the accumulated postretirement benefit obligation is as follows:

In millions.
Year ended December 31                                                                2001                   2000
-------------------------------------------------------------------------------------------------------------------
Benefit obligation at beginning of year                                            $    161.0              $  160.5
Service cost                                                                              3.2                   3.4
Interest cost                                                                            11.1                  10.3
Foreign currency exchange rate changes                                                    (.4)                  -
Actuarial losses (gains)                                                                 29.4                  (9.1)
Plan amendments                                                                           -                     4.7
Benefits paid                                                                            (7.5)                 (8.8)
-------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                                                  $    196.8              $  161.0
===================================================================================================================

Our postretirement benefit plans are funded on a pay-as-you-go basis. A reconciliation of the components of the accrued postretirement benefit obligation is as follows:


In millions.
At December 31                                                                         2001                  2000
-------------------------------------------------------------------------------------------------------------------
Funded status                                                                      $    196.8             $   161.0
Unamortized prior service cost                                                           17.2                  18.1
Unrecognized net actuarial gain                                                          31.4                  72.1
Unamortized transition obligation                                                       (75.0)                (80.6)
-------------------------------------------------------------------------------------------------------------------
Accrued postretirement benefit obligation                                          $    170.4             $   170.6
===================================================================================================================

The assumptions used in determining the benefit obligation and cost of such plans at December 31 are as follows:


                                                                    2001                     2000             1999
------------------------------------------------------------------------------------------------------------------
Discount rate                                                        7.5%                    8.25%             8.0%
Salary increase assumption                                           4.0                     4.0               4.0
------------------------------------------------------------------------------------------------------------------

A 9.8 percent annual rate of increase in the gross cost of covered health care benefits was assumed for 2002. This rate of increase is assumed to decline gradually to 5.35 percent in 2008.

Assumed health care cost trend rates have an effect on the amounts reported for health care plans. A one-percentage point change in assumed health care cost trend rates would increase (decrease) service and interest costs and the postretirement benefit obligation as follows:

                                                                                          One Percent             One Percent
In millions.                                                                                 Increase                Decrease
-----------------------------------------------------------------------------------------------------------------------------
Effect on total of service and interest cost components                                        $   .6               $    (.6)
Effect on postretirement benefit obligation                                                       8.1                   (7.6)
=============================================================================================================================

18.  Income Taxes (RESTATED)

Total income taxes were:

In millions.
Year ended December 31                                                          2001                 2000               1999
-----------------------------------------------------------------------------------------------------------------------------
Provision for income taxes related to operations                            $  970.8            $   868.9           $  700.6
Income taxes related to adjustments included in common shareholders'
equity:
     Unrealized gain (loss) on investments, net                                110.6                 56.3              (50.1)
     Unrealized losses on cash flow hedging instruments                       (391.6)                 -                  -
     Foreign currency translation adjustments                                  (10.1)               (22.4)              (5.3)
     Exercise of stock based compensation                                      (35.5)               (23.5)             (89.1)
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                       $  644.2            $   879.3           $  556.1
=============================================================================================================================

Provisions for income taxes related to operations were:

In millions.
Year ended December 31                                                          2001                 2000               1999
-----------------------------------------------------------------------------------------------------------------------------
Current
United States                                                               $  907.1            $   710.8           $  633.8
Foreign                                                                         69.8                112.0               67.4
-----------------------------------------------------------------------------------------------------------------------------
Total current                                                                  976.9                822.8              701.2
-----------------------------------------------------------------------------------------------------------------------------
Deferred
United States                                                                   (3.9)                52.5               (1.4)
Foreign                                                                         (2.2)                (6.4)                .8
-----------------------------------------------------------------------------------------------------------------------------
Total deferred                                                                  (6.1)                46.1                (.6)
-----------------------------------------------------------------------------------------------------------------------------
Total income taxes                                                          $  970.8            $   868.9           $  700.6
=============================================================================================================================

The significant components of deferred income tax provisions attributable to income from operations were:

In millions.
Year ended December 31                                                          2001                2000               1999
-----------------------------------------------------------------------------------------------------------------------------
Deferred income tax provision                                               $   11.1            $   48.7            $  (16.4)
Adjustment of valuation allowance                                              (11.8)               (8.4)               20.7
Change in operating loss carryforwards                                          16.8                 5.8                (4.9)
-----------------------------------------------------------------------------------------------------------------------------
Deferred income tax provision                                               $   (6.1)            $  46.1            $    (.6)
=============================================================================================================================

Income before income taxes were:

In millions.
Year ended December 31                                                          2001                2000               1999
-----------------------------------------------------------------------------------------------------------------------------
United States                                                               $2,540.5            $2,162.8           $1,838.9
Foreign                                                                        277.9               336.7              290.0
-----------------------------------------------------------------------------------------------------------------------------
Total income before income taxes                                            $2,818.4            $2,499.5           $2,128.9
=============================================================================================================================

Effective tax rates are analyzed as follows:

Year ended December 31                                                         2001           2000            1999
---------------------------------------------------------------------------------------------------------------------

Statutory federal income tax rate                                              35.0%          35.0%           35.0%
Increase (decrease) in rate resulting from:
     State and local taxes, net of federal benefit                              2.8            2.7             2.4
     Tax credits                                                               (2.7)          (1.5)            (.9)
     Other                                                                      (.6)          (1.4)           (3.6)
---------------------------------------------------------------------------------------------------------------------
Effective tax rate                                                             34.5%          34.8%           32.9%
=====================================================================================================================

Provision for U.S. income taxes had not been made at December 31, 2001 and 2000 on $267.5 million and $300.6 million, respectively, of undistributed earnings of foreign subsidiaries. Determination of the amount of unrecognized deferred tax liability related to investments in foreign subsidiaries is not practicable.

In addition, provision for U.S. income taxes had not been made at December 31, 2001 on $80.1 million of undistributed earnings of life insurance subsidiaries accumulated as policyholders' surplus under tax laws in effect prior to 1984. If this amount were distributed, the additional income tax payable would be approximately $28 million.

Our U.S. savings and loan subsidiary has credit loss reserves for tax purposes that arose in years beginning before December 31, 1987 in the amount of $55.3 million. The amount of deferred tax liability on the aforementioned credit loss reserves not recognized totaled $20.5 million at December 31, 2001. Because these amounts would become taxable only in the event of certain circumstances which we do not expect to occur within the foreseeable future, no deferred tax liability has been established for these items.

At December 31, 2001, we had net operating loss carryforwards for tax purposes of $11.3 million, of which $1.7 million expire in 2004; $2.4 million expire in 2005; $2.1 million expire in 2006; and $5.1 million expire in 2019. We also had foreign tax credit carryforwards of $.5 million which expire in 2004.

Temporary differences which gave rise to a significant portion of deferred tax assets and liabilities were as follows:

In millions.
At December 31                                                                2001                   2000
-------------------------------------------------------------------------------------------------------------
Deferred Tax Liabilities
Receivables sold                                                       $     837.7            $     822.2
Leveraged lease transactions, net                                            393.9                  385.4
Deferred loan origination costs                                              103.3                   35.7
Pension plan assets                                                          154.2                  142.5
Fee income                                                                   147.3                   78.3
Other                                                                        214.0                  213.9
-------------------------------------------------------------------------------------------------------------
Total deferred tax liabilities                                         $   1,850.8            $   1,678.0
-------------------------------------------------------------------------------------------------------------
Deferred Tax Assets

Credit loss reserves                                                   $   1,208.8            $   1,128.3
Market value adjustments                                                     277.4                    -
Other                                                                        522.0                  421.0
-------------------------------------------------------------------------------------------------------------
Total deferred tax assets                                                  2,008.2                1,549.3
Valuation allowance                                                            (.5)                 (12.3)
-------------------------------------------------------------------------------------------------------------
Total deferred tax assets net of valuation allowance                       2,007.7                1,537.0
-------------------------------------------------------------------------------------------------------------
Net deferred tax asset (liability)                                     $     156.9            $    (141.0)
=============================================================================================================

The deferred tax asset valuation allowance relates entirely to foreign tax credit carryforwards. Due to the limited carryforward period and limitations under U.S. tax laws with respect to foreign tax credit utilization, management believes it is more likely than not that the deferred tax asset will not be realized. The current period net change in the valuation allowance reflects the current utilization of prior carryforwards. A 100 percent valuation allowance has been established relating to the remaining carryforwards available.

19. Earnings Per Common Share (RESTATED)

                                                          2001                           2000                          1999
In millions, except per share data.     -----------------------      -------------------------      ------------------------
Year ended December 31                   Diluted         Basic          Diluted         Basic        Diluted          Basic
----------------------------------------------------------------------------------------------------------------------------
Earnings
Net income                             $ 1,847.6     $ 1,847.6        $ 1,630.6     $ 1,630.6      $ 1,428.3      $ 1,428.3
Preferred dividends                        (15.5)        (15.5)            (9.2)         (9.2)          (9.2)          (9.2)
----------------------------------------------------------------------------------------------------------------------------
Earnings available to
  Common shareholders                  $ 1,832.1     $ 1,832.1        $ 1,621.4     $ 1,621.4      $ 1,419.1      $ 1,419.1
============================================================================================================================
Average Shares
Common                                     462.0         462.0            471.8         471.8          477.0          477.0
Common equivalents                           6.1             -              4.4           -              4.8            -
----------------------------------------------------------------------------------------------------------------------------
Total restated                             468.1         462.0            476.2         471.8          481.8          477.0
============================================================================================================================
Earnings per common share, as restated $    3.91     $    3.97        $    3.40     $    3.44      $    2.95      $    2.98
============================================================================================================================
Earnings per common share,
  as reported                          $    4.08     $     4.13       $    3.55     $    3.59      $    3.07      $    3.10
============================================================================================================================

20. Commitments and Contingent Liabilities

In the ordinary course of business there are various legal proceedings pending against us. Management believes the aggregate liability, if any, resulting from such actions would not have a material adverse effect on our consolidated financial position, results of operations or cash flows. However, as the ultimate resolution of these proceedings is influenced by factors that are outside of our control, it is reasonably possible our estimated liability under these proceedings may change.

See Note 15 for discussion of lease commitments.

21. Segment Reporting (RESTATED)

We have three reportable segments: Consumer, Credit Card Services, and International. Our segments are managed separately and are characterized by different middle-market consumer lending products, origination processes, and locations. Our Consumer segment consists of our consumer lending, mortgage services, retail services, and auto finance businesses. Our Credit Card Services segment consists of our domestic MasterCard and Visa credit card business. Our International segment consists of our foreign operations in the United Kingdom ("U.K.") and Canada. The Consumer segment provides real estate secured, automobile secured and personal non-credit card loans. Loans are offered with both revolving and closed-end terms and with fixed or variable interest rates. Loans are originated through branch locations, correspondents, mortgage brokers, direct mail, telemarketing, independent merchants or automobile dealers. The Credit Card Services segment offers MasterCard and Visa credit cards throughout the United States primarily via strategic affinity and co-branding relationships, direct mail, and our branch network to subprime customers. The International segment offers secured and unsecured lines of credit and secured and unsecured closed-end loans primarily in the United Kingdom and Canada. In addition, the United Kingdom operation offers MasterCard and Visa credit cards and credit insurance in connection with all loan products. We also cross sell our credit cards to existing real estate secured, private label and tax services customers. All segments offer products and service customers through the Internet. The All Other caption includes our insurance and tax services and commercial businesses, as well as our corporate and treasury activities, each of which falls below the quantitative threshold tests under Statement of Financial Accounting Standards No. 131 for determining reportable segments.

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. For segment reporting purposes, intersegment transactions have not been eliminated. We generally account for transactions between segments as if they were with third parties. We evaluate performance and allocate resources based on income from operations after income taxes and returns on equity and managed assets.

We allocate resources and provide information to management for decision making on a managed basis. Therefore, an adjustment is required to reconcile the managed financial information to our reported financial information in our consolidated financial statements. This adjustment reclassifies net interest margin, fee income and loss provision into securitization revenue. Certain segment information previously presented on an owned basis has been restated to a managed basis.

Reportable Segments - Managed Basis

In millions.                                          Credit Card
Managed Basis                                Consumer    Services   International      All Other       Totals
-------------------------------------------------------------------------------------------------------------
For the year ended December 31, 2001:
Net interest margin                         $ 5,829.0   $ 1,496.8       $   592.5      $   (37.0)  $  7,881.3
Fee income                                      368.5     1,106.5            60.5            6.7      1,542.2
Other revenues (1)                              357.5        99.4           209.5          553.6      1,220.0
Intersegment revenues                           190.4        38.2             8.4           (2.7)       234.3
Provision for credit losses                   2,550.3     1,167.3           226.9           72.3      4,016.7
Depreciation and amortization                    64.5       117.2            23.7          109.3        314.7
Income tax expense (benefit)                    840.5       188.3            65.2          (36.8)     1,057.2
Segment net income (loss)                     1,327.7       291.7           204.1          173.7      1,997.2
Receivables                                  75,640.8    17,178.5         7,157.5          845.9    100,822.7
Total segment assets                         78,698.8    18,370.2         8,375.2       14,116.7    119,560.9
Expenditures for long-lived assets (7)           17.0         4.5            27.8          125.9        175.2
-------------------------------------------------------------------------------------------------------------
For the year ended December 31, 2000:
Net interest margin                         $ 4,851.6   $ 1,179.1       $   594.1      $  (178.5)  $  6,446.3
Fee income                                      348.6       972.3            61.0            5.6      1,387.5
Other revenues (1)                              401.7       114.3           244.6          414.7      1,175.3
Intersegment revenues                           192.0        32.7             5.2            -          229.9
Provision for credit losses                   1,978.4     1,066.2           233.6          (27.4)     3,250.8
Depreciation and amortization                    78.4       129.9            20.2           79.6        308.1
Income tax expense (benefit)                    796.5       101.8            98.6          (43.1)       953.8
Segment net income (loss)                     1,271.3       144.6           230.1          131.3      1,777.3
Receivables                                  63,067.0    15,977.3         7,847.0          716.1     87,604.4
Total segment assets                         65,822.3    17,316.8         9,017.5       14,164.3    106,320.9
Expenditures for long-lived assets (7)           29.1       283.1            37.7          100.5        450.4
-------------------------------------------------------------------------------------------------------------
For the year ended December 31, 1999:
Net interest margin                         $ 4,043.3   $   991.3       $   614.0      $  (138.5)  $  5,510.1
Fee income                                      350.6       720.3            54.1            3.3      1,128.3
Other revenues (1)                              207.4        63.8           184.0          474.5        929.7
Intersegment revenues                           124.0        17.2             3.4            -          144.6
Provision for credit losses                   1,598.6       912.4           247.7            (.4)     2,758.3
Depreciation and amortization                    80.8       114.4            17.5           67.7        280.4
Income tax expense (benefit)                    625.6        66.5            59.4           10.6        762.1
Segment net income (loss)                       991.5        94.7           218.7          230.0      1,534.9
Receivables                                  49,399.0    13,854.8         7,618.8          855.7     71,728.3
Total segment assets                         51,840.1    15,192.1         8,846.0       14,000.7     89,878.9
Expenditures for long-lived assets (7)           78.9         5.8            45.6           64.4        194.7
-------------------------------------------------------------------------------------------------------------

                                                               Managed                             Owned
                                           Adjustments/          Basis                             Basis
In millions.                                Reconciling   Consolidated    Securitization    Consolidated
Managed Basis                                     Items         Totals       Adjustments          Totals
--------------------------------------------------------------------------------------------------------
For the year ended December 31, 2001:
Net interest margin                            -            $  7,881.3    $  (2,093.8) (6)    $  5,787.5
Fee income                                     -               1,542.2         (638.9) (6)         903.3
Other revenues (1)                       $  (234.3) (2)          985.7        1,627.1  (6)       2,612.8
Intersegment revenues                       (234.3) (2)            -              -                  -
Provision for credit losses                    1.7  (3)        4,018.4       (1,105.5) (6)       2,912.9
Depreciation and amortization                  -                 314.7            -                314.7
Income tax expense (benefit)                 (86.5) (4)          970.7            -                970.7
Segment net income (loss)                   (149.6)            1,847.6            -              1,847.6
Receivables                                    -             100,822.7      (20,948.0) (8)      79,874.7
Total segment assets                      (9,702.0) (5)      109,858.9      (20,948.0) (8)      88,910.9
Expenditures for long-lived assets (7)         -                 175.2            -                175.2
--------------------------------------------------------------------------------------------------------
For the year ended December 31, 2000:
Net interest margin                            -            $  6,446.3    $  (1,724.6) (6)    $  4,721.7
Fee income                                     -               1,387.5         (627.4) (6)         760.1
Other revenues (1)                       $  (229.9)  (2)         945.4        1,216.5  (6)       2,161.9
Intersegment revenues                       (229.9)  (2)           -              -                  -
Provision for credit losses                    1.6   (3)       3,252.4       (1,135.5) (6)       2,116.9
Depreciation and amortization                  -                 308.1            -                308.1
Income tax expense (benefit)                 (84.8)  (4)         869.0            -                869.0
Segment net income (loss)                   (146.7)            1,630.6            -              1,630.6
Receivables                                    -              87,607.4      (20,249.5) (8)      67,357.9
Total segment assets                      (9,762.2)  (5)      96,558.7      (20,249.5) (8)      76,309.2
Expenditures for long-lived assets (7)         -                 450.4            -                450.4
--------------------------------------------------------------------------------------------------------
For the year ended December 31, 1999:
Net interest margin                            -            $  5,510.1    $ (1,732.9)  (6)    $  3,777.2
Fee income                                     -               1,128.3        (582.3)  (6)         546.0
Other revenues (1)                       $  (144.6)  (2)         785.1       1,249.8   (6)       2,034.9
Intersegment revenues                       (144.6)  (2)           -             -                   -
Provision for credit losses                   23.5   (3)       2,781.8      (1,065.4)  (6)       1,716.4
Depreciation and amortization                  -                 280.4           -                 280.4
Income tax expense (benefit)                 (61.5)  (4)         700.6           -                 700.6
Segment net income (loss)                   (106.6)            1,428.3           -               1,428.3
Receivables                                    -              71,728.3     (19,438.9)  (8)      52,289.4
Total segment assets                      (9,988.2)  (5)      79,890.7     (19,438.9)  (8)      60,451.8
Expenditures for long-lived assets (7)         -                 194.7           -                 194.7
--------------------------------------------------------------------------------------------------------

(1)  Net of policyholder benefits and excluding fees.
(2)  Eliminates intersegment revenues.
(3)  Eliminates bad debt recovery sales between operating segments.
(4)  Tax benefit associated with items comprising adjustments/reconciling items.
(5)  Eliminates investments in subsidiaries and intercompany borrowings.
(6) Reclassifies net interest margin fee income and loss provisions relating to securitized receivables to other revenues.
(7) Includes goodwill associated with purchase business combinations and capital expenditures.
(8)  Represents receivables serviced with limited recourse.

Managed Receivables

The following summarizes our managed receivables, which includes both our owned receivables and receivables serviced with limited recourse.

In millions.
At December 31                                                    2001               2000              1999
------------------------------------------------------------------------------------------------------------
Real estate secured                                    $      44,718.6       $   36,637.5      $   26,935.5
Auto finance                                                   6,395.5            4,563.3           3,039.8
MasterCard/Visa                                               17,395.2           17,583.4          15,793.1
Private label                                                 13,813.9           11,997.3          11,269.7
Personal non-credit card                                      17,992.6           16,227.3          13,881.9
Commercial and other                                             506.9              598.6             808.3
------------------------------------------------------------------------------------------------------------
Total                                                  $     100,822.7       $   87,607.4      $   71,728.3
============================================================================================================

Geographic Data

The following summarizes our owned basis assets, revenues and income before income taxes by material country:

                                       Identifiable Assets               Long-Lived Assets (1)
                  ----------------------------------------   ---------------------------------
In millions.            2001           2000         1999        2001        2000        1999
----------------------------------------------------------------------------------------------
United States         $81,715.9     $68,520.6    $52,589.3    $1,995.8    $2,121.2    $1,989.5
United Kingdom          5,709.6       6,401.3      6,486.6        93.1       109.6        91.7
Canada                  1,379.4       1,246.6      1,188.2         5.2         6.5         5.8
Other                     106.0         140.7        187.7         -           -            .2
----------------------------------------------------------------------------------------------
Total                 $88,910.9     $76,309.2    $60,451.8    $2,094.1    $2,237.3    $2,087.2
==============================================================================================

(1) Includes properties and equipment, net of accumulated depreciation, and goodwill, net of accumulated amortization.

                                                  Revenues          Income Before Income Taxes
                   --------------------------------------- -----------------------------------
In millions.            2001         2000           1999        2001        2000        1999
----------------------------------------------------------------------------------------------
United States         $12,526.0   $10,556.9       $8,184.4    $2,540.5    $2,162.1    $1,838.9
United Kingdom          1,014.4     1,059.9          995.0       206.4       274.1       223.9
Canada                    220.2       194.4          178.2        48.4        41.3        39.4
Other                      19.7        23.1           35.4        23.1        22.0        26.7
----------------------------------------------------------------------------------------------
Total                 $13,780.3   $11,834.3       $9,393.0    $2,818.4    $2,499.5    $2,128.9
==============================================================================================

Management's Report

To the Shareholders of Household International, Inc.

Household International's management is responsible for the preparation, integrity and fair presentation of its published financial statements. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on judgments and estimates made by management. Management also prepared other information included in the annual report and is responsible for its accuracy and consistency with the financial statements.

The consolidated financial statements have been audited by an independent
accounting firm, [                  ], which has been given unrestricted access
to all financial records and related data, including minutes of all meetings of shareholders, the Board of Directors and committees of the board. Management believes that representations made to the independent auditors during their audit were valid and appropriate.

Management maintains a system of internal controls over the preparation of its published financial statements. These controls are designed to provide reasonable assurance to the company's Board of Directors and officers that the financial statements have been fairly presented in accordance with generally accepted accounting principles. The Board, operating through its audit committee which is composed entirely of non-executive directors, provides oversight to the financial reporting process.

Internal auditors monitor the operation of the internal control system and actions are taken by management to respond to deficiencies as they are identified. Even effective internal controls, no matter how well designed, have inherent limitations, such as the possibility of human error or of circumvention or overriding of controls, and the consideration of cost in relation to benefit of a control. Further, the effectiveness of an internal control can change with circumstances.

Household International's management periodically assesses the internal controls for adequacy. Based upon these assessments, Household International's management believes that, in all material respects, its internal controls relating to preparation of consolidated financial statements as of December 31, 2001 functioned effectively during the year ended December 31, 2001.

Management has long recognized its responsibility for conducting the company's affairs in a manner which is responsive to the interest of employees, shareholders, investors and society in general. This responsibility is included in the statement of policy on ethical standards which provides that the company will fully comply with laws, rules and regulations of every community in which it operates and adhere to the highest ethical standards. Officers, employees and agents of the company are expected and directed to manage the business of the company with complete honesty, candor and integrity.


William F. Aldinger                     David A. Schoenholz
Chairman and                            President
Chief Executive Officer                 Chief Operating Officer


August 14, 2002


Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

   The Audit Committee of the Board of Directors of Household International, Inc. annually considers and recommends to the Board the selection of Household's independent public accountants. As recommended by Household's Audit Committee, Household's Board of Directors on March 12, 2002 decided to no longer engage Arthur Andersen LLP ("Andersen") as Household's independent public accountants and engaged KPMG LLP to serve as Household's independent public accountants for 2002. The appointment of KPMG LLP was presented to Household's stockholders for ratification at the 2002 Annual Meeting. KPMG LLP was ratified as our auditors for 2002.

   Andersen's reports on Household's consolidated financial statements for the two most recent fiscal years ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

   During Household's two most recent fiscal years and through the date of this Form 10-K, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on Household's consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

   Household has provided Andersen with a copy of this disclosure. Attached as
Exhibit 16 is a copy of Andersen's letter, dated March 13, 2002, stating its agreement with such statements.

   During Household's two most recent fiscal years and through the date of this Form 10-K, Household did not consult KPMG LLP regarding any of the matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

                                   PART III.

Item 10. Directors and Executive Officers of the Registrant.

Executive Officers of the Registrant.

   The following information on our senior executive policy-making officers is included pursuant to Item 401(b) of Regulation S-K.

   William F. Aldinger, age 54, joined Household in September 1994 as President and Chief Executive Officer. In May 1996 he was appointed our Chairman and Chief Executive Officer. Mr. Aldinger served as Vice Chairman of Wells Fargo Bank and a Director of several Wells Fargo subsidiaries from 1986 until joining us. Mr. Aldinger is also a director of Household Finance Corporation (one of our subsidiaries), Illinois Tool Works Inc. and MasterCard International, Incorporated.

   Gary D. Gilmer, age 52, was appointed Vice Chairman--Consumer Lending in 2002 after having served as Group Executive--Consumer Lending since 1998. Mr. Gilmer joined Household Finance Corporation in 1972 and has served in various capacities in our consumer lending, retail services and insurance services businesses, most recently as Managing Director and Chief Executive Officer of our United Kingdom operations.

   David A. Schoenholz, age 50, was appointed Vice Chairman--Chief Financial Officer in 2002. He has responsibility for our Mortgage Services, Direct Lending and United Kingdom businesses. He was appointed Group Executive--Chief Financial Officer, effective January 2000, having previously served as Executive Vice President--Chief Financial Officer since 1996, Senior Vice President--Chief Financial Officer since 1994, and Vice President--Chief Accounting Officer since 1993. He joined Household in 1985 as Director--Internal Audit.

   Rocco J. Fabiano, age 45, was appointed Group Executive--Retail Services, Refund Lending, Auto Finance and Insurance Services in January 2002, having joined us in 1997 as a result of our acquisition of ACC Consumer Finance Corporation where he served as Chairman and Chief Executive Officer since 1993.

   Siddharth N. Mehta, age 43, was appointed Group Executive--Credit Card Services and Canada in 2002. He joined Household in June 1998 as Group Executive--Credit Card Services. Prior to joining Household, Mr. Mehta was Senior Vice President of Boston Consulting Group in Los Angeles and co-leader of Boston Consulting Group Financial Services Practice in the United States.

   Kenneth M. Harvey, age 41, was appointed Executive Vice President--Chief Information Officer in 2002. He was our Managing Director--Chief Information Officer since 1999, having previously served in various systems and technology areas with Household since 1989.

   Colin P. Kelly, age 59, was appointed Executive Vice
President--Administration in 2002 after having served as Senior Vice President--Administration since January 2000. Mr. Kelly previously acted as our Senior Vice President--Human Resources since 1996, and Vice President--Human Resources since 1988. Mr. Kelly joined Household Finance Corporation in 1965.

   Kenneth H. Robin, age 55, was appointed Corporate Secretary in 1998 and Senior Vice President--General Counsel in 1996, having previously served as Vice President--General Counsel since 1993. He joined Household in 1989 as Assistant General Counsel--Financial Services. Prior to joining Household, Mr. Robin held various positions in the legal departments of Citicorp and Citibank, N.A. from 1977 to 1989.

   Sandra L. Derickson, age 47, joined Household as Managing Director--Retail Services in 2000. Prior to joining Household, Mrs. Derickson was employed with GE Capital Services Corp. since 1975, most recently as President and General Manager of GE Capital Auto Financial Services.

   Adrian L. Hill, age 43, was appointed Managing Director--United Kingdom, in 1998. Mr. Hill began his career with HFC Bank plc in 1989 as Director--Treasury, serving as Chief Financial Officer from 1990 to 1995 and Chief Operating Officer from 1995 until his current appointment.

   There are no family relationships among our executive officers. The term of office of each named executive officer is at the discretion of the Board of Directors.

   Additional information required by this Item is incorporated by reference to "Nominees For Director" and "Shares of Household Stock Beneficially Owned by Directors and Executive Officers" in our definitive Proxy Statement for our 2002 Annual Meeting of Stockholders (the "2002 Proxy Statement").

Item 11. Executive Compensation.

   Information required by this Item is incorporated by reference to "Executive Compensation", "Employment Agreements", "Savings--Stock Ownership and Pension Plans", "Incentive and Stock Option Plans", and "Director Compensation" in our 2002 Proxy Statement.

Item 12. Security Ownership of Certain Beneficial Owners and Management.

   Information required by this Item is incorporated by reference to "Shares of Household Stock Beneficially Owned by Directors and Executive Officers" and "Security Ownership of Certain Beneficial Owners" in our 2002 Proxy Statement.

Item 13. Certain Relationships and Related Transactions.

   Information required by this Item is incorporated by reference to "Incentive and Stock Option Plans" and "Employment Agreement with Larry Bangs" in our 2002 Proxy Statement.

                                   PART IV.

Item 14. Exhibits, Financial Statement Schedules, and Reports on Form 8-K.

(a) Financial Statements.

   The consolidated restated unaudited financial statements listed below are incorporated by reference herein pursuant to Item 8. Financial Statements and Supplementary Data of this Form 10-K.

   Household International, Inc. and Subsidiaries:

      Consolidated Statements of Income for the Three Years Ended December 31, 2001. (Unaudited)

      Consolidated Balance Sheets, December 31, 2001 and 2000. (Unaudited)

      Consolidated Statements of Cash Flows for the Three Years Ended December 31, 2001. (Unaudited)

       Consolidated Statements of Changes in Preferred Stock and Common Shareholders' Equity for the Three Years Ended December 31, 2001. (Unaudited)

      Notes to Consolidated Financial Statements. (Unaudited)

      Selected Quarterly Financial Data (Unaudited).

(b) Reports on Form 8-K.

   For the three months ended December 31, 2001, Household filed one Current Report on Form 8-K on October 17, 2001.

(c) Exhibits.
     3(i)       Restated Certificate of Incorporation of Household International, Inc. as amended (incorporated by reference to Exhibit 3(i) of our Annual Report on Form 10-K for the fiscal year ended
                December 31, 2001).
     3(ii)      Bylaws of Household International, Inc. as amended January 30, 2001 (incorporated by reference to Exhibit 3(ii) of our Annual Report on Form 10-K for the fiscal year ended
                December 31, 2000).
     4(a)       Rights Agreement dated as of July 9, 1996, between Household International, Inc. and Harris
                Trust and Savings Bank, as Rights Agent (incorporated by reference to Exhibit 99.1 of our
                Current Report on Form 8-K dated July 9, 1996).
     4(b)       Standard Multiple-Series Indenture Provisions for Senior Debt Securities of Household Finance
                Corporation dated as of June 1, 1992 (incorporated by reference to Exhibit 4(b) to the
                Registration Statement on Form S-3 of Household Finance Corporation, No. 33-48854).
     4(c)       Indenture dated as of December 1, 1993 for Senior Debt Securities between Household Finance
                Corporation and The Chase Manhattan Bank (National Association), as Trustee (incorporated by reference to Exhibit 4(b) to the Registration Statement on Form S-3 of Household Finance
                Corporation, No. 33-55561 filed on September 20, 1994).
     4(d)       The principal amount of debt outstanding under each other instrument defining the rights of
                Holders of our long-term senior and senior subordinated debt does not exceed 10 percent of our total assets. Household agrees to furnish to the Securities and Exchange Commission, upon request, a copy of each instrument defining the rights of holders of our long-term senior and senior subordinated debt.
     10.1       Household International, Inc. 1998 Key Executive Bonus Plan (incorporated by reference to
                Exhibit 10.1 of our Annual Report on Form 10-K for the fiscal year ended December 31,
                2001).
     10.2       Household International, Inc. Corporate Executive Bonus Plan (incorporated by reference to
                Exhibit 10.2 of our Annual Report on Form 10-K for the fiscal year ended December 31,
                2001).
     10.3       Household International, Inc. Long-Term Executive Incentive Compensation Plan, as amended
                (incorporated by reference to Exhibit 10.3 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
     10.4       Forms of stock option and restricted stock rights agreements under the Household
                International, Inc. Long-Term Executive Incentive Compensation Plan (incorporated by
                Reference to Exhibit 10.4 of our Annual Report on Form 10-K for the fiscal year ended
                December 31, 1995).
     10.5       Household International, Inc. 1996 Long-Term Executive Incentive Compensation Plan, as
                amended (incorporated by reference to Exhibit 10.5 of our Annual Report on Form 10-K405
                for the fiscal year ended December 31, 2001).
     10.6       Forms of stock option and restricted stock rights agreements under the Household
                International, Inc. 1996 Long-Term Executive Incentive Compensation Plan (incorporated by reference to Exhibit 10.6 of our Annual Report on Form 10-K for the fiscal year ended
                December 31, 2000).

     10.7       Household International, Inc. Deferred Fee Plan for Directors (incorporated by reference to
                Exhibit 10.7 of our Annual Report Form 10-K for the fiscal year ended December 31, 1999).
     10.8       Household International, Inc. Deferred Phantom Stock Plan for Directors (incorporated by reference to Exhibit 10.8 of our Annual Report Form 10-K for the fiscal year ended
                December 31, 1999).
     10.9       Household International, Inc. Non-Qualified Deferred Compensation Plan for Executives, as
                Amended (incorporated by reference to Exhibit 10.9 of our Annual Report on Form 10-K for
                the fiscal year ended December 31, 1998).
     10.10      Household International, Inc. Non-Qualified Deferred Compensation Plan for Stock Option
                Exercises (incorporated by reference to Exhibit 10.10 of our Annual Report on Form 10-K405
                for the fiscal year ended December 31, 2001).
     10.11      Household International, Inc. Non-Qualified Deferred Compensation Plan for Restricted Stock
                Rights (incorporated by reference to Exhibit 10.11 of our Annual Report on Form 10-K405 for
                the fiscal year ended December 31, 2001).
     10.12      Executive Employment Agreement between Household International, Inc. and W.F. Aldinger
                (incorporated by reference to Exhibit 10.10 of our Annual Report on Form 10-K for the fiscal year ended December 31, 1998).
     10.13      Executive Employment Agreement between Household International, Inc. and G.D. Gilmer
                (incorporated by reference to Exhibit 10.12 of our Annual Report on Form 10-K for the fiscal year ended December 31, 1998).
     10.14      Executive Employment Agreement between Household International, Inc. and D.A.
                Schoenholz (incorporated by reference to Exhibit 10.13 of our Annual Report on Form 10-K the fiscal year ended December 31, 1998).
     10.15      Executive Employment Agreement between Household International, Inc. and L.N. Bangs
                (incorporated by reference to Exhibit 10.11 of our Annual Report on Form 10-K for the fiscal year ended December 31, 1998).
     10.16      Executive Employment Agreement between Household International, Inc. and R.J. Fabiano
                (incorporated by reference to Exhibit 10.15 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
     10.17      Executive Employment Agreement between Household International, Inc. and S.N. Mehta
                (incorporated by reference to Exhibit 10.14 of our Annual Report on Form 10-K for the fiscal year ended December 31, 1998).
     10.18      Amended and Restated Supplemental Executive Retirement Plan for W.F. Aldinger
                (incorporated by reference to Exhibit 10.16 of our Form 10-K for the fiscal year ended
                December 31, 2000).
     10.19      Beneficial Corporation 1990 Non-qualified Stock Option Plan (incorporated by reference to
                Exhibit 4.4 of Beneficial Corporation's Form S-8 filed on April 23, 1996, File No. 333-02737).
     10.20      Amendment to Beneficial Corporation 1990 Non-qualified Stock Option Plan (incorporated by reference to Exhibit 4.2 of Beneficial Corporation's Form S-8 filed July 1, 1998, File No. 333-
                58291).
     11         Statement of Computation of Earnings per Share.
     12         Statement of Computation of Ratio of Earnings to Fixed Charges and to Combined Fixed
                Charges and Preferred Stock Dividends.
     16         Letter re change in certifying accountant. (incorporated by reference to Exhibit 16 of our
                Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
     21         List of our subsidiaries (incorporated by reference to Exhibit 21 of our Annual Report on Form
                10-K for the fiscal year ended December 31, 2001).

     24         Power of Attorney, included on page 18 hereof.
     99(a)      Annual Report on Form 11-K for the Household International, Inc. Tax Reduction Investment
                Plan (incorporated by reference to Exhibit 99a of our Annual Report on Form 10-K for the
                fiscal year ended December 31, 2001).
     99(b)      Ratings of Household International, Inc. and its significant subsidiaries.

   We will furnish copies of the exhibits referred to above to our stockholders upon receiving a written request therefor. We charge fifteen cents per page for providing these copies. Requests should be made to Household International, Inc., 2700 Sanders Road, Prospect Heights, Illinois 60070, Attention: Corporate Secretary.

(d) Schedules.

      I--Condensed Financial Information of Registrant (unaudited).

                                  SIGNATURES

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, Household International, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this, the 14th day of August, 2002.

                                          HOUSEHOLD INTERNATIONAL, INC.

                                          By:

                                              ----------------------------------
                                             W.F. Aldinger, Chairman  and Chief
                                                     Executive Officer

   Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of Household International, Inc. and in the capacities on the 14th day of August, 2002.

          Signature                        Title
          ---------                        -----

                               Chairman and Chief
-----------------------------    Executive Officer and
       (W.F. Aldinger)           Director (as principal
                                 executive officer)

                               Director
-----------------------------
       (R.J. Darnall)

                               Director
-----------------------------
         (A. Disney)

                               Director
-----------------------------
        (G.G. Dillon)

                               Director
-----------------------------
      (J.A. Edwardson)

                               Director
-----------------------------
       (J.D. Fishburn)

          Signature                        Title
          ---------                        -----

                               Director
-----------------------------
    (C.F. Freidheim, Jr.)

                               Director
-----------------------------
     (J.H. Gilliam, Jr.)

                               Director
-----------------------------
         (L.E. Levy)

                               Director
-----------------------------
        (G.A. Lorch)

                               Director
-----------------------------
       (J.D. Nichols)

                               Director
-----------------------------
       (J.B. Pitblado)

                               Director
-----------------------------
        (L.M. Renda)

                               Director
-----------------------------
       (S.J. Stewart)

                               President--Chief Operating
-----------------------------    Officer (also the principal
      (D.A. Schoenholz)          financial officer)

                               Senior Vice President--Chief
-----------------------------    Accounting Officer
      S. L. McDonald


                                 EXHIBIT INDEX

 Exhibit
  No.                                              Document Description
-------                                            --------------------
 3(i)     Restated Certificate of Incorporation of Household International, Inc. as amended (incorporated by reference to Exhibit 3(i) of our Annual Report on Form 10-K for the fiscal year ended December
          31, 2001).
 3(ii)    Bylaws of Household International, Inc. as amended January 30, 2001 (incorporated by reference to
          Exhibit 3(ii) of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
 4(a)     Rights Agreement dated as of July 9, 1996, between Household International, Inc. and Harris Trust and Savings Bank, as Rights Agent (incorporated by reference to Exhibit 99.1 of our Current Report on Form 8-K dated July 9, 1996).
 4(b)     Standard Multiple-Series Indenture Provisions for Senior Debt Securities of Household Finance
          Corporation dated as of June 1, 1992 (incorporated by reference to Exhibit 4(b) to the Registration
          Statement on Form S-3 of Household Finance Corporation, No. 33-48854).
 4(c)     Indenture dated as of December 1, 1993 for Senior Debt Securities between Household Finance
          Corporation and The Chase Manhattan Bank (National Association), as Trustee (incorporated by reference to Exhibit 4(b) to the Registration Statement on Form S-3 of Household Finance
          Corporation, No. 33-55561 filed on September 20, 1994).
 4(d)     The principal amount of debt outstanding under each other instrument defining the rights of holders of our long-term senior and senior subordinated debt does not exceed 10 percent of our total assets.
          Household agrees to furnish to the Securities and Exchange Commission,upon request, a copy of each instrument defining the rights of holders of our long-term senior and senior subordinated debt.
 10.1     Household International, Inc. 1998 Key Executive Bonus Plan (incorporated by reference to Exhibit
          10.1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
 10.2     Household International, Inc. Corporate Executive Bonus Plan (incorporated by reference to Exhibit
          10.2 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
 10.3     Household International, Inc. Long-Term Executive Incentive Compensation Plan, as amended
          (incorporated by reference to Exhibit 10.3 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
 10.4     Forms of stock option and restricted stock rights agreements under the Household International, Inc.
          Long-Term Executive Incentive Compensation Plan (incorporated by reference to Exhibit 10.4 of our
          Annual Report on Form 10-K for the fiscal year ended December 31, 1995).
 10.5     Household International, Inc. 1996 Long-Term Executive Incentive Compensation Plan, as amended
          (incorporated by reference to Exhibit 10.5 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
 10.6     Forms of stock option and restricted stock rights agreements under the Household International, Inc.
          1996 Long-Term Executive Incentive Compensation Plan (incorporated by reference to Exhibit 10.6 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
 10.7     Household International, Inc. Deferred Fee Plan for Directors (incorporated by reference to Exhibit
          10.7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 1999).
 10.8     Household International, Inc. Deferred Phantom Stock Plan for Directors (incorporated by reference to Exhibit 10.8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 1999).
 10.9     Household International, Inc. Non-Qualified Deferred Compensation Plan for Executives, as amended
          (incorporated by reference to Exhibit 10.9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

 Exhibit
  No.                                              Document Description
-------                                            --------------------
 10.10    Household International, Inc. Non-Qualified Deferred Compensation Plan for Stock Option Exercises
          (incorporated by reference to Exhibit 10.10 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
 10.11    Household International, Inc. Non-Qualified Deferred Compensation Plan for Restricted Stock Rights
          (incorporated by reference to Exhibit 10.11 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
 10.12    Executive Employment Agreement between Household International, Inc. and W. F. Aldinger
          (incorporated by reference to Exhibit 10.10 of our Annual Report on Form 10-K for the fiscal year ended December 31, 1998).
 10.13    Executive Employment Agreement between Household International, Inc. and G. D. Gilmer
          (incorporated by reference to Exhibit 10.12 of our Annual Report on Form 10-K for the fiscal year ended December 31, 1998).
 10.14    Executive Employment Agreement between Household International, Inc. and D. A. Schoenholz
          (incorporated by reference to Exhibit 10.13 of our Annual Report on Form 10-K for the fiscal year ended December 31, 1998).
 10.15    Executive Employment Agreement between Household International, Inc. and L. N. Bangs
          (incorporated by reference to Exhibit 10.11 of our Annual Report on Form 10-K for the fiscal year ended December 31, 1998).
 10.16    Executive Employment Agreement between Household International, Inc. and R.J. Fabiano
          (incorporated by reference to Exhibit 10.15 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
 10.17    Executive Employment Agreement between Household International, Inc. and S. N. Mehta
          (incorporated by reference to Exhibit 10.14 of our Annual Report on Form 10-K for the fiscal year ended December 31, 1998).
 10.18    Amended and Restated Supplemental Executive Retirement Plan for W. F. Aldinger (incorporated by reference to Exhibit 10.16 of our Form 10-K for the fiscal year ended December 31, 2000).
 10.19    Beneficial Corporation 1990 Non-qualified Stock Option Plan (incorporated by reference to Exhibit
          4.4 of Beneficial Corporation's Form S-8 filed on April 23, 1996, File No. 333-02737).
 10.20    Amendment to Beneficial Corporation 1990 Non-qualified Stock Option Plan (incorporated by reference to Exhibit 4.2 of Beneficial Corporation's Form S-8 filed July 1, 1998, File No. 333-58291).
 11       Statement of Computation of Earnings per Share.
 12       Statement of Computation of Ratio of Earnings to Fixed Charges and to Combined Fixed Charges and
          Preferred Stock Dividends.
 16       Letter re change in certifying accountant (incorporated by reference to Exhibit 16 of our Annual
          Report on Form 10-K for the fiscal year ended December 31, 2001).
 21       List of our subsidiaries (incorporated by reference to Exhibit 21 of our Annual Report on Form
          10-K for the fiscal year ended December 31, 2001).
 24       Power of Attorney, included on page 18 of the Form 10-K for the fiscal year ended December 31,
          2001.
 99(a)    Annual Report on Form 11-K for the Household International, Inc. Tax Reduction Investment Plan
          (incorporated by reference to Exhibit 99a of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
 99(b)    Ratings of Household International, Inc. and its significant subsidiaries.

                                                                     SCHEDULE I

                         HOUSEHOLD INTERNATIONAL, INC.

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                        CONDENSED STATEMENTS OF INCOME
                           (UNAUDITED AND RESTATED)
                                 (In millions)

                                                Year ended December 31
                                              --------------------------
                                                2001     2000     1999
                                              -------- -------- --------
       Equity in earnings of subsidiaries.... $2,002.1 $1,688.2 $1,467.1
       Other income..........................     37.7     34.6     32.5
                                              -------- -------- --------
              Total income...................  2,039.8  1,722.8  1,499.6
                                              -------- -------- --------
       Expenses:
          Administrative.....................    181.7     89.1     68.8
          Interest...........................    106.7     61.3     50.6
                                              -------- -------- --------
              Total expenses.................    288.4    150.4    119.4
                                              -------- -------- --------
       Income before income tax benefit......  1,751.4  1,572.4  1,380.2
       Income tax benefit....................     96.2     58.2     48.1
                                              -------- -------- --------
              Net income..................... $1,847.6 $1,630.6 $1,428.3
                                              ======== ======== ========
              Total comprehensive income..... $1,329.9 $1,672.8 $1,316.5
                                              ======== ======== ========




           See accompanying note to condensed financial statements.

                         HOUSEHOLD INTERNATIONAL, INC.

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                           CONDENSED BALANCE SHEETS
                           (UNAUDITED AND RESTATED)
                                 (In millions)

                                                                                   December 31
                                                                                ------------------
                                                                                  2001      2000
                                                                                --------- --------
Assets
   Cash........................................................................ $     1.6 $     --
   Investments in and advances to (from) subsidiaries..........................  10,317.4  8,850.5
   Other assets................................................................     505.8    447.9
                                                                                --------- --------
       Total assets............................................................ $10,824.8 $9,298.4
                                                                                ========= ========
Liabilities and Shareholders' Equity
   Commercial paper............................................................ $      -- $  292.3
   Senior debt (with original maturities over one year)........................   1,179.2    185.0
                                                                                --------- --------
   Total debt..................................................................   1,179.2    477.3
   Other liabilities...........................................................     371.9    314.5
                                                                                --------- --------
   Total liabilities...........................................................   1,551.1    791.8
   Company obligated mandatorily redeemable preferred securities of subsidiary
     trusts*...................................................................     975.0    675.0
   Preferred stock.............................................................     455.8    164.4
   Common shareholders' equity.................................................   7,842.9  7,667.2
                                                                                --------- --------
   Total liabilities and shareholders' equity.................................. $10,824.8 $9,298.4
                                                                                ========= ========

--------
* The sole assets of the trusts are Junior Subordinated Deferrable Interest Notes issued by Household International, Inc. in November 2001, January 2001, June 2000, March 1998 and June 1995, bearing interest at 7.50, 8.25, 10.00,
  7.25 and 8.25 percent, respectively, with principal balances of $206.2, $206.2, $309.3, $206.2 and $77.3 million, respectively, and due November 15, 2031, January 30, 2031, June 30, 2030, December 31, 2037 and June 30, 2025,
  respectively. The $103.1 million Junior Subordinated Deferrable Interest Notes issued in June 1996 were redeemed in December 2001.


           See accompanying note to condensed financial statements.

                         HOUSEHOLD INTERNATIONAL, INC.

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                      CONDENSED STATEMENTS OF CASH FLOWS
                           (UNAUDITED AND RESTATED)
                                 (In millions)

                                                                             Year ended December 31
                                                                        -------------------------------
                                                                           2001       2000       1999
                                                                        ---------  ---------  ---------
Cash used in operations
   Net income.......................................................... $ 1,847.6  $ 1,630.6  $ 1,428.3
   Adjustments to reconcile net income to net cash used in operations:
       Equity in earnings of subsidiaries..............................  (2,002.1)  (1,688.2)  (1,467.1)
       Other operating activities......................................     107.7        (.1)      (7.8)
                                                                        ---------  ---------  ---------
Cash used in operations................................................     (46.8)     (57.7)     (46.6)
                                                                        ---------  ---------  ---------
Investment in Operations
   Dividends from subsidiaries.........................................     673.3      648.0    1,160.5
   Investment in and advances to (from) subsidiaries, net..............    (686.1)    (282.5)       8.7
   Other investing activities..........................................     (11.8)       (.8)       2.5
                                                                        ---------  ---------  ---------
Cash provided by (used in) investment operations.......................     (24.6)     364.7    1,171.7
                                                                        ---------  ---------  ---------
Financing and Capital Transactions
   Net change in commercial paper and bank borrowings..................    (292.3)    (105.4)      82.1
   Retirement of senior debt...........................................     (10.0)        --      (89.7)
   Issuance of senior debt.............................................     985.0         --       85.6
   Shareholders' dividends.............................................    (406.6)    (358.9)    (332.1)
   Issuance of company obligated mandatorily redeemable preferred
     securities of subsidiary trusts...................................     400.0      300.0         --
   Redemption of company obligated mandatorily redeemable preferred
     securities of subsidiary trusts...................................    (100.0)        --         --
   Issuance of preferred stock.........................................     291.4         --         --
   Purchase of treasury stock..........................................    (916.3)    (209.3)    (915.9)
   Issuance of common stock............................................     121.8       64.4       45.0
                                                                        ---------  ---------  ---------
Cash increase (decrease) from financing and capital transactions.......      73.0     (309.2)  (1,125.0)
                                                                        ---------  ---------  ---------
Increase (decrease) in cash............................................       1.6       (2.2)        .1
Cash at January 1......................................................        --        2.2        2.1
                                                                        ---------  ---------  ---------
Cash at December 31.................................................... $     1.6  $      --  $     2.2
                                                                        =========  =========  =========


           See accompanying note to condensed financial statements.

                         HOUSEHOLD INTERNATIONAL, INC.

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

             NOTE TO CONDENSED FINANCIAL STATEMENTS OF REGISTRANT

   The condensed financial statements of Household International, Inc. have been prepared on a parent company unconsolidated basis.

   In August 2001, Household issued zero-coupon convertible debt securities. The convertible debt securities are due 2021, have a 1 percent yield to maturity and have a principal amount at maturity of approximately $1.2 billion. Household must pay contingent interest on the securities beginning in 2006 if Household's common stock price reaches certain levels. The holders of the securities have the right to require Household to repurchase the securities on various dates beginning in August 2002 and ending in August 2016 or if certain "fundamental changes" as described in the prospectus supplement occur. "Fundamental changes" include, among other things, an exchange offer, liquidation, merger and recapitalization. The holders of the securities may convert each $1,000 of securities, subject to adjustment, into 9.022 shares of Household common stock if Household's stock price reaches $99.87 for 20 trading days in a consecutive 30 trading day period. Household may redeem the securities, in whole or in part, at any time after August 1, 2006.

   Household has guaranteed payment of certain long-term debt obligations of Household Financial Corporation Limited ("HFCL"), a Canadian subsidiary. The amount of guaranteed debt outstanding at HFCL was $35 million at December 31, 2002 and $.3 billion at December 31, 2000.

   Household has also guaranteed payment of certain debt obligations (excluding certain deposits) of Household International (U.K.) Limited ("HIUK"). The amount of guaranteed debt outstanding at HIUK was approximately $2.1 at December 31, 2001 and $2.2 billion at December 31, 2000.

                                                                      EXHIBIT 11

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                            (UNAUDITED AND RESTATED)
                      (In millions, except per share data.)

----------------------------------------------------------------------------------------------------------------------------
                                                                  2001                       2000                      1999
                                             -------------------------- -------------------------- -------------------------
Year ended December 31                          Diluted        Basic       Diluted         Basic       Diluted         Basic
----------------------------------------------------------------------------------------------------------------------------
                                              (RESTATED)   (RESTATED)    (RESTATED)    (RESTATED)    (RESTATED)   (RESTATED)
Earnings:
Net income                                   $  1,847.6   $  1,847.6    $  1,630.6    $  1,630.6   $   1,428.3   $   1,428.3
Preferred dividends                               (15.5)       (15.5)         (9.2)         (9.2)         (9.2)         (9.2)
----------------------------------------------------------------------------------------------------------------------------
Earnings available to common
     shareholders                            $  1,832.1   $  1,832.1    $  1,621.4    $  1,621.4   $   1,419.1   $   1,419.1
============================================================================================================================
Average shares:
     Common                                       462.0        462.0         471.8         471.8         477.0         477.0
     Common equivalents                             6.1          -             4.4           -             4.8           -
----------------------------------------------------------------------------------------------------------------------------
Total                                             468.1        462.0         476.2         471.8         481.8         477.0
============================================================================================================================
Earnings per common shares, as restated      $     3.91   $     3.97    $     3.40    $     3.44   $      2.95   $      2.98
============================================================================================================================
Earnings per common shares, as reported      $     4.08   $     4.13    $     3.55    $     3.59   $      3.07   $      3.10
============================================================================================================================

                                                                      EXHIBIT 12

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (UNAUDITED and RESTATED)
                  (All dollar amounts are stated in millions.)

----------------------------------------------------------------------------------------------------------------------------
Year ended December 31                                    2001           2000          1999            1998           1997
----------------------------------------------------------------------------------------------------------------------------
Net income                                           $ 1,847.6      $ 1,630.6     $ 1,428.3       $   481.8      $   908.9
Income taxes                                             970.8          868.9         700.6           404.4          444.2
----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                             2,818.4        2,499.5       2,128.9           886.2        1,353.1
----------------------------------------------------------------------------------------------------------------------------
Fixed charges:
     Interest expense (1)                              4,196.7        3,943.8       2,782.2         2,530.8        2,367.9
     Interest portion of rentals (2)                      64.4           52.9          45.4            56.8           53.4
----------------------------------------------------------------------------------------------------------------------------
Total fixed charges                                    4,261.1        3,996.7       2,827.6         2,587.6        2,421.3
----------------------------------------------------------------------------------------------------------------------------
Total earnings as defined                            $ 7,079.5      $ 6,496.2     $ 4,956.5       $ 3,473.8      $ 3,774.4
============================================================================================================================
Ratio of earnings to fixed charges (3)                    1.66           1.63          1.75            1.34           1.56
============================================================================================================================
Preferred stock dividends (4)                        $    23.6      $    14.1     $    13.8       $    23.0      $    25.3
============================================================================================================================
Ratio of earnings to combined
     fixed charges and preferred
     stock dividends (3)                                  1.65           1.62          1.74            1.33           1.54
============================================================================================================================

(1) For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.

(3) The 1998 ratios have been negatively impacted by the one-time merger and integration related costs associated with our merger with Beneficial Corporation ("Beneficial"). Excluding Beneficial merger and integration related costs of $751 million after tax, our ratio of earnings to fixed charges was 1.73 percent and our ratio of earnings to combined fixed charges and preferred stock dividends was 1.71 percent.

(4)  Preferred stock dividends are grossed up to their pre-tax equivalents.

                                  EXHIBIT 99.1

HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

DEBT AND PREFERRED STOCK SECURITIES RATINGS

                                                                  Standard             Moody's
                                                                  & Poor's           Investors
                                                               Corporation             Service         Fitch, Inc.
-------------------------------------------------------------------------------------------------------------------
Household International, Inc.
     Senior debt                                                         A                  A3                   A
     Commercial paper                                                  A-1                 P-2                 F-1
     Preferred stock                                                  BBB+                Baa2                  A-

Household Finance Corporation

     Senior debt                                                         A                  A2                   A
     Senior subordinated debt                                           A-                  A3                  A-
     Commercial paper                                                  A-1                 P-1                 F-1

Household Bank, f.s.b.
     Senior debt                                                         A                  A2                   A
     Subordinated debt                                                  A-                  A3                  A-
     Certificates of deposit

         (long/short-term)                                           A/A-1              A2/P-1              A+/F-1
     Bank notes                                                        A-1                 P-1                 F-1

Household Bank plc

     Senior debt                                                         A                  A2                  A+
     Commercial paper                                                  A-1                 P-1                  NR
-------------------------------------------------------------------------------------------------------------------

NR - Not rated